Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

December 15, 2021

by and among

MONEYLION INC.,

EPSILON MERGER SUB INC.,

EVEN FINANCIAL INC.

and

FORTIS ADVISORS LLC,

in its capacity as the Equityholders’ Representative

TABLE OF CONTENTS

i

Exhibits

Exhibit A	–	Form of Written Consent
Exhibit B	–	Form of Certificate of Designation
Exhibit C	–	Form of Certificate of Merger
Exhibit D	–	Form of Company Charter Amendment
Exhibit E	–	Form of Letter of Transmittal
Exhibit F	–	Form of Resignation Letter

Schedules

Company Disclosure Schedule
Parent Disclosure Schedule

Schedule I	–	List of Significant Employees
Schedule II	–	Allocation Schedule
Schedule III	–	Illustrative Closing Working Capital Calculation
Schedule IV	–	Operational Plan
Schedule V	–	Earnout Amount

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 15, 2021 is made by and among MoneyLion Inc., a Delaware corporation (“Parent”), Epsilon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Even Financial Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the Equityholders as set forth herein (the “Equityholders’ Representative”).

RECITALS:

WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and, in the case of the Company, the Company Charter Amendment, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of the Company and Merger Sub has recommended to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and, in the case of the Company, the Company Charter Amendment;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Equityholders have entered into Support Agreements (each, a “Support Agreement”) agreeing to certain matters with respect to the transactions contemplated hereby;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as an inducement and condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and each of the Significant Employees has agreed to a term sheet containing the key employment and compensation terms (an “Employment Term Sheet”), relating to such Significant Employee’s employment with Parent or one of its Subsidiaries following the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company has delivered to Parent the written consent of the Required Equityholders irrevocably adopting this Agreement and approving the Merger and the transactions contemplated by this Agreement and the other Transaction Documents (the “Written Consent”) in the form of Exhibit A hereto; and

WHEREAS, the parties hereto intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and (ii) this Agreement be adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code with respect to the Merger (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“280G Shareholder Approval Requirements” has the meaning set forth in Section 5.09(a)(i).

“Accounting Policies” means in accordance with GAAP as in effect on the date hereof.

“Accounting Referee” has the meaning set forth in Section 2.10(d).

“Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

“Acquired Companies” means the Company and its Subsidiaries.

“Acquired Company Securities” has the meaning set forth in Section 3.05(b).

“Action” means any action, suit, investigation, audit (including Tax audit), litigation, arbitration, claim (including any crossclaim or counterclaim) or proceeding (including any civil, criminal, regulatory, administrative, investigative or appellate proceeding).

“Additional Per Security Consideration” means: (i) an amount of cash equal to (x) the aggregate cash to be released from the Expense Fund to the Equityholders divided by (y) the Fully Diluted Shares, plus (ii) an amount of shares of Parent Preferred Stock or Parent Common Stock, as applicable, (rounded down to the nearest whole share) equal to (x) the number of shares of Parent Preferred Stock or Parent Common Stock, as applicable, to be issued to Equityholders pursuant to Section 2.11 divided by (y) the Fully Diluted Shares, plus (iii) a non-transferable contingent right to a number of shares of Parent Preferred Stock or Parent Common Stock, as applicable, (rounded down to the nearest whole share) equal to (x)(1) the Earnout Amount (if any) divided by (2) the Fully Diluted Shares divided by (y) the Conversion Price.

“Adverse Disclosure” has the meaning set forth in Section 8.07(b).

“Advisory Group” has the meaning set forth in Section 11.01(g).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (other than any portfolio company of a financial investment firm or collective investment vehicle). For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, following the Effective Time, the Affiliates of Parent shall include, inter alia, the Surviving Company.

“Affiliate Contract” has the meaning set forth in Section 3.22.

“Affordable Care Act” has the meaning set forth in Section 3.21(g).

“Agreed Valuation Price” means the greater of (i) the Conversion Price and (ii) the price per share of Parent Common Stock on the New York Stock Exchange calculated based on the volume weighted average price of the shares of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not so reported therein, in another authoritative source selected by mutual agreement of Parent and the Equityholders’ Representative) for the 20 Trading Days ending on the last Trading Day that is (A) in the case of the cancellation of Purchase Price Adjustment Escrow Shares or issuance of shares of Parent Preferred Stock pursuant to Section 2.11, the date of the final determination of the Final Amounts or (B) in the case of cancellation of Indemnification Escrow Shares in satisfaction of the indemnification obligations set forth in Article 10, the date of such cancellation.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means the Allocation Schedule setting forth the following information: (i) each Equityholder’s name and email address, (ii) the number of shares of Company Common Stock (specifying the number of shares of each class and series of Company Common Stock) held as of immediately prior to the Effective Time by such Equityholder, (iii) the number of shares of Company Preferred Stock (specifying the number of shares of each class and series of Company Preferred Stock) held as of immediately prior to the Effective Time by such Equityholder, (iv) the number of Company Management Securities held as of immediately prior to the Effective Time by such Equityholder, (v) the number of shares of Company Common Stock subject to Vested Stock Options held as of immediately prior to the Effective Time by such Equityholder and the exercise price(s) of such Vested Stock Options, (vi) the number of shares of Company Common Stock subject to Rollover Stock Options held as of immediately prior to the Effective Time by such Equityholder and the exercise price(s) of such Rollover Stock Options, (vii) the Company Warrants held as of immediately prior to the Effective Time by such Equityholder, the number of shares of Company Common Stock underlying such Company Warrants and the exercise price(s) of such Company Warrants, (viii) the aggregate Per Share Closing Cash Consideration, aggregate Per Share Closing Equity Consideration, aggregate Per Option Closing Consideration, aggregate Per Warrant Closing Consideration, aggregate Per Security Purchase Price Adjustment Escrow and aggregate Per Security Indemnification Escrow to be paid to such Equityholder in respect of such Equityholder’s Company Securities at the Closing, (ix) such Equityholder’s Pro Rata Fully

Diluted Share, each expressed as a percentage, (x) whether the Company has a current W-2 evidencing that such Equityholder is an Accredited Investor, (xi) the number of Fully Diluted Shares, (xii) the number of shares of Parent Common Stock underlying each Assumed Stock Option allocated as Indemnification Escrow Shares and Purchase Price Adjustment Shares and (xiii) the names of the Top 35 Non-Qualified Investors. An illustrative example of the Allocation Schedule is attached as Schedule II and is included in this Agreement solely to provide guidance with respect to the mathematical calculations for the preparation of the Allocation Schedule.

“Anti-Corruption Laws” has the meaning set forth in Section 3.23(a).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Appraisal Demand” has the meaning set forth in Section 2.06(c).

“Assumed Stock Option” has the meaning set forth in Section 2.08(b).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2020.

“Base Consideration Amount” means $360,000,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Economic Security Act (H.R.748) (together with all amendments thereto and the statutes, rules, and regulations promulgated thereunder and any successor to such statutes, rules or regulations).

“Cash” means, as of any time of determination, the aggregate amount of cash and cash equivalents (including, bank deposits, security deposits, checks and wire transfers and drafts deposited or available for deposit for the account of any Acquired Company and cash held by payment processors and marketable securities as of such time and in each case determined in accordance with GAAP; provided that Cash shall be calculated net of restricted balances (including outstanding checks, outgoing wire transfers, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or services not yet performed), and net of amounts that are not freely usable, distributable or transferable (including as a result of Taxes imposed as a result of any distribution or transfer)) (the amounts contemplated by this proviso collectively, “Restricted Cash”).

“CEO” has the meaning set forth in Section 2.15(e).

“Certificate of Designation” means the Certificate of Designation of the Parent Preferred Stock, substantially in the form attached to this Agreement as Exhibit B.

“Certificate of Merger” has the meaning set forth in Section 2.01(d).

“Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company, dated July 2, 2019, as amended by the Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company, dated December 2, 2019, and by the Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of the Company, dated December 21, 2020, and as further amended, restated, supplemented or modified from time to time.

“Claim” has the meaning set forth in Section 10.04(a).

“Claim Certificate” has the meaning set forth in Section 10.05(a).

“Claim Date” has the meaning set forth in Section 10.05(a).

“Closing” has the meaning set forth in Section 2.01(c).

“Closing Cash” means the aggregate amount of all Cash of the Acquired Companies as of the Measurement Time.

“Closing Consideration Amount” means an amount equal to (i) the Base Consideration Amount, plus (ii) the Implied Exercise Price, plus (iii) the Estimated Adjustment Amount (which, for the avoidance of doubt, may be a negative number), minus (iv) the Expense Fund, minus (v) the Purchase Price Adjustment Escrow Amount, minus (vi) the Indemnification Escrow Amount.

“Closing Consideration Shares” means the shares of Parent Preferred Stock comprising the aggregate Per Share Closing Equity Consideration.

“Closing Date” has the meaning set forth in Section 2.01(c).

“Closing Date Conditions” has the meaning set forth in Section 2.01(c).

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Acquired Companies as of the Measurement Time; provided, however, that Tax liabilities taken into account shall be calculated as of the end of the Closing Date.

“Closing Working Capital” means the amount equal to (i) the aggregate amount of current assets of the Acquired Companies (excluding any deferred Tax assets and Income Tax assets), minus (ii) the aggregate amount of current liabilities of the Acquired Companies (excluding any deferred Tax liabilities and Income Tax liabilities), in each case calculated in accordance with the Accounting Policies and as of the Measurement Time; provided, however, that Tax liabilities taken into account shall be calculated as of the end of the Closing Date. No amounts or accruals in respect of Unpaid Transaction Expenses, Closing Cash, Closing Indebtedness or amounts receivable by the Acquired Companies under Affiliate Contracts or other arrangements with Affiliates (other than in the ordinary course of business and not required to be terminated pursuant to this Agreement) shall be reflected in Closing Working Capital. An illustrative calculation of the Closing Working Capital is attached hereto as Schedule III. The illustrative calculation set forth as Schedule III is included in this Agreement solely to provide guidance with respect to mathematical calculations, and the balances therein are not intended to provide any basis with respect to how the Accounting Policies shall be applied. In the event of an inconsistency between the illustrative calculation and the Accounting Policies, the Accounting Policies shall control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between any of the Acquired Companies and any labor organization or other authorized employee representative representing Service Providers.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter Amendment” has the meaning set forth in Section 9.01(d).

“Company Common Stock” means the Common Stock (as defined in the Charter).

“Company Disclosure Schedule” means the disclosure schedules dated the date of this Agreement and delivered by the Company to Merger Sub and Parent in connection with the execution of this Agreement.

“Company Employee” means any Person employed by any of the Acquired Companies, whether pursuant to an employment agreement, letter or any other instrument.

“Company Fundamental Representations” has the meaning set forth in Section 10.01.

“Company Insurance Policies” has the meaning set forth in Section 3.16.

“Company Management Securities” means those shares of Company Common Stock and Vested Stock Options owned by the Management Equityholders immediately prior to the Effective Time in the amounts set forth opposite such Management Equityholders’ names in the Allocation Schedule (as updated), which shares of Company Common Stock and Vested Stock Options shall represent a number of shares of Company Common Stock (including, for purposes hereof, the shares of Company Common Stock underlying such Vested Stock Options immediately prior to the Effective Time) equal to (i)(a) $15,000,000 minus (b) the amount of cash payable to Non-Qualified Investors pursuant to Section 2.12(a) (including a mutually agreed estimate, as of the Closing, of the amount of cash payable to Non-Qualified Investors pursuant to Section 2.12(a) in lieu of Earnout Shares, assuming that the Earnout Amount payable is $80,000,000) that exceeds $200,000 plus the Escrowed Cash, divided by (ii) the Per Share Closing Consideration Amount.

“Company Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Acquired Companies, taken as a whole or (ii) the ability of any Acquired Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents, excluding, in the case of clause (i) any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in the United States, in the general economic or political conditions in the United States or in the industries and markets in which any Acquired Company operates, (B) changes in Applicable Law generally affecting the industry in which the Acquired Companies operate, (C) acts of war, hostilities or terrorism in the United States, (D) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (D) shall not apply to a breach of any representation or warranty (or any related condition) related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents) or the identity of Parent or any facts or circumstances relating to Parent or the announcement or other disclosure of Parent’s plans or intentions with respect to the conduct of any of the businesses of the Acquired Companies after the Closing, (E) any failure of the Acquired Companies to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans (but not the underlying facts or basis for such failure to meet projections, forecasts, estimates of earnings or revenues or business plans, which may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (F) any epidemic, pandemic, or disease outbreak (including, without limitation, COVID-19 or any COVID-19 Measures and any worsening of any epidemic, pandemic, or disease outbreak threatened or existing as of the date hereof) or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (G) any action required to be taken (or omitted)

pursuant to the express terms of this Agreement or at the written request of Parent or (H) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (C) or (H) has a disproportionate effect on the Acquired Companies, taken as a whole, relative to other participants in the industry in which the Acquired Companies operate, the disproportionate impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Preferred Stock” means the Preferred Stock (as defined in the Charter).

“Company Products” has the meaning set forth in Section 3.14(a).

“Company Securities” has the meaning set forth in Section 3.05(b).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted or otherwise issued pursuant to the Company Stock Plan, whether vested or unvested.

“Company Stock Plan” means the 2014 Stock Option and Grant Plan, as amended.

“Company Warrant” means each warrant that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time and is exercisable for shares of Company Common Stock.

“Compliant” means, with respect to any Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact regarding the Acquired Companies necessary in order to make such Required Information not misleading in light of circumstance in which they were made, (ii) no independent auditor has withdrawn, or has advised any of the Acquired Companies in writing that it intends to withdraw, its audit opinion with respect to any audited Historical Financial Statements contained in the Required Information, (iii) the Acquired Companies have not stated their intent to, or determined that they must, restate any historical financial information included in the Required Information or that any such restatement is under consideration or may be a possibility in any material respect and (iv) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act.

“Confidential Information” has the meaning set forth in Section 8.02(c).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of September 8, 2021 by and between Parent and the Company.

“Contract” means any agreement, lease, sublease, license, contract, obligation, Permit, sale or purchase order, service order, indenture, note, bond, loan, mortgage, deed of trust, instrument, commitment or undertaking, including any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Conversion Price” means $10.00.

“Counsel” has the meaning set forth in Section 8.08.

“Covered Employee” has the meaning set forth in Section 7.01(a).

“COVID-19” means the 2019 novel coronavirus disease, known as COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, directive, policy, guideline, or recommendation by any Governmental Authority in connection with or in response to any pandemic, epidemic, disease outbreak or other public health emergency (including COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), including, but not limited to, the CARES Act, the American Rescue Plan Act or any similar applicable federal, state or local Applicable Law.

“D&O Indemnified Party” has the meaning set forth in Section 8.06(a).

“D&O Tail” has the meaning set forth in Section 8.06(a).

“Damages” has the meaning set forth in Section 10.02(a).

“Deductible” has the meaning set forth in Section 10.03(a).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disqualified Individual” has the meaning set forth in Section 5.09.

“Disregarded Shares” has the meaning set forth in Section 2.05(b).

“Dissenting Shares” has the meaning set forth in Section 2.06(a).

“Earnout Amount” means (i) if the Earnout Period Revenue is less than $80,000,000, then $0, (ii) if the Earnout Period Revenue is at least $80,000,000 but less than $100,000,000, the amount set forth opposite of the Earnout Period Revenue Threshold on Schedule V that is closest to, but less than, the Earnout Period Revenue, (iii) if the Earnout Period Revenue is equal to or greater than $100,000,000 and less than $126,400,000, and falls between two Earnout Period Revenue Thresholds on Schedule V, the Earnout Amount shall be determined by linear interpolation between the Earnout Amounts set forth opposite such two Earnout Period Revenue Thresholds based on the amount by which Earnout Period Revenue exceeds the lower such Earnout Period Revenue Threshold relative to the difference between such two Earnout Period Revenue Thresholds and (iv) if the Earnout Period Revenue is equal to or greater than $126,400,000, $80,000,000. By way of example, (x) if the Earnout Period Revenue is

$92,500,000, the Earnout Amount shall be $28,000,000 and (y) if the Earnout Period Revenue is $110,767,045, the Earnout Amount shall be $70,000,000.

“Earnout Objection Notice” has the meaning set forth in Section 2.15(c).

“Earnout Payment” has the meaning set forth in Section 2.15(a).

“Earnout Period” means the thirteen (13) month period commencing January 1, 2022.

“Earnout Period Revenue” means the Revenue for the Earnout Period.

“Earnout Period Revenue Thresholds” means the amounts set forth under the column titled “Earnout Period Revenue Thresholds” on Schedule V.

“Earnout Release Date” has the meaning set forth in Section 2.15(d).

“Earnout Shares” means a number of shares of Parent Preferred Stock equal to (i) the Earnout Amount divided by (ii) the Conversion Price.

“Earnout Statement” has the meaning set forth in Section 2.15(b).

“Effective Time” has the meaning set forth in Section 2.01(d).

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not covered by ERISA), (ii) employment, consulting, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability, sick and bereavement leave benefits, maternity and paternity leave benefits, dependent care benefits, military leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written and (x) that is sponsored, maintained, administered, contributed to or entered into by any of the Acquired Companies or any of their respective Affiliates for the current or future benefit of any current or former Service Provider or (y) for which any of the Acquired Companies could reasonably be expected to have any direct or indirect Liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Employment Term Sheet” has the meaning set forth in the Recitals.

“End Date” has the meaning set forth in Section 12.01(b).

“Environmental Laws” means any Applicable Law relating to human health or safety, the environment or any pollutants, contaminants, wastes, chemicals, or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the terms of any Environmental Permit.

“Environmental Permits” means all Permits required by Environmental Laws for the business of the Acquired Companies as currently conducted and as currently contemplated to be conducted.

“Environmental Release” means any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escape, leaching, dumping, placing, discarding, abandonment, disposal, deposit, dispersing or migration into or through the environment.

“Equity Security” means, with respect to any Person, (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest in such Person, (ii) any other interest or participation (including “phantom” units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of the assets of, such first Person, (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment or right of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest of such first Person, (iv) any securities convertible into or exercisable or exchangeable for any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest in such first Person, or (v) any other interest classified as an equity security of such Person, including, in the case of each of the foregoing clauses (i) – (iv), any “profits interests”, and, for the avoidance of doubt, “equity security” or “equity interest” shall have the same meaning.

“Equityholder” means any Person who holds shares of Company Common Stock, shares of Company Preferred Stock, Stock Options or Company Warrants (in each case, other than Disregarded Shares) as of immediately prior to the Closing.

“Equityholder Indemnified Parties” has the meaning set forth in Section 10.02(b).

“Equityholder Proceeds” has the meaning set forth in Section 10.03(e).

“Equityholders’ Representative” has the meaning set forth in the Preamble.

“Equityholders’ Representative Engagement Agreement” has the meaning set forth in Section 11.01(g).

“Equityholders’ Representative Expenses” has the meaning set forth in Section 11.01(g).

“Equityholders’ Representative Group” has the meaning set forth in Section 11.01(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity means any other trade or business, whether or not incorporated, that, together with such first entity, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Escrowed Cash” means any cash subject to a third-party escrow arrangement pursuant to a settlement in respect of the Even Responsible Trademark Matter (as defined in the Company Disclosure Schedule).

“Estimate Statement” has the meaning set forth in Section 2.09(a).

“Estimated Adjustment Amount” means an amount, which may be positive or negative, equal to (i) with respect to Estimated Closing Working Capital, (A) if Estimated Closing Working Capital is Within the Band Amount, $0, (B) if Estimated Closing Working Capital is less than the Lower Band Amount, the amount (which shall be a negative number) equal to Estimated Closing Working Capital minus the Lower Band Amount or (C) if Estimated Closing Working Capital is greater than the Upper Band Amount, the amount (which shall be a positive number) equal to Estimated Closing Working Capital minus the Upper Band Amount, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Unpaid Transaction Expenses.

“Estimated Closing Cash” has the meaning set forth in Section 2.09(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.09(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.09(a).

“Estimated Unpaid Transaction Expenses” has the meaning set forth in Section 2.09(a).

“Excess Parachute Payments” has the meaning set forth in Section 5.09.

“Excess Parachute Waiver” has the meaning set forth in Section 5.09.

“Exchange Act” means the Securities and Exchange Act of 1934.

“Exchange Agent” means Continental Stock Transfer and Trust Company.

“Exchange Agent Agreement” has the meaning set forth in Section 2.07.

“Excluded Arrangements” has the meaning set forth in Section 5.06.

“Expense Fund” means $300,000.

“Expiration Date” has the meaning set forth in Section 10.01.

“Export Control Laws” has the meaning set forth in Section 3.23(c)(iv).

“FCPA” has the meaning set forth in Section 3.23(a).

“Final Adjustment Amount” means an amount, which may be positive or negative, equal to (i) with respect to Final Closing Working Capital, (A) if Final Closing Working Capital is Within the Band Amount, $0, (B) if Final Closing Working Capital is less than the Lower Band Amount, the amount (which shall be a negative number) equal to Final Closing Working Capital minus the Lower Band Amount or (C) if Final Closing Working Capital is greater than the Upper Band Amount, the amount (which shall be a positive number) equal to Final Closing Working Capital minus the Upper Band Amount, plus (ii) Final Closing Cash, minus (iii) Final Closing Indebtedness, minus (iv) Final Unpaid Transaction Expenses.

“Final Amounts” means each of Final Closing Working Capital, Final Unpaid Transaction Expenses, Final Closing Cash, Final Closing Indebtedness and Final Adjustment Amount.

“Final Closing Cash” has the meaning set forth in Section 2.11(c).

“Final Closing Indebtedness” has the meaning set forth in Section 2.11(c).

“Final Closing Working Capital” has the meaning set forth in Section 2.11(c).

“Final Unpaid Transaction Expenses” has the meaning set forth in Section 2.11(c).

“Fraud” means, with respect to any Person, an actual and intentional common law fraud under Delaware Law (including the element of scienter) with respect to representations and warranties in Article 3 or Article 4, the certificate required to be delivered pursuant to Section 9.02(d) or Section 9.03(d) or a representation or warranty set forth in any other Transaction Document.

“Fully Diluted Shares” means the sum of (without double-counting): (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the number of shares of Company Common Stock issuable upon conversion of all issued and outstanding shares of Company Preferred Stock immediately prior to the Effective Time, plus (iii) the number of shares of Company Common Stock issuable upon exercise of all Company Warrants that are outstanding immediately prior to the Effective Time (assuming payment in full of the exercise price), plus (iv) the number of shares of Company Common Stock issuable upon exercise of all Stock Options outstanding immediately prior to the Effective Time (assuming payment in full of the exercise price).

“Fundamental Representations” has the meaning set forth in Section 10.01.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis.

“General Claims” has the meaning set forth in Section 10.02(a)(i).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, shareholders’ agreement, voting agreement, voting trust agreement, joint venture agreement, registration rights agreement and any similar agreement and any amendments or supplements to any of the foregoing.

“Government Contract” means (i) any Contract between any Acquired Company and any Governmental Authority, including any agency of the United States or any agency of any of its respective states or local governments, and all service orders, purchase orders, delivery orders or task orders under such Government Contracts, each of which is a separate Government Contract and (ii) any Contract or subcontract (at any tier) of any Acquired Company with any other Person that arises under or pursuant to, or relates to such other Person’s prime contract or subcontract under, a Government Contract.

“Government Official” means (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a Governmental Authority, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Authority and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Authorities.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any hazardous, toxic or radioactive characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos-containing materials and any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Implied Exercise Price” means the aggregate exercise price of all Stock Options and all Company Warrants.

“Indebtedness” means, with respect to the Acquired Companies, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) of any Acquired Company (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (v) for the deferred purchase price of assets, property, goods or other services, including all seller notes and “earn-out” payments (in each case, assuming the maximum achievement of performance targets), and purchase price adjustment payments, (vi) for capitalized liabilities under GAAP of such Person as lessee under leases (other than real property leases) that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) all deferred revenue, deferred rent, asset retirement obligations and payables related thereto, (x) for accrued but unpaid income Taxes of the Acquired Companies (in accordance with the past practice of the Acquired Companies) for all Pre-Closing Tax Periods with respect to which the relevant Tax Return showing such Taxes has not yet been filed, (xi) any Liability of the Acquired Companies for Taxes under Section 965 of the Code, including by reason of any election under Section 965(h) of the Code, (xii) for all Taxes which would otherwise have been required to be paid in a Pre-Closing Tax Period but the payment of which was deferred pursuant to the CARES Act or any similar provision of state, local or non-U.S. Tax law, and (xiii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xii) guaranteed by, or secured by any of the assets of, any of the Acquired Companies. For purposes of this Agreement, “Indebtedness” does not include any (A) obligations to the extent owing from the Company or any of its wholly-owned Subsidiaries solely to the Company or any of its other wholly-owned Subsidiaries and (B) amounts included in Final Unpaid Transaction Expenses.

“Indemnification Escrow Amount” means $28,800,000.

“Indemnification Escrow Shares” means a number of shares of Parent Preferred Stock or shares of Parent Common Stock (including, for the avoidance of doubt, shares of Parent Common Stock issuable upon exercise of Assumed Stock Options), as applicable, equal to (i) the Indemnification Escrow Amount divided by (ii) the Conversion Price.

“Indemnified Party” has the meaning set forth in Section 10.04(a).

“Indemnifying Party” has the meaning set forth in Section 10.04(a).

“Information Statement” has the meaning set forth in Section 5.04.

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, including the following: (i) all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof), inventions, invention disclosures (whether or not patentable), all improvements to the inventions disclosed in each such registration, patent or patent application, and all documentation relating to any of the foregoing, (ii) all trademarks, service marks, trade dress, logos, domain names, social media identifiers or accounts, rights of publicity, trade names, corporate names and all other indications of origin (in each case, whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) all copyrights (whether or not registered) and registrations and applications for registration thereof, mask works, works of authorship, including any and all derivative works, moral rights, renewals, extensions, reversions or restorations associated with the foregoing, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (iv) Software, (v) all trade secrets, know-how (including production processes and research and development information), confidential information, technical data, algorithms, procedures, protocols, rules of thumb, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information), (vi) databases and data collections, and (vii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Internal Controls” has the meaning set forth in Section 4.07(e).

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment (including laptops and mobile devices) and systems, and all associated documentation, owned, or purported to be owned, by or licensed or leased, or purported to be licensed or leased, to any of the Acquired Companies.

“knowledge” means (i) in the case of the Acquired Companies, the knowledge, after reasonable inquiry, of any of the individuals set forth on Section 1.01(c) of the Company Disclosure Schedule; and (ii) in the case of Parent or Merger Sub, the knowledge, after reasonable inquiry, of any of Dee Choubey, Richard Correia and Adam VanWagner.

“Leased Real Property” has the meaning set forth in Section 3.13(b).

“Leases” has the meaning set forth in Section 3.13(b).

“Letter of Transmittal” has the meaning set forth in Section 2.07(a).

“Liability” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to any of the Acquired Companies or for which any of the Acquired Companies has obtained, or has purported to have obtained, a covenant not to be sued (including any and all Intellectual Property Rights licensed to any of the Acquired Companies under the Contracts set forth in Section 3.09(xv)(A) of the Company Disclosure Schedule).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, deed of trust, lease or sublease, license, sublicense, encumbrance or other adverse claim of any kind in respect of such property or asset, including any restriction on the right to vote, sell or otherwise dispose of any capital stock or other voting or equity interest or any restriction on the exercise of any attributes of ownership. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lockup” means the transfer restrictions set forth in Section 2.16.

“Lockup Period” means (i) with respect to Merger Consideration Shares issued to any Company Employee pursuant to the terms of this Agreement (including any shares of Parent Preferred Stock issued as Annual Dividends (as defined in the Certificate of Designation) on such shares of Parent Preferred Stock pursuant to the terms of the Certificate of Designation), the period commencing on the Closing Date and ending 12 months thereafter, (ii) with respect to any other Merger Consideration Shares issued pursuant to the terms of this Agreement (including any shares of Parent Preferred Stock issued as Annual Dividends (as defined in the Certificate of Designation) on such shares of Parent Preferred Stock pursuant to the terms of the Certificate of Designation), the period commencing on the Closing Date and ending on March 22, 2022; provided, however, that in the case of this clause (ii), the Lockup Period shall automatically terminate if the Parent Closing Stock Price equals or exceeds $12.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to Parent Common Stock) on any twenty (20) Trading Days (which may be consecutive or nonconsecutive) within any consecutive thirty (30) Trading Day period that occurs after November 22, 2021, (iii) without limitation of (and in addition to) the periods set forth in clauses (i) and (ii), with respect to Merger Consideration Shares that are also Purchase Price Adjustment Escrow Shares, the period commencing on the Closing Date and ending upon the Overpayment Amount or Underpayment Amount, as applicable, being paid in full in accordance with Section 2.11(a), and (iv) without limitation of (and in addition to) the periods set forth in clauses (i) and (ii), with respect to Merger Consideration Shares that are also Indemnification Escrow Shares, the period commencing on the Closing Date and ending on the date that such Indemnification Escrow Shares cease to be Indemnification Escrow Shares in accordance with this Agreement.

“Loss Tax Consequences” means any refund of Taxes paid or reduction or increase in the amount of cash Taxes which otherwise would have been paid, in each case computed on a “with and without” basis, to the extent actually realized with respect to the taxable period in which the applicable indemnifiable Damages are incurred.

“Lower Band Amount” means $2,158,063.

“Management Equityholder” means the Persons listed on Section 1.01 of the Company Disclosure Schedule.

“Material Contracts” has the meaning set forth in Section 3.09(b).

“Measurement Time” means 11:59 pm New York Time on the day immediately preceding the Closing Date.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.05(a).

“Merger Consideration Shares” means the Closing Consideration Shares, the Purchase Price Adjustment Escrow Shares and the Indemnification Escrow Shares.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Non-Qualified Investor” has the meaning set forth in Section 2.12(a).

“Objection Deadline” has the meaning set forth in Section 10.05(b).

“Objection Notice” has the meaning set forth in Section 10.05(b).

“Operational Plan” means the operational budget and business plan set forth on Schedule IV.

“Option Consideration” has the meaning set forth in Section 2.08(a).

“Optionholder” has the meaning set forth in Section 2.08(a).

“Order” means any judgment, decree, injunction, ruling, award, subpoena, determination, verdict or order of any Governmental Authority or arbitrator.

“Overpayment Amount” has the meaning set forth in Section 2.11(a)(i).

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned, or purported to be owned, by any of the Acquired Companies.

“Parent” has the meaning set forth in the Preamble.

“Parent Bylaws” means the Amended and Restated Bylaws of Parent.

“Parent Closing Stock Price” means, on any date after November 22, 2021, the closing sale price per share of Parent Common Stock on the New York Stock Exchange reported as of 4:00 p.m., New York, New York time on such date by Bloomberg, or if not so reported therein, in another authoritative source selected by the mutual agreement of Parent and the Equityholders’ Representative.

“Parent Common Stock” means the common stock, par value $0.0001 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedules dated the date of this Agreement and delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.

“Parent Fundamental Representations” has the meaning set forth in Section 10.01.

“Parent Indemnified Parties” has the meaning set forth in Section 10.02(a).

“Parent Material Adverse Effect” means any event, change, circumstance, effect, occurrence, condition, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to perform its obligations under, or to consummate the transactions contemplated by, this Agreement or the other Transaction Documents, excluding, in the case of clause (i) any event, change, circumstance, effect, occurrence, condition, state of facts or development to the extent arising or resulting from (A) changes, developments or conditions generally in financial or securities markets in the United States, in the general economic or political conditions in the United States or in the industries and markets in which Parent or any of its Subsidiaries operate, (B) changes in Applicable Law generally affecting the industry in which Parent and its Subsidiaries operate, (C) acts of war, hostilities or terrorism in the United States, (D) the public announcement or pendency of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby (it being understood that this clause (D) shall not apply to a breach of any representation or warranty (or any related condition) related to the announcement or consummation of the transactions contemplated hereby or by the other Transaction Documents), (E) (x) any failure of Parent and its Subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues or business plans or (y) any change in the price or trading volume of the shares of Parent Common Stock or other securities of Parent on the New York Stock Exchange or any other market on which such securities are quoted for purchase and sale (but, in the case of clauses (x) and (y), not the underlying facts or basis for such changes, which may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect), (F) any epidemic, pandemic, or disease outbreak (including, without limitation, COVID-19 or any COVID-19 Measures and any worsening of any epidemic, pandemic, or disease outbreak threatened or existing as of the date hereof) or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (G) any action required to be taken (or omitted) pursuant to the express terms of this Agreement or at the written request of the Company or (H) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters; provided, however, that if any event, change, circumstance, effect, occurrence, condition, state of facts or development described in any of clauses (A) through (C) or (H) has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, the disproportionate impact thereof shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect.

“Parent Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of Parent, the terms of which are set forth in the Certificate of Designation.

“Parent Regulatory Approvals” has the meaning set forth in Section 5.12(a).

“Parent SEC Documents” has the meaning set forth in Section 4.07(a).

“Parent Welfare Plan” has the meaning set forth in Section 7.01(b).

“Payable Claim” has the meaning set forth in Section 10.06(b).

“Payoff Letters” has the meaning set forth in Section 5.08(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Option Closing Consideration” means, in respect of each share of Company Common Stock issuable upon exercise of a Vested Stock Option immediately prior to the Effective Time, (i) the Per Share Closing Equity Consideration minus (ii) a number of shares of Parent Preferred Stock equal to the quotient of (A) the exercise price per share of such Vested Stock Option divided by (B) the Conversion Price; provided, that, if the exercise price per share of such Vested Stock Option equals or exceeds the Per Share Closing Consideration Amount, the Per Option Closing Consideration shall be zero.

“Per Option Closing Cash Consideration” means, in respect of each Company Management Security issuable upon exercise of a Vested Stock Option immediately prior to the Effective Time (as set forth on the Allocation Schedule), (i) the Per Share Closing Cash Consideration minus (ii) the exercise price per share of such Vested Stock Option; provided, that, if the exercise price per share of such Vested Stock Option equals or exceeds the Per Share Closing Cash Consideration, the Per Option Closing Cash Consideration shall be zero.

“Per Security Indemnification Escrow” means a number of shares of Parent Preferred Stock equal to (i) the Indemnification Escrow Shares divided by (ii) the Fully Diluted Shares.

“Per Security Purchase Price Adjustment Escrow” means a number of shares of Parent Preferred Stock equal to (i) Purchase Price Adjustment Escrow Shares divided by (ii) the Fully Diluted Shares.

“Per Share Closing Cash Consideration” means an amount in cash equal to the Per Share Closing Consideration Amount.

“Per Share Closing Consideration Amount” means an amount equal to (i) the Closing Consideration Amount divided by (ii) Fully Diluted Shares.

“Per Share Closing Equity Consideration” means a number of shares of Parent Preferred Stock equal to (i) the Per Share Closing Consideration Amount divided by (ii) the Conversion Price.

“Per Warrant Closing Consideration” means, in respect of each share of Company Common Stock underlying a Company Warrant, (i) the Per Share Closing Equity Consideration minus (ii) a number of shares of Parent Preferred Stock equal to (A) the exercise price of such Company Warrant divided by (B) the Conversion Price; provided, that if the exercise price of such Company Warrant per each such share of Company Common Stock equals or exceeds the value of the Per Share Closing Consideration Amount, the Per Warrant Closing Consideration shall be zero.

“Permits” means each license, franchise, permit, certificate, approval or other similar authorization issued or required by a Governmental Authority affecting, or relating to, the assets or business of the Acquired Companies.

“Permitted Liens” means (i) Liens for Taxes not yet due or, if due, being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet in accordance with GAAP; (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business consistent with past practice and not yet due and payable or, if due and payable, are being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet; (iii) in respect of Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice; or (iv) Liens to the extent specifically disclosed in the most recent Audited Financial Statements or Unaudited Financial Statement.

“Permitted Transfer” has the meaning set forth in Section 2.16(a)(i).

“Permitted Transferee” has the meaning set forth in Section 2.16(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personally Identifiable Information” means any and all (i) information or data relating to one or more individual(s) that either contains data elements that directly identify the individual(s) or with respect to which there is a reasonable basis to believe the information (alone or in combination with other information or data) can be used to identify the individual and (ii) other information or data, the collection, use, sharing, transfer or other processing of which is regulated by a Privacy Law (including the Gramm-Leach-Bliley Act) in relation to data protection or data privacy.

“PII Third Party” has the meaning set forth in Section 3.15(c).

“Post-Closing Statement” has the meaning set forth in Section 2.10(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending at the end of the Closing Date.

“Privacy Laws” means any and all Applicable Laws, regulatory guidance, industry standards, rules, policies or guidelines, in each case, both foreign and domestic, related to the use, collection, storage, processing or disclosure of data or personal information, data privacy, data security, data transfer (including cross-border transfer), data breach notification, or unsolicited email, telephone, or text message communications, including to the extent applicable and without limitation the California Consumer Privacy Act and the Gramm-Leach-Bliley Act.

“Pro Rata Fully Diluted Share” means, as set forth in the Allocation Schedule for each Equityholder, (i) the number of Fully Diluted Shares held by such Equityholder, divided by (ii) the Fully Diluted Shares.

“Prohibited Transfer” has the meaning set forth in Section 2.16(a).

“Prospectus” means the prospectus included in any registration statement of Parent filed with, or to be filed with, the SEC under the rules and regulations promulgated under the

Securities Act, including the related prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits attached to or incorporated in and all other material incorporated by reference in such registration statement.

“Purchase Price Adjustment Escrow Amount” means $500,000.

“Purchase Price Adjustment Escrow Shares” means a number of shares of Parent Preferred Stock or shares of Parent Common Stock (including, for the avoidance of doubt, shares of Parent Common Stock issuable upon exercise of Assumed Stock Options), as applicable, equal to (i) the Purchase Price Adjustment Escrow Amount divided by (ii) the Conversion Price.

“Qualified Investor” has the meaning set forth in Section 2.12(a).

“Registered Intellectual Property Rights” has the meaning set forth in Section 3.14(a).

“Registrable Securities” means (a) the Underlying Parent Common Shares and (b) any other securities issued or issuable with respect to any of the securities described in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, amalgamation and other reorganization; provided that the term “Registrable Securities” shall exclude any security (i) the offering and sale of which has been registered effectively under the Securities Act and which has been sold in accordance with an effective registration statement, (ii) that has been sold by any Equityholder in a transaction or transactions exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof (including transactions pursuant to Rule 144 thereunder) and Parent has delivered a new certificate or other evidence of ownership for such security not bearing the legend required pursuant to this Agreement and such security is not subject to any stop-transfer order or other restriction on transfer, or (iii) that is eligible for sale pursuant to Rule 144 under the Securities Act by any Equityholder without limitation as to volume or manner of sale.

“Registration Date” has the meaning set forth in Section 8.07(a).

“Registration Statement” has the meaning set forth in Section 8.07(a).

“Related Party” means, with respect to an Acquired Company, (a) any Affiliate of such Acquired Company, (b) any Person who serves as a director, officer, general partner, managing member or in a similar capacity of such Acquired Company or any of their respective Affiliates, (c) any immediate family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than five percent (5%) of the outstanding equity or ownership interests of the Company.

“Representative” means, with respect to a Person, its Affiliates and its and their respective directors, officers, employees, counsel, financial advisors, auditors and other authorized representatives.

“Regulatory Approvals” has the meaning set forth in Section 5.12(b).

“Regulatory Filings” has the meaning set forth in Section 5.12(a).

“Required Equityholders” means Equityholders holding sufficient Equity Securities of the Company to approve this Agreement and the transactions contemplated hereby, including the Merger, under Delaware Law and the Company’s Governing Documents.

“Required Equityholder Vote” means the affirmative vote or consent of the Required Equityholders.

“Required Information” means (i) the Historical Financial Statements and the Additional Financial Statements and (ii) information requested by Parent and reasonably available to the Acquired Companies regarding the Acquired Companies and reasonably necessary for Parent to prepare customary pro forma financial statements for the fiscal years ended December 31, 2020 and December 31, 2019, as of and for the nine month periods ended September 30, 2021 and September 30, 2020 and as of and for any more recent fiscal period for which financial statements of the Acquired Companies either have been delivered or were required to be delivered by this Agreement.

“Resolved Claims” has the meaning set forth in Section 10.06(a).

“Restricted Securities” has the meaning set forth in Section 2.16(a).

“Revenue” means the sum of (without duplication):

(i)       all revenue of the Company that derives from the Company’s “leads based” verticals (including, without limitation, lending, credit cards, savings, mortgage or any other new “leads based” verticals launched during the Earnout Period) and that is booked during the Earnout Period or through the ninetieth (90th) day following the Earnout Period from any Person for whom the Company encountered any lead event with respect to such Person on the Company’s platform during the Earnout Period (with the measurement period for determining such revenue ceasing on the ninetieth (90th) day following the Earnout Period); plus

(ii)       all revenue of the Company that is not associated with the Company’s “leads based” verticals (including, without limitation, software-as-a-service offerings, life insurance offerings, transactional revenue, one-time revenues from customers, vendors or partners, or any other non-leads based products or services launched during the Earnout Period) and that is booked during the Earnout Period; plus

(iii)       all revenue of the Company that derives from revenue share, customer sourcing arrangements or any other similar arrangement entered into between Parent (or any of its Affiliates or third-party partners) and the Company as of or following the commencement of the Earnout Period and that is booked during the Earnout Period, which revenue shall be earned by the Company in accordance with, and in amounts not less than the amounts set forth in,

Amendment 1 to the Originator Agreement, dated as of February 5, 2020, by and between the Company and Parent to be mutually agreed upon by the Company and Parent prior to the commencement of the Earnout Period.

“Rollover Stock Option” has the meaning set forth in Section 2.08(b).

“Sanctions” has the meaning set forth in Section 3.23(c)(iv).

“SEC” means the United States Securities and Exchange Commission.

“Section 280G Payments” has the meaning set forth in Section 5.09.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means as of any relevant time, any director, officer, employee, intern, consultant or individual independent contractor of any of the Acquired Companies.

“Settled Claims” has the meaning set forth in Section 10.06(a).

“Shelf Registration Statement” has the meaning set forth in Section 8.07(a).

“Shelf Suspension” has the meaning set forth in Section 8.07(b).

“Significant Counterparties” has the meaning set forth in Section 3.09(d).

“Significant Employees” means the individuals listed on Schedule I.

“Software” means any and all (i) computer programs, systems, applications and code, including any and all software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Claims” has the meaning set forth in Section 10.02(a)(ii)(G).

“Stockholders” means those Persons who hold shares of Company Common Stock and/or shares of Company Preferred Stock, in each case immediately prior to the Effective Time.

“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity (i) of which Equity Securities having ordinary voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions are owned, directly or indirectly, by such Person (or such Person otherwise has the right, whether by ownership of Equity Securities, Contract or otherwise, to do so), (ii) for which such Person or one of its other Subsidiaries is the general partner, manager or managing member or (iii) in which such Person owns, directly or indirectly, a majority of the Equity Securities thereof.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Tax” means any tax, governmental fee, duty or other like assessment or charge of any kind in the nature of a Tax (including withholding on amounts paid to or by any Person and any payment required to be made to any Governmental Authority pursuant to an escheat, unclaimed property or similar Applicable Law), together with any interest, penalty, addition to tax or additional amount (including penalties for failure to file or late filing any return, report or other filing).

“Tax Contest” has the meaning set forth in Section 6.01(d).

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to any of the Acquired Companies that is not generally available to Persons without specific application therefor.

“Tax Representations” shall have the meaning set forth in Section 10.01.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed or provided with respect to Tax matters.

“Tax Sharing Agreement” means any agreement or arrangement entered into prior to the Closing binding any of the Acquired Companies that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability other than solely the Tax Liability of one or more other Acquired Companies; provided that a Tax Sharing Agreement shall not include any customary commercial agreement entered into in the ordinary course of business and not primarily related to Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third-Party Claim” has the meaning set forth in Section 10.04(b).

“Top Customers” has the meaning set forth in Section 3.09(a)(ii).

“Top 35 Non-Qualified Investors” means the top 35 Equityholders that are Non-Qualified Investors and not Company Employees, based on the Per Share Closing Cash Consideration and Per Option Closing Consideration to which the Equityholders are entitled pursuant to this Agreement.

“Top Vendors” has the meaning set forth in Section 3.09(a)(iii).

“Trading Day” means any day on which trading is generally conducted on the New York Stock Exchange or any other exchange on which the shares of Parent Common Stock are traded and published.

“Transaction Documents” means this Agreement, the Written Consent, the Support Agreements, the Letters of Transmittal, the Company Charter Amendment and any other agreements entered into or certificates delivered in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

“Transaction Expenses” means (A) all costs, fees and expenses incurred by any of the Acquired Companies at or prior to the Effective Time, or pursuant to any Contract or other arrangement entered into at or prior to the Effective Time, related to the transactions contemplated by this Agreement or any of the other Transaction Documents (or any other sale or equity financing process conducted or pursued by any of the Acquired Companies), whether payable prior to, at or after the Closing, including (i) costs, fees and expenses of investment bankers (including the brokers referred to in Section 3.18), attorneys, accountants and other consultants and advisors, (ii) all retention, change of control, transaction or similar bonuses, compensation, incentive and/or severance payments incurred or payable by any of the Acquired Companies solely in connection with the transactions contemplated hereby, plus the employer portion of any payroll, employment or similar Taxes related to the payments described in this clause (A)(ii), (iii) all costs, fees and expenses incurred as a result (or that would be incurred as a result of) the termination of any Affiliate Contract as contemplated hereby and (iv) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement or any of the other Transaction Documents, (B) fifty percent (50%) of all Transfer Taxes, (C) fifty percent (50%) of the D&O Tail premium, (D) fifty percent (50%) of all fees, costs and expenses of the Exchange Agent, and (E) any other amount expressly identified herein as a Transaction Expense. For the avoidance of doubt, Transaction Expenses shall include any Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Section 2.10 and Section 10.10), and any such post-Closing payments shall be payable net of any such Transaction Expenses.

“Transaction Expenses Payoff Instructions” means reasonably satisfactory documentation setting forth an itemized list of all, and amounts of all, Transaction Expenses, including the identity of each payee, dollar amounts owed, wire transfer instructions and any other information necessary to effect the final payment in full thereof.

“Transfer” means any direct or indirect (i) sale, offer to sell, contract or agreement to sell, hypothecation, pledge, lending, grant of any option, right or warrant to purchase, purchase of any option or contract to sell, or disposition of or agreement to dispose of, filing of (or participation in the filing of) a registration statement with the SEC (other than as contemplated in this Agreement) or establishment or increase of put equivalent position or liquidation or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, in each case with respect to any Merger Consideration Shares, (ii) entry into any swap, hedging or other agreement, arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of any Merger Consideration Shares or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii).

“Transfer Agent” means Continental Stock Transfer and Trust Company or any other similar service provider as determined by Parent.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest) arising in connection with the transactions contemplated by this Agreement.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Underlying Parent Common Shares” means the shares of Parent Common Stock issuable upon conversion of the shares of Parent Preferred Stock in accordance with the Certificate of Designation.

“Underpayment Amount” has the meaning set forth in Section 2.11(a)(ii).

“Unobjected Claim” has the meaning set forth in Section 10.05(c).

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses that are unpaid as of the Measurement Time.

“Unresolved Claim” has the meaning set forth in Section 10.06(b).

“Unresolved Set-Off Claim” has the meaning set forth in Section 2.15(d).

“Unvested Company Warrant” means each warrant that is not vested as of the Effective Time.

“Upper Band Amount” means $3,158,063.

“Vested Stock Option” has the meaning set forth in Section 2.08(a).

“Voting Agreement” means that certain Third Amended and Restated Voting Agreement of the Company, dated as of July 2, 2019, as amended by that certain Amendment No. 1 to the Third Amended and Restated Voting Agreement of the Company, dated as of December 21, 2020.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

“Warrant Consideration” has the meaning set forth in Section 2.08(c).

“Within the Band Amount” means greater than or equal to the Lower Band Amount and less than or equal to the Upper Band Amount.

“Written Consent” has the meaning set forth in the Recitals.

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule, are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to all Applicable Laws as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed (or required to be listed) on any schedules hereto, or any Contract required to be disclosed by any Transaction Document, all amendments, modifications and supplements thereto must also be listed on the appropriate schedule and copies thereof disclosed. For the purposes of this Agreement, any document which is described as being “provided,” “delivered,” “furnished,” “made available” or other similar reference to Parent or Merger Sub shall only be treated as such if true and complete copies of such documents have been uploaded to the “Project Epsilon” virtual dataroom hosted by Intralinks and populated by the Company at least twenty four (24) hours prior to the date hereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 1.03. References to Parent Preferred Stock. In the event that (a) any shares of Parent Preferred Stock are converted into Underlying Parent Common Shares in accordance with the Certificate of Designation, then from and after such conversion all references in this Agreement to such shares of Parent Preferred Stock shall be deemed to refer to such Underlying Parent Common Shares, and (b) all shares of Parent Preferred Stock are converted into Underlying Parent Common Shares in accordance with the Certificate of Designation, then from and after such conversion all references in this Agreement to shares of Parent Preferred Stock shall be deemed to refer to shares of Parent Common Stock.

Article 2
The Merger

Section 2.01. Merger. (a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving company (the “Surviving Company”).

(b)               From and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law, and the Surviving Company shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

(c)               Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts), on the third Business Day following the date on which all of the conditions set forth in Article 9 have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions (other than those conditions that by their nature are to be satisfied at the Closing (the “Closing Date Conditions”), but subject to the satisfaction of, or, to the extent permissible, waiver by the party or parties entitled to the benefit of, the Closing Date Conditions) or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(d)               At the Closing, Parent shall file, or cause to be filed, with the Secretary of State of the State of Delaware, a certificate of merger relating to the Merger in substantially the form of Exhibit C (the “Certificate of Merger”) and any other appropriate documents, in each case as approved by Parent, in accordance with the relevant provisions of Delaware Law and, on the Closing Date or as soon as practicable thereafter, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time (the “Effective

Time”) as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or at such other later time as may be agreed by Parent and the Company and specified in the Certificate of Merger).

Section 2.02. Governing Documents of the Surviving Company. At the Effective Time, by virtue of the Merger, the Governing Documents of the Surviving Company shall be amended to be identical to the Governing Documents of Merger Sub in effect immediately prior to the Effective Time until amended in accordance with Applicable Law, except that the name of the Surviving Company shall be “Even Financial Inc.” (or such other name as may be agreed by Parent and the Company and specified in the Governing Documents of the Surviving Company).

Section 2.03. Directors and Officers of the Surviving Company.

(a)               At the Effective Time, by virtue of the Merger, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company.

(b)               At the Effective Time, by virtue of the Merger, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Company until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the Governing Documents of the Surviving Company.

Section 2.04. Certificate of Incorporation of the Company. Immediately prior to the Effective Time, the certificate of incorporation of the Company shall be amended in the form set forth on Exhibit D (the “Company Charter Amendment”) and the Company shall file the Company Charter Amendment with the Secretary of State of the State of Delaware in accordance with Applicable Law.

Section 2.05. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)               except for Disregarded Shares and Dissenting Shares, (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is not a Company Management Security shall be converted into and shall become the right to receive, and each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall become the right to receive, subject to the terms and conditions herein (including Section 2.12(a)), with respect to each share of Company Common Stock into which such share of Company Preferred Stock is convertible or deemed convertible, (A) the Per Share Closing Equity Consideration, plus (B) the Per Security Purchase

Price Adjustment Escrow, plus (C) the Per Security Indemnification Escrow, plus (D) the Additional Per Security Consideration, if any, subject to the terms and conditions of Section 2.11 and Section 2.15 and (ii) each Company Management Security (other than Vested Stock Options that are Company Management Securities) shall be converted into and shall become the right to receive (A) the Per Share Closing Cash Consideration, plus (B) the Per Security Purchase Price Adjustment Escrow, plus (C) the Per Security Indemnification Escrow, plus (D) the Additional Per Security Consideration, if any, subject to the terms and conditions of Section 2.11 and Section 2.15, (the consideration described in this Section 2.05(a), the “Merger Consideration”), and, as of the Effective Time, all such shares of Company Common Stock (including shares of Company Common Stock that are Company Management Securities) and Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall thereafter represent only the right to receive the Merger Consideration;

(b)               each share of Company Common Stock and Company Preferred Stock held by the Company (collectively, the “Disregarded Shares”) immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no consideration shall be delivered or receivable with respect thereto; and

(c)               each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding capital stock of the Surviving Company.

For tax purposes, the parties agree to treat the release of any Purchase Price Adjustment Escrow Shares and Indemnification Escrow Shares as an adjustment to the Merger Consideration (and not “boot”) for all Tax purposes except to the extent required by Applicable Law, and, without limiting the foregoing, the parties agree that interest may be imputed on such shares as required by Section 483 or 1274 of the Code.

Section 2.06. Dissenters’ Rights.

(a)               Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.06, any shares of Company Common Stock or Company Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) duly and validly demands appraisal of such shares in connection with the Merger in accordance with Delaware Law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Delaware Law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the

Surviving Company. Parent shall be entitled to retain the Merger Consideration that otherwise would have been paid in respect of the Dissenting Shares, and, subject to Section 2.06(b), no Equityholder shall be entitled to any portion of such Merger Consideration.

(b)               Notwithstanding the provisions of Section 2.06(a), if any holder of shares of Company Common Stock or Company Preferred Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Delaware Law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive the Merger Consideration payable with respect to such shares pursuant to and in accordance with this Agreement.

(c)               The Company shall give Parent prompt notice of the receipt of any written notice of any demand for appraisal or intent to demand appraisal for any shares of Company Common Stock or Company Preferred Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company that relate to any such demand for appraisal. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, the Company shall have the right and opportunity to participate in, control and direct all negotiations and proceedings with respect to any demand or threatened demand for appraisal in connection with the Merger (each an “Appraisal Demand”) and, following the Effective Time, Parent shall have the right and opportunity to participate in, control and direct all negotiations and proceedings with respect to an Appraisal Demand; provided, however, that, following the Effective Time, the Parent Indemnified Parties shall not settle any Appraisal Demand without prior written approval of the Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 2.07. Surrender and Payment. (a) As promptly as practicable after the date of this Agreement, (i) Parent and the Equityholders’ Representative shall enter into an exchange agent agreement with the Exchange Agent, in a form reasonably acceptable to the Company, Parent and the Equityholders’ Representative (the “Exchange Agent Agreement”), pursuant to which Parent and the Equityholders’ Representative shall appoint and retain the Exchange Agent for the purpose of exchanging the Merger Consideration, Warrant Consideration and Option Consideration for shares of Company Common Stock and Company Preferred Stock, Company Warrants and Vested Stock Options, as applicable, and (ii) at least ten (10) Business Days prior to the Closing, Parent shall cause the Exchange Agent to deliver to each holder of record of shares of Company Common Stock and Company Preferred Stock, Company Warrants and Vested Stock Options a letter of transmittal, in the form attached hereto as Exhibit E (with such changes as may be reasonably requested by the Exchange Agent), addressing certain matters relating to the surrender and exchange of their respective shares of Company Common Stock and Company Preferred Stock, Company Warrants and Vested Stock Options for the Merger Consideration, Warrant Consideration or Option Consideration, as applicable, hereunder, including the Lockup (the “Letter of Transmittal”) to be completed and delivered by each Equityholder (other than each holder of record of Rollover Stock Options) to effect the exchange of such Equityholder’s shares of Company Common Stock and Company Preferred Stock, Company Warrants or Vested Stock Options for the payment of the Merger Consideration, Warrant Consideration or Option Consideration, as applicable, payable or deliverable pursuant to Section 2.05, Section 2.08 and Section 2.12 in respect of such shares of Company Common Stock and Company Preferred Stock, Company Warrants and Vested Stock Options. The Company may deliver a Letter of Transmittal to certain Equityholders agreed upon by the Company and Parent prior to the Closing; provided, however, that a Letter of Transmittal is fully and properly completed and returned to the Exchange Agent at least one (1) Business Day prior to the Closing Date, Parent shall use commercially reasonable efforts to cause payment to be made to such Equityholders in accordance with Section 2.05, Section 2.08 and Section 2.12 on the Closing Date; provided, further, that if a Letter of Transmittal is fully and properly completed and returned to the Exchange Agent following the Closing, Parent shall cause payments to be made to each Equityholder in accordance with Section 2.05, Section 2.08 and Section 2.12 as soon as possible thereafter (but in any event no later than two (2) Business Days after return thereof is made).

(b)               At the Closing, Parent or Merger Sub shall deliver or cause to be delivered (i) by wire transfer of immediately available funds to the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, the aggregate Per Share Closing Cash Consideration and (ii) to the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, the aggregate Per Share Closing Equity Consideration. Each Equityholder receiving any portion of the Per Share Closing Cash Consideration shall be entitled to designate in its Letter of Transmittal which shares of its Company Common Stock or Company Preferred Stock shall be treated as exchanged for such cash consideration for purposes of this Agreement and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii).

(c)               Upon surrender to the Exchange Agent of properly completed and duly executed Letter of Transmittal (together with properly completed and duly executed tax forms), an Equityholder whose shares of Company Common Stock or Company Preferred Stock, Company Warrants and Vested Stock Options have been converted into the right to receive the applicable portion of the Merger Consideration, Warrant Consideration or Option Consideration, as applicable, shall be entitled (A) to promptly receive from the Exchange Agent the Per Share Closing Cash Consideration to which such Equityholder is entitled pursuant to Section 2.05, Section 2.08 and Section 2.12, if any, (B) to promptly receive from the Exchange Agent the Per Share Closing Equity Consideration to which such Equityholder is entitled pursuant to Section 2.05, Section 2.08 and Section 2.12, if any, and (C) to receive from the Exchange Agent the portion of the remainder of the Merger Consideration, Warrant Consideration or Option Consideration payable or deliverable, as applicable, for each such Equityholder’s shares of Company Common Stock and Company Preferred Stock, Company Warrants and Vested Stock Options in the manner and at (or promptly following) the times paid or delivered to the Exchange Agent, in trust for the benefit of the Equityholders entitled thereto, as set forth in this Agreement. If any such Equityholder does not surrender to the Exchange Agent a properly completed and duly executed Letter of Transmittal (together with properly completed and duly executed tax forms) by the first anniversary of the Effective Time, then the Exchange Agent shall return the portion of the Merger Consideration, Warrant Consideration or Option Consideration to which such Equityholder would otherwise be entitled pursuant to Section 2.05, Section 2.08 and Section 2.12, and such amounts shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(d)               If any portion of the Merger Consideration, Warrant Consideration or Option Consideration is to be paid to a Person other than the Person in whose name the related share of Company Common Stock or Company Preferred Stock, Company Warrant or Vested Stock Option is registered, it shall be a condition to such payment that the Person requesting such payment shall pay to Parent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share or establish to the satisfaction of Parent that such Tax has been paid or is not payable.

(e)               After the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock.

(f)                After the Effective Time, other than in respect of any Option Consideration, Warrant Consideration or Merger Consideration payable through Parent’s or the Surviving Company’s payroll or treasury functions pursuant to Section 2.08(e), each Equityholder shall look only to the Exchange Agent for payment or delivery of the portion of the Merger Consideration, Warrant Consideration or Option Consideration payable pursuant to Section 2.05, Section 2.08 and Section 2.12 and the other amounts payable pursuant to this Agreement, in each case, in respect of shares of Company Common Stock or Company Preferred Stock, Company Warrants or Vested Stock Options. Notwithstanding anything to the contrary contained herein, payment by or on behalf of Parent to the Exchange Agent in accordance with this Agreement shall be in full satisfaction of the obligations of Parent and its Affiliates with respect to such payment.

(g)               Except as required by Applicable Law, no dividends or other distributions with respect to shares of capital stock of the Surviving Company with a record date after the Effective Time shall be paid to any Equityholder.

(h)               All consideration paid in respect of the surrender or exchange of shares of Company Common Stock and Company Preferred Stock, Company Warrants and Vested Stock Options in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such shares.

(i)                 For the avoidance of doubt, no interest will be paid or accrued on the Merger Consideration, Warrant Consideration or Option Consideration or any payments thereof to the Equityholders.

Section 2.08. Company Stock Options and Company Warrants.

(a)               At the Effective Time, each Company Stock Option that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time (other than any Company Stock Option that is held by a Company Employee who is a Non-Qualified Investor) (a “Vested Stock Option”) shall be cancelled, and, subject to the terms and conditions set forth herein (including Section 2.12(a)), each holder of such a Vested Stock Option (an “Optionholder”) shall be entitled to receive, in full satisfaction of the rights of the Optionholder with respect to (i) such Vested Stock Option that is not a Company Management Security (subject to adjustment as provided herein) (A) the Per Option Closing Consideration, plus (B) the Per Security Purchase Price Adjustment Escrow, plus (C) the Per Security Indemnification Escrow, plus (D) the Additional Per Security Consideration, if any, in each case without interest and net of any required withholding of Taxes under Applicable Law (with any such withholding amount to reduce the amount of cash payable with respect to Company Management Securities) and subject to the terms and conditions of Section 2.11 and Section 2.15; provided that the Parent Preferred Stock to be delivered to an Optionholder pursuant to this Section 2.08(a) shall in each case be rounded down to the nearest whole number of shares after aggregating all shares and fractional shares otherwise to be delivered to such Optionholder (including in its capacity as an Equityholder), as applicable and (ii) such Vested Stock Option that is a Company Management Security (A) the Per Option Closing Cash Consideration (net of the applicable employee portion of any payroll, employment or similar Taxes related to such Vested Stock Option) plus (B) the Per Security Purchase Price Adjustment Escrow, plus (C) the Per Security Indemnification Escrow, plus (D) the Additional Per Security Consideration, if any, in each case without interest and net of any required withholding of Taxes under Applicable Law and subject to the terms and conditions of Section 2.11 and Section 2.15 (the consideration described in this Section 2.08(a), the “Option Consideration”).

(b)               Each Company Stock Option that is not cancelled in accordance with Section 2.08(a) (including any Company Stock Option that is vested or that, pursuant to its terms as in effect as of the date hereof, would become vested as of the Effective Time and that is held by a Company Employee that is a Non-Qualified Investor) (a “Rollover Stock Option”), at the Effective Time shall, by virtue of the Merger and without further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, a stock option representing the right to purchase shares of Parent Common Stock, on substantially the same terms and conditions (including applicable vesting, exercise and expiration provisions) as applied to each such Rollover Stock Option immediately prior to the Effective Time (an “Assumed Stock Option”), except that (i) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall be equal to the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Common Stock subject to the Rollover Stock Option by (B) the sum of (1) the Per Share Closing Equity Consideration, plus (2) the Per Security Purchase Price Adjustment Escrow, plus (3) the Per Security Indemnification Escrow (with a number of shares of Parent Common Stock underlying each Assumed Stock Option allocated as Indemnification Escrow Shares and Purchase Price Adjustment Shares as set forth on the Allocation Schedule, which amounts shall be calculated based on the same proportions as the Indemnification Escrow Shares and Purchase Price Adjustment Shares, respectively, relative to the Closing Consideration Shares) and (ii) the exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) subject to the Assumed Stock Option shall be equal to (A) the exercise price per share of Company Common Stock applicable to the corresponding Company Stock Option immediately prior to the Effective Time, divided by (B) the sum of (1) the Per Share Closing Equity Consideration, plus (2) the Per Security Purchase Price Adjustment Escrow, plus (3) the Per Security Indemnification Escrow; provided, that in no event shall any assumption of Rollover Stock Options hereunder be effected in a manner that could cause the Assumed Stock Options to constitute “nonqualified deferred compensation” pursuant to Section 409A of the Code. For the avoidance of doubt, no payments made hereunder to the Equityholders in respect of Equity Securities of the Company (or any other payments by or on behalf of Parent to or for the benefit of the Equityholders pursuant to Section 2.11 or Article 10) made after the Closing shall impact the terms of any Assumed Stock Option, including the number of shares of Parent Common Stock subject thereto or the exercise price thereof. In addition, each holder of a Rollover Stock Option shall be entitled to the Additional Per Security Consideration, which shall be calculated and paid in the same manner as though the Rollover Stock Option were a Vested Stock Option; provided that if, at the time the Additional Per Security Consideration is to be paid, such holder has forfeited the Assumed Stock Option relating to such Rollover Stock Option, then the applicable Additional Per Security Consideration shall be forfeited as well and shall be distributed on a pro rata basis to the other Equityholders (other than any Equityholder that previously forfeited an Assumed Stock Option) in accordance with their respective number of Closing Consideration Shares (including treating Rollover Stock Options as Vested Stock Options for purposes of this calculation, but excluding, for the avoidance of doubt, the Merger Consideration Shares held by any Equityholder that forfeited an Assumed Stock Option); provided, further, that any Additional Per Security Consideration paid in respect of an Assumed Stock Option held by a non-Accredited Investor shall not include any shares of Parent Preferred Stock and, in lieu thereof, such non-Accredited Investor shall be entitled to receive an amount in cash equal to the value of such Additional Per Security Consideration (valuing the shares of Parent Preferred Stock at the Conversion Price). Furthermore, to the extent any of the Assumed Stock Options are forfeited by the applicable Equityholder, such options shall be reallocated by the CEO to employees of the Surviving Company, with such reallocation to be subject to the approval of the Compensation Committee of the Board of Directors of Parent. Parent shall use its reasonable best efforts to provide that shares of Parent Common Stock issuable upon exercise of the Assumed Stock Options shall be covered under Parent’s current registration statement on Form S-8 filed with the SEC in respect of Parent’s Omnibus Incentive Plan (or any successor registration statement).

(c)               At the Effective Time, each Company Warrant shall be cancelled, and, subject to the terms and conditions set forth herein, each holder of such a Company Warrant shall be entitled to receive, in full satisfaction of the rights of such holder with respect to such Company Warrant (subject to adjustment as provided herein), (i) the Per Warrant Closing Consideration, plus (ii) the Per Security Purchase Price Adjustment Escrow, plus (iii) the Per Security Indemnification Escrow, plus (iv) the Additional Per Security Consideration, if any, in each case without interest and net of any required withholding of Taxes under Applicable Law and subject to the terms and conditions of Section 2.11, Section 2.15 and Article 10; provided that the Parent Preferred Stock to be delivered to a holder of any Company Warrants pursuant to this Section

2.08(c) shall in each case be rounded down to the nearest whole number of shares after aggregating all shares and fractional shares otherwise to be delivered to such holder of any Company Warrants (including in its capacity as Equityholder), as applicable (the consideration described in this Section 2.08(c), the “Warrant Consideration”). Each Unvested Company Warrant shall be cancelled and no consideration shall be paid in exchange for any Unvested Company Warrant that is cancelled.

(d)               Prior to the Effective Time, the Company shall have taken all actions as are necessary to effect the cancellation and assumption of Company Stock Options and Company Warrants pursuant to Section 2.08 as of the Effective Time, and to approve and give effect to the transactions contemplated by this Section 2.08 in accordance with Applicable Law and the terms of the applicable Company Stock Plan and any Contracts evidencing a Company Stock Option or Company Warrant (and shall provide evidence of such actions to Parent prior to the Closing).

(e)               Notwithstanding anything herein to the contrary, any Option Consideration, Warrant Consideration or Merger Consideration required to be paid under this Agreement to an Equityholder in respect of shares of Company Common Stock or Company Preferred Stock, Company Stock Options or Company Warrants (i) shall be subject to any withholding in accordance with Section 2.12 and (ii) may be made to (as directed by Parent), or withheld by, Parent or the Surviving Company for remittance to such Equityholder through Parent’s or the Surviving Company’s payroll or treasury functions no later than the second normal payroll date after such payment becomes due.

Section 2.09. Pre-Closing Estimates; Updated Allocation Schedule. (a) No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and furnish to Parent (i) a written statement (the “Estimate Statement”), setting forth in reasonable detail the Company’s good faith estimate of Closing Working Capital (“Estimated Closing Working Capital”), Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expenses”), Closing Cash (“Estimated Closing Cash”) and Closing Indebtedness (“Estimated Closing Indebtedness”), together with reasonable supporting documentation therefor, and, based on such amounts, the Estimated Adjustment Amount and the Per Share Closing Consideration Amount, and (ii) a duly completed Allocation Schedule (using the same calculations and following the same methodologies set forth on Schedule II). Parent may until two (2) Business Days prior to the Closing Date provide the Company with comments to the Estimate Statement and Allocation Schedule, and the Company shall consider such comments in good faith. The Company shall provide all supporting documentation reasonably requested by Parent in connection with Parent’s review of the preliminary and final Estimate Statement and Allocation Schedule.

(b)               Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Sub, the Surviving Company or any of their respective Affiliates, (i) the parties acknowledge and agree that the preparation of the Allocation Schedule and the allocation set forth therein are the sole responsibility of the Equityholders and that Parent, Merger Sub and their respective Affiliates (including, following the Effective Time, the Acquired Companies)

shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall Parent, Merger Sub, the Surviving Company or any of their respective Affiliates, have any Liability to any Person (including the Equityholders’ Representative and each of the Equityholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein or payments made by any Person (including Parent, Merger Sub, the Surviving Company and their respective Affiliates) in accordance therewith.

Section 2.10. Post-Closing Statement. (a) As promptly as practicable, but no later than 60 days after the Closing Date, Parent will prepare and deliver, or cause to be prepared and delivered, to the Equityholders’ Representative a statement setting forth Parent’s calculation of (i) Closing Working Capital, (ii) Unpaid Transaction Expenses, (iii) Closing Cash, (iv) Closing Indebtedness and (v) Final Adjustment Amount (the “Post-Closing Statement”).

(b)               After the delivery of the Post-Closing Statement and until the determination of Final Closing Working Capital, Final Unpaid Transaction Expenses, Final Closing Cash and Final Closing Indebtedness, Parent shall provide Equityholders’ Representative and its representatives reasonable access at reasonable times and upon reasonable notice to the records and (subject to the execution of customary access letters if requested) auditor work papers relating to the preparation of the Post-Closing Statement and shall instruct its personnel to reasonably cooperate with the Equityholders’ Representative in connection with its review of the Post-Closing Statement.

(c)               If the Equityholders’ Representative disagrees with Parent’s calculation of any of the amounts set forth on the Post-Closing Statement, the Equityholders’ Representative may, within 30 days after receipt of the Post-Closing Statement, deliver a written notice to Parent disagreeing with such calculation(s) and setting forth the Equityholders’ Representative’s calculation of such amount(s). Any such notice of disagreement shall specify those items or amounts as to which the Equityholders’ Representative disagrees and its alternative calculations with respect to each item set forth on the Post-Closing Statement, and the Equityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement, which shall be final, binding and conclusive for all purposes hereunder. If the Equityholders’ Representative fails to deliver such a written notice within such 30 day period, the Equityholders’ Representative shall be deemed to have agreed to the Post-Closing Statement and items and amounts set forth therein, which shall be final, binding and conclusive for all purposes hereunder.

(d)               If a notice of disagreement is duly delivered pursuant to Section 2.10(c), the Equityholders’ Representative and Parent shall, during the 30 days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Final Amounts. If, after the expiration of such period or any mutually agreed extension thereof, the Equityholders’ Representative and Parent are unable to reach such agreement on all such items and amounts, they shall promptly thereafter submit the remaining disputed items to an independent accounting firm of nationally recognized standing as shall be mutually agreed upon in writing by Parent and the Equityholders’ Representative (the “Accounting Referee”) for resolution. In making such determination, the Accounting Referee (i) shall consider only those items or amounts in the Post-Closing Statement as to which the Equityholders’ Representative has disagreed and which have not been resolved prior to submission to the Accounting Referee, (ii) shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony, (iii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Parent than the Post-Closing Statement or more favorable to the Equityholders’ Representative than the notice of disagreement delivered pursuant to Section 2.10(c) and (iv) shall not consider any proposals related to settlement of any disputed items made by any of the parties. The Accounting Referee is not authorized to, and shall not, make any other determination including (A) any determination with respect to any matter included in the Post-Closing Statement or the Equityholders’ Representative’s notice of disagreement that was not submitted for resolution to the Accounting Referee or (B) any determination as to compliance by the Company, any Equityholder, Parent, Merger Sub or the Surviving Company with any of its covenants in this Agreement. Neither Parent nor the Equityholders’ Representative shall make, and the Equityholders’ Representative shall use reasonable best efforts to prevent any Equityholders from making, any communications with the Accounting Referee to which the Equityholders’ Representative is not a party, in the case of communications by Parent, or Parent is not a party, in the case of communications by the Equityholders’ Representative or the Equityholders. Any disputes not within the scope of the disputes to be resolved by the Accounting Referee pursuant to this Section 2.10(d) (as well as any disputes about the scope of disputes to be resolved by the Accounting Referee pursuant to this Section 2.10(d)) shall be resolved pursuant to Section 13.07.

(e)               The Accounting Referee shall deliver to the Equityholders’ Representative and Parent, as promptly as practicable and no later than 60 days after its appointment, a written report setting forth the Accounting Referee’s determination of the Final Amounts which shall be final and binding upon the Equityholders’ Representative, the Equityholders and Parent absent fraud or manifest error. The dispute resolution by the Accounting Referee under this Section 2.10 shall constitute an expert determination and shall not constitute an arbitration. The fees and expenses of the Accounting Referee shall be borne one-half by Parent, on the one hand, and one-half by the Equityholders’ Representative (on behalf of the Equityholders), on the other hand.

Section 2.11. Adjustment of Consideration. (a) Within five (5) Business Days after the final determination of the Final Amounts:

(i)                 If (x) the Estimated Adjustment Amount exceeds (y) the Final Adjustment Amount (the amount of such excess, the “Overpayment Amount”), then Parent shall cancel for no consideration a number of Purchase Price Adjustment Escrow Shares with a value equal to the Overpayment Amount (valuing the Purchase Price Adjustment Escrow Shares based on the Agreed Valuation Price and applying such cancellation pro rata to the Equityholders in accordance with their respective Purchase Price Adjustment Escrow Shares (rounded up to the nearest whole share), but disregarding, for such purposes, the exercise price of any Assumed Stock Option that is a Purchase Price Adjustment Escrow Share); and

(ii)              If (x) the Final Adjustment Amount exceeds (y) the Estimated Adjustment Amount (the amount of such excess, the “Underpayment Amount”), then Parent shall issue or cause to be issued to the Exchange Agent, for distribution to the Equityholders, for no consideration a number of shares of Parent Preferred Stock with a value equal to the Underpayment Amount (valuing the shares of Parent Preferred Stock at the Agreed Valuation Price). Such shares shall be distributed to the Equityholders in accordance with their respective Pro Rata Fully Diluted Share.

(b)               For the avoidance of doubt, any amounts payable to the Exchange Agent or the Equityholders hereunder (including any Underpayment Amount) shall be made net of any Unpaid Transaction Expenses that arise as a result of the payment of such amounts.

(c)               “Final Closing Working Capital,” “Final Unpaid Transaction Expenses,” “Final Closing Cash,” and “Final Closing Indebtedness” mean the Closing Working Capital, the Unpaid Transaction Expenses, Closing Cash and Closing Indebtedness, in each case, (i) as shown in Parent’s calculation delivered pursuant to Section 2.10(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.10(c); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Parent and the Equityholders’ Representative pursuant to Section 2.10(d) or (B) in the absence of such agreement, as shown in the Accounting Referee’s determination delivered pursuant to Section 2.10(e) (absent fraud or manifest error).

(d)               The cancelation for no consideration of a number of (i) first, Purchase Price Adjustment Escrow Shares (valuing the Purchase Price Adjustment Escrow Shares based on the Agreed Valuation Price) and (ii) next, in an amount not to exceed $4,000,000, the Indemnification Escrow Shares (valuing the Indemnification Escrow Shares based on the Agreed Valuation Price) with a value equal to the Overpayment Amount shall be the sole and exclusive remedy available to Parent or any of its Affiliates for any Overpayment Amount or otherwise under this Section 2.11, and neither Parent nor any of its Affiliates shall have any other claim against any Equityholder, the Equityholders’ Representative, the Company or any of their respective Affiliates or any of their respective officers, directors, managers, employees, equityholders, advisors, consultants, agents or other Representative in respect thereof.

Section 2.12. Non-Qualified Investors; Form of Consideration.

(a)               Notwithstanding anything herein to the contrary, with respect to any holder of Equity Securities of the Company for which the Company does not have a current W-2 evidencing that such holder is an Accredited Investor at least three Business Days prior to the Closing Date, such holder shall provide a written certification to Parent (in a form reasonably acceptable to Parent) that such holder is an Accredited Investor, along with other evidence reasonably satisfactory to Parent that such holder is an Accredited Investor (any such holder with respect to whom the Company has such a W-2 or that has provided such written certification, a “Qualified Investor”, and any such holder with respect to whom the Company does not have such a W-2 and that has not provided the written certification referred to in this Section 2.12(a), a “Non-Qualified Investor”). With respect to:

(i)                 each Non-Qualified Investor that is a Company Employee and holds shares of Company Common Stock or Company Preferred Stock, (A) the number of shares of Parent Preferred Stock to which such Non-Qualified Investor would otherwise be entitled in respect of the equity portion of the Merger Consideration shall be reduced to zero and (B) in lieu thereof, such Non-Qualified Investor shall be entitled to receive an amount in cash equal to the number of shares of Parent Preferred Stock set forth in the preceding clause (A) multiplied by (B) the Conversion Price (without interest and net of any required withholding of Taxes under Applicable Law); and

(ii)              each Non-Qualified Investor that is neither a Company Employee nor a Top 35 Non-Qualified Investor, (A) the number of shares of Parent Preferred Stock to which such Non-Qualified Investor would otherwise be entitled in respect of the equity portion of the Merger Consideration, Option Consideration and/or Warrant Consideration shall be reduced to zero and (B) in lieu thereof, such Non-Qualified Investor shall be entitled to receive an amount in cash equal to the number of shares of Parent Preferred Stock set forth in the preceding clause (i) multiplied by the Conversion Price (without interest and net of any required withholding of Taxes under Applicable Law).

(b)               Notwithstanding any other provision of this Agreement, no fractional shares of Parent Preferred Stock or Parent Common Stock, as applicable, shall be issued in exchange for any Company Capital Stock, Company Warrants or Company Stock Options, and no holder of any of the foregoing shall be entitled to receive a fractional share of Parent Preferred Stock. In the event that any such holder would otherwise be entitled to receive a fractional share of Parent Preferred Stock or Parent Common Stock, as applicable (after aggregating all shares and fractional shares of Parent Preferred Stock or Parent Common Stock, as applicable, issuable to such holder in connection with each payment event and calculated on a per Equity Security basis (but treating each of the Closing Consideration Shares, Purchase Price Adjustment Escrow Shares and Indemnification Escrow Shares issued as the Merger Consideration, Warrant Consideration or Option Consideration, and each of the shares of Parent Preferred Stock or Parent Common Stock, as applicable, issued pursuant to Section 2.11 or Section 2.15 as separate payment events)), then such holder shall be paid an amount in U.S. Dollars (without interest) equal to (i) the Conversion Price multiplied by (ii) the fraction of a share of Parent Preferred Stock or Parent Common Stock, as applicable, to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent the amount of cash necessary to make such payments and Parent shall retain such fractional shares. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Preferred Stock or Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Preferred Stock.

(c)               Notwithstanding any other provision of this Agreement, any obligation pursuant to Section 2.11 or Article 10 of a Non-Qualified Investor that received cash in lieu of the equity portion of the Merger Consideration pursuant to Section 2.12(a) shall be satisfied by such Non-Qualified Investor by payment in cash.

Section 2.13. Withholding Rights. Notwithstanding anything herein to the contrary, each of Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable to any Person pursuant to this Agreement or any other Transaction Document such amounts as it is required to deduct and withhold with respect to the making of such payment or delivery under any provision of federal, state, local or non-U.S. Tax law. The applicable withholding agent shall use commercially reasonable efforts to notify the Equityholders’ Representative at least five (5) Business Days prior to any required deduction or withholding (other than withholding on amounts properly treated as compensation for Tax purposes or as a result of a failure to provide the certification required under Section 6.01(g)) and shall reasonably cooperate with the Equityholders’ Representative to reduce or eliminate any such withholding prior to any remittance to a Taxing Authority. Any amounts so deducted and withheld and paid over to the proper Taxing Authority shall be treated for all purposes of this Agreement and the other Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.14. Expense Fund. At the Effective Time, Parent will wire to the Equityholders’ Representative the Expense Fund, which will be held by the Equityholders’ Representative as agent and for the benefit of the Equityholders in a segregated client account and which will be used (i) for the purposes of paying directly, or reimbursing the Equityholders’ Representative for, any Equityholders’ Representative Expenses or (ii) as otherwise determined by the Advisory Group. The Equityholders’ Representative will hold the Expense Fund separate from its corporate funds and will not voluntarily make it available to its creditors in the event of bankruptcy. No Equityholders will receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholders’ Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence, fraud or willful misconduct. The Equityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. As soon as reasonably determined by the Equityholders’ Representative that the Expense Fund is no longer required to be withheld, the Equityholders’ Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Equityholders, in accordance with their respective Additional Per Security Consideration as instructed by the Equityholders’ Representative in writing (provided that any cash amounts payable in respect of Company Stock Options shall be paid by the Surviving Company through payroll). For U.S. federal income tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders.

Section 2.15. Earnout Payment. (a) As additional consideration to the Equityholders hereunder, the Equityholders shall be entitled to receive an additional payment in the form of Parent Preferred Stock or Parent Common Stock, as applicable, in an aggregate amount equal to the Earnout Amount (such payment, the “Earnout Payment”) as set forth in this Section 2.15. The Earnout Payment shall be paid (net of any Transaction Expenses triggered by the Earnout Payment) as and when required by Section 2.15(d), and shall be subject to the review and dispute procedures set forth in Section 2.15(c). Under no circumstance shall the Earnout Payment payable hereunder be greater than $80,000,000 (valuing the Parent Preferred Stock or Parent Common Stock, as applicable, at the Conversion Price).

(b)               Within one-hundred ten (110) days after the end of the Earnout Period, Parent or a Subsidiary thereof shall deliver to the Equityholders’ Representative a statement for the Earnout Period (the “Earnout Statement”) indicating in reasonable detail the Earnout Period Revenue and the resulting calculation of the Earnout Amount. The Earnout Statement and all amounts, determinations and calculations contained therein (including the calculation of Earnout Period Revenue and the resulting calculation of the Earnout Amount) shall be prepared in accordance with the Accounting Policies.

(c)               Following delivery of the Earnout Statement, Parent shall provide the Equityholders’ Representative with such information and documentation as may be reasonably requested by the Equityholders’ Representative for purposes of reviewing the Earnout Statement and the Company shall make its and the Company’s respective employees, advisors and representatives reasonably available (during normal business hours and upon reasonable notice) to the Equityholders’ Representative for the purposes of discussing the Earnout Statement and the calculations and determinations contained therein. During the thirty (30)-day period following the delivery of the Earnout Statement, the Equityholders’ Representative may object to any of the calculations and determinations contained in the Earnout Statement by delivering written notice thereof to Parent (an “Earnout Objection Notice”) describing such objection and the Equityholders’ Representative’s alternative calculation in reasonable detail. If no Earnout Objection Notice is delivered to Parent within the applicable period or if the Equityholders’ Representative delivers to Parent a notice of acceptance of the calculations and determinations set forth in the Earnout Statement, the Equityholders’ Representative shall no longer be able to challenge the Earnout Statement or any of the calculations or determinations contained therein, all of which (including the amount of Revenue, as applicable, and the resulting calculation of the Earnout Amount) shall become final and binding on the Parties. If an Earnout Objection Notice is timely delivered, Parent and the Equityholders’ Representative shall use commercially reasonable efforts to resolve the dispute during the thirty (30)-day period commencing on the date Parent receives the Earnout Objection Notice from the Equityholders’ Representative. The Earnout Objection Notice shall specify Equityholders’ Representative’s calculation of any disputed amounts and in reasonable detail the Equityholders’ Representative’s grounds for such disagreement. Any item set forth in the Earnout Statement and not objected to in the Earnout Objection Notice shall be final and binding on the Parties. If Parent and the Equityholders’ Representative are unable to reach agreement within ten (10) days after an Earnout Objection Notice has been given, the Company and the Equityholders’ Representative shall submit all unresolved objections contained in the Earnout Objection Notice to the Accounting Referee. The Accounting Referee will be directed to review such items in accordance with the dispute resolution procedures set forth in Section 2.10(d) as if they applied to the resolution of such objections mutatis mutandis and, within 30 days, make a determination of such objections. The resolution of the dispute by the Accounting Referee will be final and binding on the Parties, absent fraud or manifest error. The fees and expenses of the Accounting Referee shall be borne as specified in the procedures set forth in Section 2.10(e) as if they applied to the resolution of the objections pursuant to this Section 2.15(c) mutatis mutandis.

(d)               Parent shall issue or cause to be issued to the Equityholders the Earnout Shares (net of any Transaction Expenses triggered by the Earnout Payment) promptly (but no later than the third (3rd) Business Day) after the Earnout Amount has been finally determined in accordance with this Section 2.15 (the “Earnout Release Date”). Such issuances shall be made to the Equityholders in accordance with their respective Pro Rata Fully Diluted Share.

(e)               During the Earnout Period, Parent shall, and shall cause its Affiliates to: (i) use reasonable best efforts to operate the business of the Surviving Company in accordance with the Operational Plan in all material respects, (ii) operate the business of the Surviving Company as a separate entity in good faith and not in a manner intended to reduce the Earnout Payment the Equityholders may be entitled to receive, (iii) not institute policies that are intended to adversely affect the Revenue of the Surviving Company or eliminate any business or operations conducted by the Company as of immediately prior to the Closing other than (x) as set forth in the Operational Plan or (y) any changes mutually agreed upon between Parent and the Chief Executive Officer of the Surviving Company (initially Phillip Rosen) (the “CEO”), (iv) provide such assistance as is reasonably necessary to facilitate the timely execution of customer contracts proposed by the Surviving Company, and permit the Surviving Company as a separate entity to continue reasonably servicing any agreements in effect between the Company and its customers as of the Effective Time, (v) not sell, exchange, dispose of or exclusively license any material asset or assets of the Surviving Company and (vi) use reasonable best efforts to provide the Surviving Company with access to a mutually agreed upon level of working capital in accordance with the Operational Plan to fund operations, growth and expansion of the Surviving Company, which capital shall be utilized in the reasonable discretion of management of the Surviving Company in accordance with the Operational Plan, under the direction of the CEO. If there is a sale of all or substantially all of the assets or equity of Parent, whether by merger, purchase or otherwise on or prior to the Earnout Release Date, then Parent shall cause the successor entity of Parent or parent thereof to assume the obligations of Parent under this Section 2.15. Each Equityholder acknowledges and agrees that: (A) there can be no assurances that the Earnout Payment will be earned; and (B) subject to the immediately foregoing sentence, (1) from and after the Closing, Parent will own and control the Surviving Company and will cause the Surviving Company to conduct its businesses in whatever manner Parent determines to be in the best interests of Parent and its Affiliates in their sole discretion; (2) neither Parent nor the Surviving Company is assuming any obligation to take, or to cause the Surviving Company to take, any action to increase Revenues for any period; and (3) Parent owes no fiduciary duty to any Equityholder with respect to the Earnout Payment.

(f)               Parent shall have the right to permanently reduce and set-off against the Earnout Payment required to be paid to the Equityholders pursuant to this Section 2.15 any unpaid Damages to which a Parent Indemnified Party is finally determined to be owed in accordance with Section 10.10(a)(ii).

(g)               For tax purposes, the parties agree to treat any Earnout Payment as an adjustment to the Merger Consideration (and not “boot”) for all Tax purposes except to the extent required by Applicable Law, and, without limiting the foregoing, the parties agree that interest may be imputed on the shares received as required by Section 483 or 1274 of the Code.

Section 2.16. Lockup. (a) Each Equityholder shall not Transfer any Merger Consideration Shares during the applicable Lockup Period without the prior written consent of Parent (a “Prohibited Transfer”). Notwithstanding the foregoing, an Equityholder may Transfer Merger Consideration Shares:

(i)                 to Parent’s officers or directors, any affiliate or family member of any of Parent’s officers or directors;

(ii)              to any Affiliate of such Equityholder or any partner, member or equityholder of such Equityholder or any of their respective Affiliates;

(iii)            to any other Equityholder;

(iv)             in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(v)               in the case of an individual, by virtue of laws of descent and distribution upon the death of such individual;

(vi)             in the case of an individual, pursuant to a qualified domestic relations order;

(vii)          in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof;

(viii)        by private sales or transfers made in connection with any forward purchase agreement or similar agreement at prices no greater than the price at which the securities were originally purchased;

(ix)             by virtue of the laws of the State of Delaware or the dissolution of such Equityholder;

(x)               in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Preferred Stock and Parent Common Stock for cash, securities or other property; or

(xi)             to Parent;

provided, that (x) in the case of clauses (i), (ii), (iv) or (viii), it shall be a condition to such Transfer that the transferee executes and delivers to Parent an agreement stating that the transferee is receiving and holding the applicable Merger Consideration Shares subject to the provisions of this Agreement applicable to such Equityholder, and there shall be no further Transfer of the Merger Consideration Shares except in accordance with this Agreement and (y) nothing in this Agreement, including this Error! Reference source not found., shall restrict any Equityholder’s (or any of such Equityholder’s Affiliates’) brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and any other similar activities conducted in the ordinary course of business by such Equityholder or any of such Equityholder’s Affiliates.

(b)               Notwithstanding anything in this Agreement to the contrary, in the event that the transfer restriction period applicable to holders of Equity Securities of Parent pursuant to Section 5.06 of the Parent Bylaws is terminated, waived or otherwise modified or amended by Parent’s Board of Directors or the requisite stockholders of Parent, as applicable, in a manner that is generally applicable to such holders of Equity Securities of Parent, then such termination, waiver, modification or amendment shall apply pro rata to the Merger Consideration Shares; provided, however, that, in any event, clauses (iii) and (iv) of the definition of Lockup Period shall be unaffected.

(c)               If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Merger Consideration Shares as one of its equityholders for any purpose. In order to enforce this Section 2.16, Parent may impose stop-transfer instructions with respect to the Merger Consideration Shares of an Equityholder until the end of the applicable Lockup Period, except in compliance with the foregoing restrictions.

(d)               During the applicable Lockup Period, the book-entry notation representing the Merger Consideration Shares shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable law or by this Agreement:

THE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE AGREEMENT AND PLAN OF MERGER DATED DECEMBER 15, 2021 BY AND AMONG THE ISSUER AND CERTAIN OTHER PERSONS, WHICH RESTRICT THE RIGHT TO TRANSFER, SELL OR OTHERWISE DISPOSE OF THE SECURITIES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN

REQUEST TO THE ISSUER OF SUCH SECURITIES, OR IN A TRANSACTION EXEMPT FROM REGISTRATION.

(e)               Parent shall remove (or cause the Transfer Agent to remove) the legend identified above from the book-entry notation representing any part of the Merger Consideration Shares (and terminate any related stop-transfer orders) immediately upon the expiration of the applicable Lockup Period.

Section 2.17. Certain Securities Law Matters.

(a)               The parties acknowledge and agree that the Merger Consideration Shares and any Earnout Shares will not initially be registered under the Securities Act or the securities laws of any other jurisdiction, and the offer and sale of the Merger Consideration Shares and any Earnout Shares is being made in reliance on one or more exemptions for private offerings under Section 4(a)(2) of the Securities Act and other applicable securities Laws. The parties further acknowledge and agree that the Merger Consideration Shares and any Earnout Shares constitute “restricted securities” as such term is defined in Rule 144 under the Securities Act. The parties acknowledge and agree that this Agreement and the Letter of Transmittal set forth additional transfer restrictions with respect to the Merger Consideration Shares received by the Equityholders.

(b)               For purposes of Rule 144(d), the parties intend for the holding period of all of the Merger Consideration Shares, to the extent permitted by applicable law (including applicable interpretations by the SEC), to commence on the Closing Date.

(c)               The parties agree that the book-entry notation representing the Merger Consideration Shares and any Earnout Shares shall contain legends substantially in the form of the following, as well as any additional legends that may be required by applicable law:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

Section 2.18. Additional Payments at Closing. At the Closing, Parent shall pay or cause to be paid, by wire transfer of immediately available funds:

(a)               on behalf of the Acquired Companies, to each holder of Indebtedness for which a Payoff Letter has been delivered in accordance with Section 5.08(a), the amount set forth therein; and

(b)               on behalf of the Acquired Companies, to each Person identified on the Transaction Expense Payoff Instructions delivered in accordance with Section 5.08(b) as recipients of Transaction Expenses, the amount set forth therein opposite such Person’s name; provided, however, that in the case of any Transaction Expenses payable to Broadhaven Securities, LLC for which Transaction Expense Payoff Instructions have been delivered in accordance with Section 5.08(b), Parent shall issue a number of shares of Parent Preferred Stock to such Person equal to the value of such Transaction Expense (valuing such shares at the Conversion Price).

Article 3
Representations and Warranties of the Company

Subject to Section 13.03, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 3.01. Existence and Power. Each Acquired Company is an entity duly organized, validly existing and (where applicable, based on the applicable Acquired Company’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to own or lease its properties and other assets, and to conduct its business as now conducted and as currently contemplated to be conducted. Each Acquired Company is duly qualified to do business as a foreign entity and (with respect to jurisdictions that recognize the concept of “good standing”) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Acquired Company has been dissolved or declared bankrupt, nor has a corporate resolution to dissolve or to be declared bankrupt been adopted and, to the Company’s knowledge, no demands or requests for such dissolution or declaration are pending (before a Governmental Authority or otherwise). The Company has made available to Parent and Merger Sub true and complete copies of each Acquired Company’s Governing Documents as currently in effect. No Acquired Company is in material breach of its Governing Documents. Each Acquired Company, its entity type, its jurisdiction of formation or incorporation and each jurisdiction where such Acquired Company is qualified to do business as a foreign entity is set forth on Section 3.01 of the Company Disclosure Schedule.

Section 3.02. Authorization. The execution, delivery of, and performance by the Company of its obligations under, this Agreement, the Company Charter Amendment and the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly and validly authorized and approved by all necessary corporate action on the part of the Company. This Agreement and each of the other Transaction Documents to which the Company is (or is specified to be) a party has been or will be (upon execution and delivery) duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes (or will constitute when so executed) a valid and binding agreement of the Company, enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, by general principles of equity); provided, however, that the Company Charter Amendment will not be effective until filed with the Secretary of State of the State of Delaware in accordance with Delaware Law. The Required Equityholder Vote is the only approval or consent of the Acquired Companies or the holders of Equity Securities of any Acquired Company necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement, the Company Charter Amendment and the other Transaction Documents to which it is (or is specified to be) a party, or the consummation of the transactions contemplated hereby or thereby, and there are no other votes, approvals, consents or other proceedings of the equityholders of any of the Acquired Companies or otherwise (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with the execution and delivery of, or the performance by the Company of its obligations under, this Agreement, the Company Charter Amendment and the other Transaction Documents to which it is (or is specified to be) a party, or the consummation of the transactions contemplated hereby or thereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by Delaware Law). The Board of Directors of the Company has unanimously (a) declared that the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents are advisable and in the best interests of the Company and its equityholders, (b) approved this Agreement and the other Transaction Documents in accordance with the provisions of Delaware Law, (c) directed that this Agreement and the other Transaction Documents and the Merger and the other transactions contemplated hereby and thereby be submitted to the equityholders of the Company for their adoption and approval by written consent and (d) resolved to recommend that the equityholders of the Company vote in favor of the adoption of this Agreement and the other Transaction Documents and the approval of the Merger and the other transactions contemplated hereby and thereby. The Written Consent, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement and the other Transaction Documents by the Required Equityholder Vote in compliance with Applicable Law and the Company’s Governing Documents.

Section 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is (or is specified to be) a party and the consummation of the transactions contemplated hereby and thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(d) and Delaware Law, (c) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with Delaware Law, (d) the filing of the Company Charter Amendment with the Secretary of State of the State of Delaware in accordance with Delaware Law, (e) material compliance with any applicable U.S. federal or state securities or “blue sky” laws and (f) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Acquired Companies, taken as a whole, or prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement and the other Transaction Documents to which it is (or is specified to be) a party.

Section 3.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is (or is specified to be) a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of any Governing Document of any Acquired Company, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Acquired Company, or (d) require any consent from or other action by, or notice to, any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (i) any right of termination, modification, cancellation or acceleration of any right or obligation of any Acquired Company, (ii) any payment obligations binding on any Acquired Company or (iii) a loss of any benefit to which any Acquired Company is entitled under any provision of any Contract of the Acquired Companies, with only such exceptions, in the case of clauses (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.05. Capitalization. (a) Section 3.05(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the record and beneficial owners of all outstanding shares of Company Common Stock (specifying the number of shares of each class and series of Company Common Stock), (ii) the record and beneficial owners of all outstanding shares of Company Preferred Stock, including the number of shares of each class and series of Company Preferred Stock, (iii) each outstanding Company Warrant, including, as applicable, the name of the holder, date of issuance and exercise price and (iv) each outstanding Company Stock Option, including, as applicable, the name of the holder, date of grant, exercise price or purchase price, vesting schedule (including whether such award will vest in connection with the Closing), status as an “incentive stock option” or “nonqualified stock option” for purposes of Section 422 of the Code (if applicable) and the shares of Company Common Stock (including the number of shares of each class and series of Company Common Stock) subject thereto. The Company is the record and beneficial owner of 100% of the Equity Securities of the Acquired Companies (other than the Company). Section 3.05(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of all other authorized, issued or outstanding Equity Securities of the Acquired Companies and the holders thereof. Except as set forth on Section 3.05(a)(ii) of the Company Disclosure Schedule, no Acquired Company owns or controls, directly or indirectly, any Equity Securities in any Person, and no Acquired Company is, directly or indirectly, a participant in any joint venture, partnership or similar arrangement.

(b)               All of the outstanding Equity Securities in each Acquired Company have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of Applicable Law or any preemptive rights, rights of first refusal or other similar rights and are owned by the Persons in the amounts set forth on Section 3.05(a) of the Company

Disclosure Schedule, free and clear of any restriction on the right to vote, sell or otherwise dispose of such interests (other than generally applicable transfer restrictions under applicable state and federal securities laws). Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, (i) there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other agreements or arrangements to which any Acquired Company is a party requiring the issuance, sale or transfer of any Equity Securities of any Acquired Company, or any securities convertible, directly or indirectly, into Equity Securities of an Acquired Company, or evidencing the right to subscribe for any Equity Securities of any Acquired Company or any of its Subsidiaries, or giving any Person any rights with respect to any Equity Securities of any Acquired Company and (ii) there are no instruments that otherwise give any Person the right to receive any profits of any Acquired Company or any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Equity Securities of the Acquired Companies. There are no outstanding obligations of any of the Acquired Companies to repurchase, redeem or otherwise acquire any Equity Securities of the Acquired Companies, and there are no voting trusts, shareholder or member agreements, pooling agreements, proxies or other Contracts in effect with respect to the voting or transfer of any Equity Securities of the Acquired Companies.

(c)               Each Company Stock Option (i) has been granted in material compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the Company Stock Plan and other applicable Contracts, (ii) has been properly accounted for on the Balance Sheet, (iii) has an exercise price that is no less than the fair market value of the shares of Company Common Stock underlying such Company Stock Option on the grant date and (iv) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.

(d)               No Subsidiary of the Company owns any shares of capital stock of the Company (other than any such shares owned by Subsidiaries of the Company in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).

Section 3.06. Financial Statements. (a) The audited consolidated balance sheet and statement of financial position as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of operations and cash flows for the years ended December 31, 2020 and December 31, 2019 of the Acquired Companies (together with the notices thereto and accompanied by unqualified opinions of the independent accountants, the “Audited Financial Statements”) and the unaudited consolidated balance sheet and statement of financial position as of September 30, 2021 and September 30, 2020 and the related unaudited consolidated statement of operations income and cash flows for the nine month periods ended September 30, 2021 and September 30, 2020 of the Acquired Companies (together with the notes thereto, the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Historical Financial Statements”) fairly present in all material respects, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Acquired Companies as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments which are not material in the aggregate and the absence of footnote disclosures and other presentation items). The Company has made available to Parent true and complete copies of each of the Audited Financial Statements and Unaudited Financial Statements.

(b)               The Acquired Companies maintain in all material respects accurate books and records reflecting their assets and liabilities and maintain internal accounting controls which provide reasonable assurance that, in all material respects, (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Acquired Companies in accordance with GAAP. There are no significant deficiencies in the design or operation of the Acquired Companies’ internal controls over financial reporting that could adversely affect in any material respect the ability of the Acquired Companies to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and there has been no fraud, whether or not material, with respect to the Acquired Companies that involved management or other employees of the Acquired Companies who have a significant role in the Acquired Companies’ internal controls over financial reporting.

(c)               The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the Balance Sheet Date (i) have arisen from bona fide transactions entered into by the Acquired Companies involving the actual sale of goods or the actual rendering of services in the ordinary course of business, (ii) constitute only valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business, and (iii) are, subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Acquired Companies, collectible in full in the normal and ordinary course of business, with such exceptions, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.07. Absence of Certain Changes. (a) Since the Balance Sheet Date, (i) the business of the Company has been conducted in the ordinary course of business and in material compliance with all Applicable Laws and (ii) there has not been a Company Material Adverse Effect.

(b)               Without limiting the generality of the foregoing, since June 30, 2021, there has not been any action taken by the Acquired Companies that, if taken during the period from the date of this Agreement through the Closing Date without Parent’s prior written consent, would constitute a breach of Section 5.01, with such exceptions, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 3.08. No Undisclosed Liabilities. There are no Liabilities of any of the Acquired Companies of any kind whatsoever, other than: (a) liabilities expressly described and adequately reserved against in accordance with GAAP in the Balance Sheet or the notes thereto; (b) executory obligations under Contracts entered into in the ordinary course of business (for the avoidance of doubt, excluding any Liability arising out of the breach thereof), (c) Transaction Expenses or Indebtedness and (d) other undisclosed liabilities which, individually or in the aggregate, are not material to the Acquired Companies, taken as a whole.

Section 3.09. Material Contracts. (a) Section 3.09(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the following Contracts, except such contracts that are also Employee Plans, to which any Acquired Company is a party or is bound:

(i)                 all leases, subleases, licenses, sublicenses, easements and occupancy agreements for Leased Real Property set forth in Section 3.13(b) of the Company Disclosure Schedule;

(ii)              (A) any material Contract with one of the top ten (10) customers of the Acquired Companies (by revenue of the Acquired Companies, taken as a whole, from such customers) for each of (x) the year ended December 31, 2020 and (y) the nine (9) months ended September 30, 2021 (collectively, the “Top Customers”); and (B) any other Contract providing for the sale, lease or license by the Acquired Companies of materials, supplies, goods, services, software, equipment or other assets that provides (or would reasonably be expected to provide) for either (1) payments to the Acquired Companies of more than $1,000,000 in the twelve-month (12) period ended September 30, 2021 or (2) aggregate payments over the term thereof to the Acquired Companies of more than $1,000,000 (assuming the same is renewed or extended at the unilateral option of any other Person party thereto);

(iii)            (A) any Contract (or group of related Contracts) with any of the top ten (10) vendors of the Acquired Companies (by dollar amount paid to such vendors by the Acquired Companies, taken as a whole) for each of (x) the year ended December 31, 2020 and (y) the nine (9) months ended September 30, 2021 (collectively, the “Top Vendors”); and (B) any other Contract providing for the purchase, lease or license of materials, supplies, goods, services, software, equipment or other assets that provides (or would reasonably be expected to provide) for either (1) payments by the Acquired Companies of more than $500,000 in the twelve-month (12) period ended September 30, 2021 or (2) aggregate payments over the term thereof by the Acquired Companies of more than $500,000 (assuming the same is renewed or extended at the unilateral option of any other Person party thereto);

(iv)             any Contracts with a Governmental Authority, any Government Contract or any currently outstanding bids or other offers related to Contracts with a Governmental Authority;

(v)               any Contracts relating to the formation, creation, governance or control of any partnership, joint venture or other similar agreement or arrangement to which any

Acquired Company is a party or otherwise holds any equity, voting or other ownership interest in;

(vi)          any Contract relating to the acquisition or disposition of any business of any Person (whether by merger, sale of stock, sale of assets or otherwise);

(vii)         any Contract relating to Indebtedness for borrowed money or that grants Liens over the assets of the Acquired Companies;

(viii)        any Contract relating to any loan or other extension of credit made by any Acquired Company;

(ix)          any stockholders, investors rights, registration rights or similar Contract;

(x)           any Contract providing for the indemnification of any Person by any Acquired Company, other than Contracts with customers, resellers or other commercial partners of any Acquired Company entered into in the ordinary course of business;

(xi)           any Contract that limits (or purports to limit) the freedom of any Acquired Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates) from (A) freely setting prices with respect to any Acquired Company’s products, services or Intellectual Property or (B) competing in any line of business or with any Person or in any area or which imposes exclusivity requirements (including “requirements” obligations), non-competition obligations on any Acquired Company or any of its Affiliates (including, following the Closing, Parent and its Affiliates);

(xii)          any Contract that imposes on any Acquired Company minimum payment or purchase obligations (including “take-or-pay” provisions or “output” contracts) in excess of $200,000 per year, “most favored nations” or “most favored customer” status or rights of first or last offer obligations;

(xiii)        any Contract involving interest rate, currency or commodities swaps, options, caps, collars, hedges or forward exchanges, or other similar agreements, regardless of whether entered into for the purposes of hedging, investment or otherwise;

(xiv)        any Contract (including “keep-well” Contracts) under which (A) any Person has directly or indirectly guaranteed Indebtedness or other Liabilities of any Acquired Company, or (B) any Acquired Company has directly or indirectly guaranteed Indebtedness or other Liabilities of any Person;

(xv)         any Contract pursuant to which (A) any Acquired Company obtains any license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property Right (other than (1) any off-the-shelf shrinkwrap, clickwrap or similar non-exclusive licenses or sublicenses for non-custom Software that is commercially available on nondiscriminatory pricing terms with annual license, maintenance, support or other fees of $100,000 or less, (2) nondisclosure agreements and (3) agreements with employees, contractors or consultants entered into in the ordinary course of business); (B) any Acquired Company grants any license, sublicense, right or authorization to use or covenant not to be sued under any Intellectual Property Right (other than non-exclusive licenses or rights granted in the ordinary course of business); or (C) any Person (other than any employee of any Acquired Company) develops or has developed any material Owned Intellectual Property Right for or on behalf of the Acquired Companies;

(xvi)        any Contract (including escrow agreements) pursuant to which any Acquired Company has provided or leased, or agreed to provide or lease, any source code containing or embodying any Software included in the Owned Intellectual Property Rights to any Person (other than agreements with employees, contractors or consultants entered into in the ordinary course of business);

(xvii)       any Contract providing for the sale, lease or license by any Acquired Company of materials, supplies, goods, services, software, equipment or other assets in exchange for non-monetary consideration;

(xviii)      any Affiliate Contract; and

(xix)        (A) any Contract with any Significant Employee or (B) any Contract with any Company Employee that provides for retention, change in control or transaction bonuses.

(b)               Each Contract disclosed (or required to be disclosed) in Section 3.09(a) of the Company Disclosure Schedule, and, as of the Closing, any other Contract in existence that would have been required to be disclosed pursuant to Section 3.09(a) if in existence on the date hereof (each, a “Material Contract”) is a valid, binding and enforceable agreement of the applicable Acquired Company, and is in full force and effect, and none of the Acquired Companies or, to the Company’s knowledge, any other party thereto is in default or breach in any material respect under the terms of any Material Contract and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material breach or material event of default thereunder, or would result in any Acquired Company incurring any material Liability thereunder. True and complete copies of each Material Contract (including, for the avoidance of doubt, any exhibits, annexes, appendices or attachments thereto, and any amendments, modifications, supplements, extension or renewals) as of the date hereof have been made available to Parent prior to the date of this Agreement.

(c)               Since the Balance Sheet Date, none of the Acquired Companies has received any written (or, to the Company’s knowledge, oral) notice of an intention to terminate (including a termination for convenience or for cause) or determination not to renew or extend on substantially similar terms, any Material Contract (including, for the avoidance of doubt, any purchase, sale or service order under any Material Contract) by any of the parties to any Material Contract. With respect to any Material Contract that, by its terms, would automatically renew or extend absent notice or other action by a party thereto, no such party has given any such notice or taken any such action.

(d)               Section 3.09(d) of the Company Disclosure Schedule sets forth a true and complete list of the Top Customers and Top Vendors (the “Significant Counterparties”). Since the Balance Sheet Date, no Significant Counterparty has ceased its purchases from or sales or provision of services to or from the Acquired Companies or, to the Company’s knowledge, threatened to cease such purchases or sales or provision of services. Since the Balance Sheet Date, (i) no Significant Counterparty has materially reduced its purchases from or sales or provision of services to or from, or has materially delayed or interrupted purchases from or provision of sales or services to or from, the Acquired Companies, as applicable, other than in the ordinary course of business consistent with past practice, (ii) to the Company’s knowledge, no Significant Counterparty has threatened to cease or materially reduce its purchases from or sales or provision of services to or from the Acquired Companies and (iii) there have been no material disputes or controversies with any Significant Counterparty.

Section 3.10. Tax Matters. (a) The Acquired Companies have timely filed all material Tax Returns that they were required to file under Applicable Law. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Acquired Companies, whether or not shown as due on any Tax Return, have been timely paid.

(a)               The Acquired Companies have withheld or collected and paid over to the applicable Governmental Authority all Taxes required to have been so withheld or collected and paid and have complied with all information reporting and backup withholding provisions of Applicable Law. All Persons characterized and treated by the Acquired Companies as consultants or independent contractors for Tax purposes are properly treated as independent contractors under all applicable Tax Laws.

(b)               .

(c)               The charges, accruals and reserves for Taxes with respect to the Acquired Companies reflected on the Balance Sheet are adequate to cover Tax Liabilities accruing through the Balance Sheet Date and since the Balance Sheet Date, the Acquired Companies have not engaged in any transaction, or taken any other action, other than in the ordinary course of business, that would materially impact any Tax Liability of the Acquired Companies.

(d)               (i) none of the Acquired Companies has granted any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired; (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to any Acquired Company in respect of any Tax; (iii) no adjustment that would increase the Tax Liability of an Acquired Company has been threatened in writing, proposed or made by a Taxing Authority during any audit by a Taxing Authority of a Pre-Closing Tax Period that could reasonably be expected to be threatened in writing, proposed or made in an audit of any subsequent Tax period; (iv) there are no requests for rulings or determinations in respect of any Tax pending between an Acquired Company and any Taxing Authority and no Acquired

Company has received a ruling with respect to any Tax from any Taxing Authority and (v) in the past five (5) taxable years, no Acquired Company has received a formal, written tax opinion with respect to any transaction, other than a transaction in the ordinary course of business.

(e)               Section 3.10(e) of the Company Disclosure Schedule contains a list of all jurisdictions in which an Acquired Company files a Tax Return.

(f)                No claim has been made in writing by any Taxing Authority in a jurisdiction where an Acquired Company does not file a particular type of Tax Return (or pay a particular type of Tax) that such Acquired Company is or may be required to file such type of Tax Return (or pay such type of Tax) in that jurisdiction.

(g)               No Acquired Company (i) is a party to or bound by any Tax Sharing Agreement, (ii) is now nor has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (or been included (or required to have been included) in any Tax Return relating thereto), other than a group consisting solely of the Acquired Companies, and (iii) has any liability for Taxes of any Person (other than any other Acquired Company) arising from the application of Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, or as a transferee or successor.

(h)               None of the Acquired Companies is a party to, nor has participated in, any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(i)                 During the two-year (2) period ending on the date hereof, no Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j)                 There are no Liens for Taxes, other than Permitted Liens, upon the assets of an Acquired Company.

(k)               Each Acquired Company has complied with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement are not expected to cause any such Tax Grant to be refunded by the relevant Acquired Company.

(l)                 None of the Acquired Companies has (i) sought any relief under, or taken any action in respect of, any provision of the CARES Act (or any similar provision of state, local or non-U.S. Tax law) related to Taxes (including the deferral of any payments in respect of payroll Taxes under Section 2302 thereof) or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(m)             No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof)

ending after the Closing Date as a result of: (i) any change in, or use of improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Closing Date; (v) election under Section 965 of the Code or (vi) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax law).

(n)               Neither the Company nor any of its Affiliates (including any Acquired Company) has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Notwithstanding anything to the contrary in this Agreement, no Acquired Company makes any representation or warranty as to the amount, limitation on, existence or availability of any net operating loss carryforward, capital loss carryforward, Tax credit carryforward, basis or other Tax attribute of any Acquired Company with respect to any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary in this Agreement, no Acquired Company makes any representation or warranty regarding Tax matters in this Agreement other than the representations and warranties set forth in this Section 3.10 and the other representations and warranties contained in this Article 3 which explicitly refer to “Tax” matters or matters under the Code.

Section 3.11. Litigation. There is no Action pending or, to the Company’s knowledge, threatened, and since January 1, 2019, no Action has been brought or threatened, against any of the Acquired Companies or, to the Company’s knowledge, any present or former officer, director, or employee of any of the Acquired Companies, or by or before (or that would be by or before) any Governmental Authority, mediator or arbitrator that (i) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole or (ii) challenges or seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated hereby.

Section 3.12. Compliance with Laws and Court Orders. None of the Acquired Companies is in violation of, and has not since January 1, 2019 violated, and, to the Company’s knowledge, is not under investigation with respect to and has not been threatened to be charged with or given written or, to the Knowledge of the Company, other notice of any violation of, any Applicable Law, resulting in fines, penalties, consumer redress, or changes to business practices, except for violations that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. There is no Order that is or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Documents.

Section 3.13. Properties. (a) None of the Acquired Companies owns any real property nor has an Acquired Company ever owned any real property.

(b)               Section 3.13(b) of the Company Disclosure Schedule sets forth a true and complete list of the address of each material parcel of real property subject to a lease, sublease, license, easement or occupancy agreement to which any Acquired Company is a party (the “Leased Real Property”) and a list of all such leases, subleases, licenses, easements and other occupancy agreements, including all amendments and supplements thereto and guaranties thereof (collectively, “Leases”). The Leased Real Property constitutes all of the material real property used, held for use or occupied by the Acquired Companies in connection with the conduct of the business of the Acquired Companies. The Company has made available to Parent true and complete copies of all Leases.

(c)               The Acquired Companies have good and marketable, indefeasible, fee simple title to, or, in the case of leased or licensed property and assets has valid and subsisting leasehold interests or licenses in, all property and assets (whether real, personal, tangible or intangible), reflected on the Balance Sheet or acquired after the Balance Sheet Date, and such property and assets (together with the Permits held by the Acquired Companies) constitute all the property and assets used in and sufficient for the conduct of the business of the Acquired Companies as presently conducted, except, in each case, as would not, reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of such property, assets or rights is subject to any Lien, except Permitted Liens and any other Liens which arise in the ordinary course of business that are not material in amount and that do not materially detract from the value, materially impair or interfere with any present or intended use or otherwise materially and adversely affect the marketability of any such property or assets to which they relate. Notwithstanding the foregoing, the representations and warranties in this Section 3.13(c) do not apply with respect to Intellectual Property Rights, the sufficiency of which is covered in Section 3.14.

Section 3.14. Intellectual Property. (a) Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all (i) registrations and applications for registration included in the Owned Intellectual Property Rights (collectively, the “Registered Intellectual Property Rights”), specifying as to each such registration or application, as applicable, (A) the owner of such item (and, with respect to any and all domain name registrations, the applicable registrar), (B) each jurisdiction in which such item is issued or registered or in which any application for issuance or registration has been filed, (C) the respective issuance, registration, or application number of such item and (D) the date of application and issuance or registration of such item, (ii) software products (including software-as-a-service solutions) made commercially available by any of the Acquired Companies (“Company Products”) or currently under development and intended to be made commercially available by any of the Acquired Companies within twelve (12) months of the date hereof and (iii) Persons (other than employees of any Acquired Company, or contractors or consultants who perform services for or on behalf of any Acquired Company) to whom any Acquired Company has granted a contingent right to receive or lease source code containing or embodying any Software included in the Owned Intellectual Property Rights, whether pursuant to an escrow arrangement or otherwise.

(b)               The Acquired Companies own or have been granted a right and license to use any and all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct and capabilities of their respective businesses as currently conducted; provided that the representation and warranty in this sentence is made to the Acquired Companies’ knowledge with respect to the rights of others in or to any patent rights. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights or (ii) constitute a material breach of or default under any instrument, license or other Contract pursuant to which any Acquired Company grants to any third party any rights in, to, or under any Owned Intellectual Property Rights or pursuant to which any Acquired Company receives any licenses in, to, or under any third-party Intellectual Property Rights. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights (other than Permitted Liens).

(c)               Neither the Acquired Companies nor the conduct of any of their respective business have infringed, misappropriated or otherwise violated, or are infringing, misappropriating or otherwise violating, any Intellectual Property Right of any Person; provided that the representation and warranty in this sentence is made to the Acquired Companies’ knowledge with respect to the rights of others in or to any patent rights. There is no Action pending or, to the Acquired Companies’ knowledge, threatened in writing against any Acquired Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or (ii)alleging that any Acquired Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person. To the Acquired Companies’ knowledge, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.

(d)               None of the Registered Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and all Registered Intellectual Property Rights are subsisting, and, to the Acquired Companies’ knowledge, valid and enforceable. The Acquired Companies have taken reasonable actions to maintain, protect and enforce the Owned Intellectual Property Rights and maintain their rights in the Licensed Intellectual Property Rights, in each case, to the extent material to the Acquired Companies’ business. The Acquired Companies have paid all registration, maintenance and renewal fees and have made all filings required to maintain their respective ownership of, and the validity and enforceability of, the Registered Intellectual Property Rights, other than as an Acquired Company has let lapse or go abandoned in the ordinary course of business in the Company’s reasonable business judgment. The Acquired Companies are the sole and exclusive owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien (other than Permitted Liens).

(e)               The Acquired Companies have taken reasonable steps in accordance with industry practice to maintain, enforce and protect the confidentiality of all Intellectual Property Rights of the Acquired Companies (including all source code for Software) the value of which to their respective businesses is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights (including all source code for Software) have been disclosed other than to employees, contractors, consultants, representatives and agents of the respective Acquired Company, all of whom are bound by written and enforceable confidentiality agreements substantially in the form previously made available to Parent prior to the date hereof. To the knowledge of the Acquired Companies, none of the Acquired Companies have suffered any breaches of any such confidentiality agreements that have resulted in the unauthorized disclosure of or loss of any such confidential Intellectual Property Rights (including all source code for Software).

(f)                The Acquired Companies have entered into binding, written agreements with all current and former employees and independent contractors of the Acquired Companies who have participated in the development of any material Intellectual Property Rights for or on behalf of the Acquired Companies, whereby such employees and independent contractors (i) presently assign to the respective Acquired Company any ownership interest and right they may have in all such Intellectual Property Rights and (ii) acknowledge the respective Acquired Company’s ownership of all such Intellectual Property Rights.

(g)               Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, none of the Company Products (i) contains any Software code that is licensed under any terms or conditions, including any open-source, public-source, freeware or other third-party licenses, that require that any such Software be (A) made available or distributed in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind and (D) redistributable at no charge; or (ii) is subject to any agreement with any Person under which the Company or any of its Subsidiaries has deposited, or could be required to deposit, into escrow the source code of such Company Product (or any other Software included in the Owned Intellectual Property Rights), and no such source code has been released by any of the Acquired Companies to any Person, or is entitled to be released by any of the Acquired Companies to any Person, by any escrow agent. The consummation of the transactions contemplated by this Agreement will not trigger the release of any source code of any Company Products or any other Software included in the Owned Intellectual Property Rights.

(h)               There are no defects in any of the Company Products that would prevent any such Company Product from materially performing in accordance with its user specifications and there are no viruses, worms, trojan horses, bombs, backdoors, or similar harmful, malicious or hidden programs (as these terms are commonly understood in the industry) in any such Company Products that could materially disrupt the operation of such Company Products.

(i)                 The IT Assets operate and perform in a manner that permit the Acquired Companies to conduct their respective businesses as currently conducted. The Acquired

Companies have taken reasonable actions, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup procedures, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. There has been no breach or unauthorized use, access, interruption, modification or corruption of any IT Assets (or any information or transactions stored or contained therein or transmitted thereby) that are owned or controlled by an Acquired Company.

Section 3.15. Data Privacy and Security.

(a)               During the past three (3) years, the Acquired Companies have complied, and are currently in material compliance with (i) all applicable Privacy Laws and all restrictions and requirements relating to the privacy, collection, maintenance, processing, use, sale, storage, protection, retention, deletion, sharing or transfer of Personally Identifiable Information contained in any Contract to which an Acquired Company is bound (the “Privacy Requirements”), in each case relating to (A) the privacy of the users of the products, services and websites of the respective businesses of the Acquired Companies as formerly or currently conducted and as proposed to be conducted or (B) the privacy, collection, maintenance, processing, use, sale, storage, protection, retention, deletion, sharing or transfer of any Personally Identifiable Information and other confidential data or information collected, processed, stored or disclosed by or on behalf of any of the Acquired Companies and (ii) any rules, policies, procedures, requirements, external representations and programs established by any of the Acquired Companies with respect to the foregoing.

(b)               The Acquired Companies are not and have not been subject to an Order of, and have not received any notice from, any Governmental Authority contending that an Acquired Company has violated any applicable Privacy Law. No Person has brought, or, to the Acquired Companies’ knowledge, has threatened to bring, any Action against any Acquired Company (i) regarding the loss of or unauthorized (or the alleged loss of or unauthorized) use, disclosure or transfer of Personally Identifiable Information, (ii) relating to any Acquired Companies’ collection, protection, storage, use, or disclosure of Personally Identifiable Information or (iii) otherwise relating to or arising as a result of any actual or alleged non-compliance with or violation of any Privacy Requirement, and, to the Acquired Companies’ knowledge, no facts or circumstances exist that would support any such Action.

(c)               The Acquired Companies (i) have the right and authority to collect, process and use all Personally Identifiable Information used or collected to fulfill its obligations to its third-party suppliers, vendors (including independent contractors), customers and clients that transfer, receive or otherwise process Personally Identifiable Information to or from any Acquired Company (each, a “PII Third Party”) and (ii) have not made any use of or in any way processed, and do not currently process Personally Identifiable Information without first obtaining the full legal and contractual right and authority to do so. In the past three (3) years, the Acquired Companies have not used or in any way processed, and do not currently process, any data derived or aggregated from any Personally Identifiable Information of a PII Third Party in any way that would constitute a material breach, violation or default of any Contract to which any Acquired Company is bound.

(d)               The transactions contemplated by this Agreement and the other Transaction Documents will not cause the Acquired Companies to breach any Privacy Requirement.

Section 3.16. Insurance Coverage. (a) A true and complete list of all insurance policies and fidelity bonds held by any of the Acquired Companies or relating to the assets, business, operations, employees, officers or directors of any of the Acquired Companies, as well as the five-year (5) loss runs under such policies and bonds is set forth on Section 3.16(b) of the Company Disclosure Schedule (the “Company Insurance Policies”), and true and complete copies thereof have been made available to Parent.

(b)               The Company Insurance Policies have coverage sufficient in amount (subject to reasonable deductibles) to cover the risk of loss or liability customarily insured against risks required to comply with Applicable Laws. There are no claims by any of the Acquired Companies pending under any Company Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Company Insurance Policies. As of the date hereof, all premiums due and payable under all Company Insurance Policies have been timely paid in full. None of the Acquired Companies is in material default under any such policy or bond and, to the Company’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would permit termination or modification of such policy or bond.

Section 3.17. Licenses and Permits. (a) Section 3.17 of the Company Disclosure Schedule sets forth the material Permits held by the Acquired Companies, together with the name of the Governmental Authority issuing such Permit. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company holds all necessary Permits and all such Permits are valid and in full force and effect and each of the Acquired Companies is, and since January 1, 2019 has been, in material compliance with, and has fulfilled and performed all of its material obligations with respect to, the Permits held by it.

(b)               The appropriate Acquired Company has accurately filed all reports and paid all fees, assessments, and contributions required by the Permits and Applicable Laws, except such reports, fees, assessment and contributions the failure of which to file or pay, as applicable, would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Since January 1, 2019, no notices have been received by any of the Acquired Companies alleging the failure to hold any material Permit required to be held by the Acquired Company to conduct their respective businesses or own their respective assets. No material Permit is subject to any pending regulatory proceeding or judicial review before a Governmental Authority seeking to suspend, revoke, cancel or adversely modify such Permit.

Section 3.18. Finders’ Fees. Other than Broadhaven Securities, LLC, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by the Acquired Companies prior to the Effective Time.

Section 3.19. Environmental Matters. Except as disclosed in Section 3.19 of the Company Disclosure Schedule and as would not reasonably be expected to be material to the Acquired Companies, taken as a whole:

(a)               (i) no notice, demand, request for information, citation, summons or complaint has been received; (ii) no Order has been issued or is otherwise in effect; (iii) no penalty has been assessed; and (iv) no Action or review is pending or, to the Company’s knowledge, threatened, in each case, with respect to any Acquired Company (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance reasonably likely to result in Liability of any Acquired Company;

(b)               there has been no Environmental Release of any Hazardous Substance at, on, under, to, in or from (i) any location by or arising from the operations of, (ii) any property or facility now or previously owned, leased or operated by, or (iii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, in each case, any Acquired Company (or any of their respective predecessors) that is reasonably likely to result in Liability under Environmental Laws of any Acquired Company; and

(c)               each Acquired Company (i) is, and has been since January 1, 2019, in compliance with all Environmental Laws; (ii) possesses and maintains all required Environmental Permits and is in material compliance with the terms thereof; and (iii) has timely made all appropriate filings necessary for the issuance or renewal thereof.

Section 3.20. Employees and Labor Matters. (a) Section 3.20(a) of the Company Disclosure Schedule sets forth with respect to each Service Provider as of the date hereof, such service provider’s (i) name, (ii) employing or engaging entity, (iii) title, (iv) original date of hire, (v) whether active or on leave (and, if on leave, the nature of the leave and expected return date), (vi) whether exempt from the Fair Labor Standards Act, (vii) whether full-time or part-time, (viii) annual salary or wage rate (or consulting rate), (ix) most recent annual bonus (if any), (x) current annual bonus opportunity, (xi) individual vacation accrual, and (xii) immigration status (including visa type). All Company Employees are employed “at will.”

(b)               No Company Employee has provided notice to the Acquired Companies that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

(c)               The Acquired Companies are, and have been since January 1, 2019, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, data privacy and security, workers compensation, continuation coverage under group health plans and the payment and withholding of Taxes. Except as would not result in material liability to the Acquired Companies, each Person who has provided or is providing services to the Acquired Companies and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all Applicable Law and pursuant to the terms of any Employee Plan and the Acquired Companies have no liability or obligation under any Applicable Law or Employee Plan arising out of improperly classifying such Person as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and no such Person is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under Applicable Law, are payable in the future).

(d)               During the three (3) years prior to the date hereof, there has not been any action related to, or any act or allegation of or relating to, discrimination, sexual harassment or sexual misconduct, or breach of any policy of Acquired Companies relating to the foregoing, in each case, involving any of the Acquired Companies or, to the Acquired Companies’ knowledge, any current or former director, officer, or employee of any Acquired Company, nor has there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor, to the Acquired Companies’ knowledge, has any such action been threatened.

(e)               The Acquired Companies are not, and since January 1, 2019 have not been, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the Company’s knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider or any grievances or job actions involving any current or former Service Provider.

(f)               The Acquired Companies are, and have been since January 1, 2019, in compliance with WARN and have no Liabilities or other obligations thereunder.

(g)                The Acquired Companies are not liable for any arrears of wages or penalties with respect thereto.  All amounts that the Acquired Companies are legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by applicable law have been withheld and paid, and the Acquired Companies do not have any outstanding obligations to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Acquired Companies.

(h)               Section 3.20(i) of the Company Disclosure Schedule contains a list of (i) any outstanding offer of employment made to any individual by the Acquired Companies and (ii) any individual accepted an offer of employment made by the Acquired Companies but not yet commenced such employment.

Section 3.21. Employee Benefits. (a) Section 3.21(a) of the Company Disclosure Schedule sets forth each Employee Plan. Prior to the date hereof, Parent has been furnished a true and complete copy of each Employee Plan (or a description, if such plan is not written) and all amendments thereto and, as applicable, (i) all related trust agreements, insurance Contracts or other funding arrangements and amendments thereto, (ii) the current prospectus or summary plan description and all summaries of material modifications, (iii) the most recent annual report (Form 5500) and accompanying schedules and attachments thereto for the three (3) most recently completed plan years, (iv) the most recent determination or opinion letter from the IRS relating thereto and (v) all documents and non-routine correspondence relating thereto received from or provided to the IRS, the Department of Labor, the PBGC or any Governmental Authority during the past three (3) years.

(b)               Neither the Acquired Companies nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has ever sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has incurred any Liability that has not been paid in full with respect to, or is reasonably expected to have any direct or indirect Liability with respect to, any plan subject to Title IV of ERISA, including any Multiemployer Plan.

(c)               With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Acquired Companies to incur any material Liability under ERISA or the Code.

(d)               The Acquired Companies do not have any current or projected Liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA).

(e)               Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(f)               Each Employee Plan has been operated and maintained in all material respects in operational and documentary compliance with all applicable requirements of Section 409A of the Code. For each valuation of the fair market value of Company Common Stock by the Company’s independent appraiser that was relied upon in connection with the grant of Company Stock Options, the Acquired Companies provided such independent appraiser with (i) all available information material to the valuation of Company Common Stock that was reasonably requested by such independent appraiser and (ii) all recent and planned arm’s length transactions involving the sale or transfer of Company stock or equity interests.

(g)                Each Employee Plan has been maintained in material compliance with its terms and all Applicable Law, including ERISA and the Code. There are no actions, investigations, audits, proceedings, claims or disputes (or any basis therefor) pending against, involving or, to the Company’s knowledge, threatened with respect to or involving any Employee Plan or any trust which serves as a funding medium for any such Employee Plan before any arbitrator or any Governmental Entity (including, without limitation, the IRS, the United States Department of Labor, or the PBGC), other than routine claims for benefits in the ordinary course of business. The Acquired Companies are in compliance with all Applicable Laws and has no legal exposure or liability with respect to all employee-related coverages and benefits, including, without limitation, welfare or fringe benefits and disability and unemployment benefits and the rates of premium or coverage contributions, the deduction funding and the payment of such premiums and coverage contributions and the allocation of the costs and benefits of such coverages, benefits, premiums, credits and other amounts under such coverages and benefits. The Company has complied with the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and no event has occurred, and, to the Company’s knowledge, no condition or circumstance exists, that would reasonably be expected to subject the Company to material Liability, penalties, or Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act.

(h)               No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Company’s knowledge, is threatened against or threatened to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the PBGC.

(i)               All contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

(j)                 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) enhance any benefits or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Company or, after the Closing, Parent, the Surviving Company or any of their respective Affiliates, to merge, amend or terminate any Employee Plan or (iv) result in any payment that would not be deductible under Section 280G of the Code.

Section 3.22. Affiliate Transactions. Other than this Agreement, the other Transaction Documents, ordinary course agreements incident to employment of any Related Party by the Acquired Companies (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), indemnification agreements with a current or former director, officer or employee of any Acquired Company or as set forth on Section 3.22 of the Company Disclosure Schedule, no Related Party (a) is a party to any Contract with an Acquired Company, (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by any of the Acquired Companies, (c) licenses Intellectual Property Rights (either to or from any of the Acquired Companies), or (d) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, any Acquired Company (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (a) through (d) hereof, including any such agreements listed (or required to be listed) on Section 3.22 of the Company Disclosure Schedule, an “Affiliate Contract”).

Section 3.23. Foreign Corrupt Payments; Sanctions; Export Control; Anti-Money Laundering.

(a)               Since January 1, 2019, each Acquired Company and its directors, officers, employees, and, to the Company’s knowledge, agents and representatives has complied in all material respects with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) and all other anti-corruption Applicable Laws (collectively, “Anti-Corruption Laws”).

(b)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, none of the Acquired Companies nor, to the Company’s knowledge, any of their respective directors, officers, employees, or to the Company’s knowledge, agents or representatives, acting alone or together, (i) has received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of obtaining or retaining business or to otherwise achieve an improper commercial advantage, (ii) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B), for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtain an improper advantage or (iii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(c)               Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole:

(i)                 each Acquired Company has maintained since January 1, 2019 and currently maintains internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets were, have been and are executed only in accordance with management’s general or specific authorization;

(ii)              none of the Acquired Companies, nor, to the Acquired Companies’ knowledge, any of their respective officers, directors, employees or, to the Company’s knowledge, agents or representatives is or was a Government Official, nor to the Company’s knowledge, were any of the foregoing a close family member of a Government Official;

(iii)            none of the Acquired Companies, nor, to the Acquired Companies’ knowledge, any of their respective directors, officers, employees or agents is a Person that is, or is owned or controlled by Persons that are: (a) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”); or (b) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Cuba, Crimea, Iran, North Korea, and Syria); and

(iv)             the Acquired Companies are, and since January 1, 2019 have been, in compliance in all respects with all Applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.

(d)               Since January 1, 2019, none of the Acquired Companies has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(e)               The Acquired Company have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance in all material respects with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

Article 4
Representations and Warranties of Parent and Merger Sub

Except (x) as disclosed in Parent SEC Documents (excluding any information contained in any part of any such report, schedule, form statement or other document in any section entitled “Risk Factors” or set forth in any “Forward Looking Statements” disclaimer, in each case other than any specific factual information contained therein, which shall not be excluded) or (y)

subject to Section 13.03, as set forth in the Parent Disclosure Schedule, each of Parent and Merger Sub represents and warrants to the Company that:

Section 4.01. Organization. Each of Parent and Merger Sub is an entity duly formed, validly existing and (where applicable, based on the applicable Person’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to own, lease and otherwise hold and operate its properties and other assets, and to conduct its business as now conducted and as currently contemplated to be conducted, except where the failure to have such power and authority would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business as a foreign entity and (with respect to jurisdictions that recognize the concept of “good standing”) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Parent Material Adverse Effect. Merger Sub was formed for the sole purpose of effecting the transactions contemplated by this Agreement and the other Transaction Documents, and has had no assets or operations and has not conducted any business other than immaterial business conducted in connection with the maintenance of Merger Sub’s existence, performance of this Agreement and matters incidental thereto.

Section 4.02. Authorization. The execution, delivery of, and performance by each of Parent and Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which it is (or is specified to be) a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, are within the corporate or other organizational powers of each of Parent and Merger Sub and, except for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub, have been duly authorized by all necessary corporate or other organizational action on the part of each of Parent and Merger Sub. This Agreement and each of the other Transaction Documents to which Parent or Merger Sub is (or is specified to be) a party has been or will be (upon execution and delivery) duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto or thereto, constitutes (or will constitute) the valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, respectively, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, by general principles of equity). Except for the adoption of this Agreement by Parent in its capacity as the sole member of Merger Sub, no votes, approvals or consents of the holders of any of Parent’s or Merger Sub’s capital stock (other than any that have been obtained prior to the date hereof or that will be obtained immediately after execution of this Agreement) are necessary in connection with execution and delivery of, or the performance by Parent or Merger Sub of their respective obligations under, this Agreement and the other Transaction Documents to which they are (or are specified to be) a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby (other than the filing and recordation of the Certificate of Merger and the Certificate of Designation and such other documents as required by Delaware Law). The Certificate of Designation sets forth the rights, preferences and priorities of the Parent Preferred Stock, and the holders of the Parent Preferred Stock will have the rights set forth in the Certificate of Designation upon filing with the Secretary of State of the State of Delaware.

Section 4.03. Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is (or is specified to be) a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and, to the extent applicable, thereby require no consent, approval, authorization or permit of, or filing with or notification to, or other action in respect of, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.01(d) and Delaware Law, (c) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware in accordance with Delaware Law, (d) compliance with any applicable U.S. federal or state securities or “blue sky” laws and (e) any actions or filings the absence of which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04. Noncontravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is (or is specified to be) a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of any Governing Document of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, or (iv) require any consent from or other action by, or notice to, any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to (x) any right of termination, modification, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or (y) to a loss of any benefit to which Parent or such Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries with only such exceptions, in the case of clauses (ii), (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 4.05. Financing; Parent Common Stock. (a) Parent has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Per Share Closing Cash Consideration, if and when due.

(b)               The shares of Parent Preferred Stock to be delivered pursuant to this Agreement will, when issued, be (i) duly authorized, validly issued, fully paid and non-assessable and (ii) free and clear of all Liens (other than Liens imposed by Applicable Law or as expressly contemplated hereby or as a result of actions taken by or on behalf of the Equityholders). Upon issuance in accordance with the Certificate of Designation, the Underlying Parent Common Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer (other than Liens imposed by Applicable

Law or as expressly contemplated hereby or as a result of actions taken by or on behalf of the Equityholders).

Section 4.06. Litigation. There is no Action pending or, to Parent’s knowledge, threatened against Parent or Merger Sub before any Governmental Authority, mediator or arbitrator as of the date of this Agreement that if determined or resolved adversely in accordance with the plaintiff’s demands, would have a Parent Material Adverse Effect. As of the date hereof, none of Parent or Merger Sub is subject to any Order of any Governmental Authority that is or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since September 23, 2021 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)               As of its filing date (and as of the date of any amendment), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be.

(c)               As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)               Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)               Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Parent has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s Internal Controls.

Section 4.08. Finders’ Fees. Except for Evercore Inc., no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents by reason of any action taken by any of Parent or Merger Sub prior to the Effective Time.

Section 4.09. Investment Purpose. Parent will be acquiring the capital stock of the Company for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.

Section 4.10. Intended Tax Treatment. Neither Parent nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

Section 4.11. Compliance with Laws and Court Orders. Neither Parent nor Merger Sub or any of their respective Subsidiaries is in violation of, and has not since January 1, 2019 violated, and, to Parent’s knowledge, is not under investigation with respect to and has not been threatened to be charged with or given written notice of any violation of, any Applicable Law, resulting in fines, penalties, consumer redress, or changes to business practices, except for violations that are not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order that is or would reasonably be expected to be, individually or in the aggregate, material to Parent or Merger Sub or that seeks to prevent, enjoin or materially delay the consummation of the transactions contemplated by, or the performance by the Parent or Merger Sub of their respective obligations under, this Agreement or the other Transaction Documents.

Section 4.12. Capitalization. As of the date hereof, the authorized capital of Parent consists of 2,200,000,000 shares of Class A common stock, $0.0001 par value per share, of which 229,383,875 shares are issued and outstanding and 25,600,000 shares are reserved for issuance upon exercise of redeemable warrants. All issued and outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities registration laws. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent’s certificate of incorporation in effect as of the date hereof. As of the date hereof, an aggregate of 55,170,705 shares of Parent Common Stock are authorized for issuance under Parent’s Omnibus Incentive Plan, of which 37,458,547 shares are subject to outstanding and unexercised Parent equity awards, and 17,712,158 shares of Parent Common Stock remain available for issuance pursuant to new awards under Parent’s Omnibus Incentive Plan.

Section 4.13. Due Diligence Review. Parent acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company and it is entering into this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article 3, the certificate required to be delivered pursuant to Section 9.02(d) and any representations and warranties in any other Transaction Document, it is not relying upon any representation or warranty of any of the Acquired Companies, or any of their respective representatives, nor upon the completeness or accuracy of any information, record, projection or statement made available or given to Parent in the performance of such investigation (or any omission therefrom), (b) it has had access to its satisfaction to the Acquired Companies and its respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other Transaction Documents.

Article 5
Covenants of the Company

Section 5.01. Conduct of the Acquired Companies. (a) From the date hereof until the Closing Date, except (i) as set forth in Section 5.01(a) of the Company Disclosure Schedule, (ii) as otherwise expressly required by this Agreement, (iii) as required by Applicable Law or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice and (ii) use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all material Permits, (C) keep available the services of its directors, officers and Significant Employees and (D) maintain satisfactory relationships with its customers, lenders, suppliers, lessors and others having material business relationships with it.

(b)               Without limiting the generality of the foregoing, except as set forth in Section 5.01(b) of the Company Disclosure Schedule, as otherwise expressly required by this Agreement, as required by Applicable Law or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries not to:

(i)                 other than the Company Charter Amendment, adopt or propose any change to, or amend or otherwise alter, the Governing Documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(ii)              split, combine or reclassify any shares of capital stock, equity interests, voting securities or other ownership interests of any Acquired Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property or any combination thereof) in respect of any Equity Securities of an Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Equity Securities of an Acquired Company, except repurchases of stock from former officers, directors, employees, consultants or other persons who performed services for any Acquired Company in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(iii)            (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Equity Securities of an Acquired Company other than the issuance of Company Common Stock upon the exercise of Company Stock Options or Company Warrants outstanding as of the date hereof, in accordance with their terms as of the date hereof or (B) amend any term of any Equity Securities of an Acquired Company (whether by merger, consolidation or otherwise);

(iv)             incur any capital expenditures or any obligations or Liabilities in respect thereof, except for any capital expenditures not to exceed $20,000 individually or $250,000 in the aggregate;

(v)               (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, properties or businesses that exceed $100,000 individually or $250,000 in the aggregate, other than materials, supplies and equipment in the ordinary course of business of the Acquired Companies in a manner that is consistent with past practice or (B) acquire any real property;

(vi)             sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or allow to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Acquired Company’s assets, securities, properties, interests or businesses, other than sales of inventory or sales or abandonment of obsolete equipment or leases, in each case, in the ordinary course of business consistent with past practice;

(vii)          sell, assign, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property Right or Licensed Intellectual Property Right, in each case that is material to the business of the Acquired Companies, other than non-exclusive licenses granted in the ordinary course of business;

(viii)        make any loans, advances or capital contributions to, or investments in, any other Person other than contributions to the Company’s wholly owned Subsidiaries in the ordinary course of business consistent with past practice;

(ix)             create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness for borrowed money other than Indebtedness incurred under the Company’s existing credit agreements of up to $100,000 in the aggregate in the ordinary course of business consistent with past practice and that will constitute Estimated Closing Indebtedness and Closing Indebtedness hereunder;

(x)               (A) enter into (or acquire any Subsidiary that is bound by), amend or modify in any material respect, terminate or renew any Material Contract; provided that the Acquired Companies shall not fail to exercise a right to extend or renew a Material Contract or any rights thereunder, or (B) otherwise waive, release or assign any material rights, claims or benefits of the Acquired Companies under any Contract or otherwise;

(xi)             except as required by Applicable Law or by the terms of the Employee Plans disclosed on Section 3.21(a) of the Company Disclosure Schedule as in effect on the date hereof, (A) grant or increase any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, bonus, deferred compensation, change in control or severance agreement with, any current or former Service Provider or increase benefits payable under any existing severance or termination pay policies or employment or consulting agreements, (B) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement, other than routine amendments to health and welfare plans relating to open enrollments that do not result in materially increased administrative costs, (C) increase the compensation, bonus or other benefits payable or provided to any current or former Service Provider (other than increases in base compensation, bonus or other benefits that do not exceed $1,300,000 in the aggregate); (D) (x) hire any Company Employee with base compensation in excess of $230,000, or (y) terminate the employment of any Company Employee with base compensation in excess of $230,000 (other than for cause or for performance reasons); or (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any awards held by, any current or former Service Provider;

(xii)          change any of the Acquired Companies’ methods of accounting, except as required by concurrent changes in GAAP, as agreed to by their independent public accountants;

(xiii)        settle or compromise, or offer or propose to settle or compromise, (A) any Action involving or against any of the Acquired Companies (other than immaterial actions solely for monetary relief to be paid prior to the Measurement Time in an amount not to exceed $20,000 individually or $100,000 in the aggregate) or (B) any Action that relates to the transactions contemplated hereby (including any Appraisal Demands);

(xiv)         take any action that could reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment;

(xv)           make or change any material Tax election; change any annual Tax accounting period; adopt or change any material method of Tax accounting; amend any material Tax Returns or file claims for material Tax refunds; enter any closing agreement; settle any material Tax claim, audit or assessment; surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability; consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than automatic extensions granted by taxing authorities in due course); or, if it would have the effect of increasing the Tax Liability of any of the Acquired Companies, Parent or any Affiliate of Parent, take any other action in respect of Taxes outside of the ordinary course of business;

(xvi)         make any change to the management of its cash, cash equivalents or working capital (including (A) the timing of collection of accounts receivable and of the payment of accounts payable, (B) the management of inventory and (C) the payment of capital expenditures) that is not in the ordinary course of business consistent with past practice; or

(xvii)      agree, resolve or commit to do any of the foregoing.

Section 5.02. Access to Information. From the date hereof until the Closing Date, the Company shall, and the Company shall cause its Subsidiaries to, (i) upon reasonable advance notice, give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Parent and its Affiliates and their respective Representatives such financial, operating and human resources data and other information relating to the Acquired Companies as such Persons may reasonably request and (iii) instruct the Representatives of the Acquired Companies to cooperate with Parent and its Affiliates and their respective Representatives in their investigation of the Acquired Companies, in each case, at Parent’s expense. Any request for data or other information, any request for access or cooperation or any investigation pursuant to this Section 5.02 shall be made or conducted in such manner as not to (i) interfere unreasonably with the conduct of the business of the Acquired Companies, (ii) result in the loss of any attorney-client privilege of the Acquired Companies or (iii) violate any Applicable Law or any Contract to which any Acquired Company is a party; provided that Parent, Merger Sub and the Acquired Companies shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege or violation of such Applicable Law or applicable Contract. Parent and its Representatives shall not contact or otherwise communicate with the employees, customers, suppliers or other business partners of any Acquired Company in connection with this Agreement or the transactions hereby unless, in each instance, as approved in writing in advance by the Company; provided, however, that the foregoing with respect to customers, suppliers and other business partners shall not apply with respect to any customers, suppliers or business partners who are also customers, suppliers or business partners of Parent or any of its Subsidiaries. No investigation by Parent, any of its Affiliates or any of their respective Representatives or other information received by, or knowledge of, Parent, any of its Affiliates or any of their respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

Section 5.03. Further Assurances. In the event that, at any time after the Effective Time, the Surviving Company shall determine or be advised that any further deeds, bills of sale, assignments or assurances are necessary or reasonably desirable to vest, perfect or confirm in the Surviving Company title to any property, assets, rights, approvals, immunities and franchises of the Company, the Surviving Company and its officers and directors may execute and deliver all such deeds, assignments, assurances and bills of sale and do all other things necessary or reasonably desirable to vest, perfect or confirm title to such property, assets, rights approvals, immunities and franchises in the Surviving Company and otherwise to carry out the purpose of this Agreement, in the name of the Company or otherwise.

Section 5.04. Information Statement; Qualified Transaction. The Company shall use its commercially reasonable efforts to obtain a duly executed counterpart to the Written Consent from each Equityholder that holds shares of voting Company Common Stock or Company Preferred Stock as expeditiously as possible after the execution and delivery hereof, and the Company shall promptly deliver such executed documents to Parent. The materials submitted to such holders in connection with soliciting the Written Consent shall include the unanimous recommendation of the Company’s Board of Directors that such holders vote their shares of voting Company Common Stock and Company Preferred Stock in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby. If any holder of shares of voting Company Common Stock or Company Preferred Stock has not signed the Written Consent by 12:00 p.m. on the date immediately following the date hereof, then promptly thereafter (but in any event no later than fifteen (15) days after receipt by the Company of the Required Equityholder Vote), the Company shall prepare and deliver to each such holder an information statement (the “Information Statement”) containing notice of the receipt of the Required Equityholder Vote and such other information as may be required to be included therein by Applicable Law, including any historical financial statements and other financial information reasonably requested by Parent. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are mailed to the holders of shares of Company Common Stock and Company Preferred Stock, and the Company shall consider in good faith all comments of Parent and its counsel in connection therewith; provided, however, that Parent shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Parent expressly for inclusion therein.

Section 5.05. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.06. Termination of Affiliate Contracts and Accounts. Except with respect to the Excluded Arrangements, prior to the Closing, the Company shall, and shall cause the other Acquired Companies to, (i) pay, settle or discharge all account balances owed from any Acquired Company to any Related Party and (ii) terminate all Contracts between or among any Acquired Company, on the one hand, and any Related Party, on the other hand (and any Affiliate Contract), in each case without any continuing Liability of any of the Acquired Companies thereunder; provided, that the Company shall notify Parent in writing prior to terminating any such Contract not set forth on Section 3.22 of the Company Disclosure Schedule, and shall not terminate any such Contract until directed to do so by Parent.  Prior to the Closing, the Company shall deliver to Parent written evidence reasonably satisfactory to Parent of each such termination.  For purposes of this Agreement, “Excluded Arrangements” means (i) subject to Section 5.07, any employment, severance, indemnification or other similar arrangements with directors, officers or employees of the Acquired Companies (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), (ii) compensation for services performed by a Related Party as director, officer or employee of the Acquired Companies and amounts reimbursable for routine travel and other business expenses in the ordinary course of business consistent with past practices, (iii) the Transaction Documents, (iv) customer agreements entered into on arm’s-length terms in the ordinary course of business consistent with past practice and (v) the Contracts set forth on Section 5.06 of the Company Disclosure Schedule.

Section 5.07. Resignations. At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of the directors, officers, limited liability company managers and other Persons holding similar titles for each of the Acquired Companies. At or prior to Closing, the Company shall deliver to Parent the resignations of each such director, officer, limited liability company manager or other Person from such positions with the Acquired Companies, except for Phillip Rosen (in his capacity as CEO), effective as of the Effective Time (unless Parent requests that any such resignation not be delivered) substantially in the form attached as Exhibit F.

Section 5.08. Payoff Letters. (a) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters with respect to any Indebtedness for borrowed money of any Acquired Company outstanding as of immediately prior to the Effective Time, to be provided by the administrative agent, if applicable, or lenders or creditors in respect thereof, dated within a reasonable time prior to the Closing Date, which shall, in each case, (i) set forth the aggregate amount of Indebtedness arising under or owing or payable thereunder and in connection therewith on the Closing Date and (ii) acknowledge and agree that, upon payment of such aggregate amounts on the Closing Date, the Acquired Companies shall have paid in full all amounts arising under or owing or payable thereunder and in connection therewith, and all Liens related to such Indebtedness shall be released, each in form and substance reasonably satisfactory to Parent (the “Payoff Letters”). Without limiting the foregoing, the Company shall, and shall cause each other Acquired Company to, cooperate with and take all actions reasonably requested by Parent in order to facilitate the termination and payoff of all of the Indebtedness of the Acquired Companies (and related release of Liens) at the Closing.

(b)               With respect to any Unpaid Transaction Expenses, the Company shall submit to Parent no later than two (2) Business Days prior to the Closing Date, (i) the Transaction Expenses Payoff Instructions and (ii) an invoice submitted by each payee referred to in the Transaction Expenses Payoff Instructions in form and substance reasonably satisfactory to Parent.

Section 5.09. 280G Matters. (a) To the extent that (x) any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of any Acquired Company (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) and (y) such payment or benefit would or could reasonably be expected to constitute a “parachute payment” under Section 280G of the Code or could reasonably be expected to result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Acquired Companies shall, prior to the Closing:

(i)                 seek a binding written waiver by such Disqualified Individual (each, an “Excess Parachute Waiver”) of any portion of such parachute payment as exceeds three times such individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a shareholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Acquired Companies’ organizational documents (the “280G Shareholder Approval Requirements”); and

(ii)              if an Excess Parachute Waiver is obtained, use best efforts to seek stockholder approval in a manner intended to satisfy the 280G Shareholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals.

(b)               The Acquired Companies shall provide any Excess Parachute Waivers obtained by the Company, disclosure to shareholders and any other resolutions, notices or other documents issued, distributed, adopted or executed in connection with the implementation of this Section 5.09 to Parent, no later than five (5) Business Days prior to Closing, for its prior review and comment, and the Acquired Companies shall consider in good faith any reasonable comments made by Parent; provided that Parent shall have provided the Acquired Companies the relevant terms of any contracts or other arrangements that would be entered into with any Disqualified Individual on or about the Closing Date that would result in any payment or other benefit that would be required to be disclosed to the shareholders in connection with the 280G Shareholder Approval Requirements.

(c)               To the extent any Excess Parachute Payments with respect to which any Excess Parachute Waiver is obtained are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided. Prior to the Closing Date, the Company shall deliver to Parent written evidence of satisfaction of the 280G Shareholder Approval Requirements or written notice of the non-satisfaction thereof.

Section 5.10. Exclusivity. From the date hereof until the Effective Time, except for the transactions contemplated by this Agreement or as expressly consented to by Parent in writing, the Company, the Equityholders’ Representative (in its capacity as such) and the Equityholders shall not, and each shall cause their respective Affiliates and Representatives not to, directly or indirectly, solicit, encourage, initiate, enter into any Contract, or encourage or entertain the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of any Equity Securities of any Acquired Company or any material portion of the assets of any Acquired Company, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or membership interests, or otherwise, or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Company shall, and shall cause its Affiliates and Representatives to, immediately (i) cease and cause to be terminated any existing discussions or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore with respect to any of the matters addressed in Section 5.10 and (ii) exercise contractual rights (if any) to cause the return or destruction of any confidential information shared with any such Persons in connection therewith.

Section 5.11. Financial Statements. The Company shall, upon advance written notice, use its commercially reasonable efforts to provide, and shall cause the Acquired Companies to use their commercially reasonable efforts to provide, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, to Parent, at Parent’s sole expense, from time to time prior to the Closing, all cooperation reasonably requested in writing by Parent, including using commercially reasonable efforts with respect to the following:

(i)                 as promptly as reasonably practicable, (A) furnishing Parent with the Required Information and (B) updating any Required Information provided to Parent so that such Required Information is Compliant, including working with the auditors of the Company to commence the audit of the Company’s financial statements for the year ended December 31, 2021 (the “Additional Financial Statements”) as promptly as practicable and using commercially reasonable efforts to cause such auditors to complete such audit no later than the sixty-eighth (68th) day following the Closing Date;

(ii)              as promptly as reasonably practicable, informing Parent if, to the Company’s knowledge, there exist any facts that would be reasonably likely to require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or be Compliant;

(iii)            causing their independent auditors to (A) provide, consistent with customary practice, (x) reasonable assistance to Parent with respect to Parent’s preparation of pro forma financial statements and information, (y) customary consents of auditors for the inclusion or incorporation by reference of their reports in any registration statement or prospectus to be filed by Parent and the use of their reports in any other materials as may be required by Applicable Law or requested by the SEC, and (z) customary comfort letters (including customary “negative assurance” comfort and change period comfort) with respect to the Historical Financial Statements, the Additional Financial Statements and financial information relating to the Acquired Companies as reasonably requested by Parent and (B) attend accounting due diligence sessions to the extent reasonably requested by Parent; and

(iv)             reasonably assisting Parent in connection with the preparation of pro forma financial information and pro forma financial statements to the extent necessary or reasonably requested; provided that such assistance shall consist of the provision of historical financial information regarding the Acquired Company Entities that is reasonably available from their books and records and reasonably determined by Parent to be necessary to prepare pro forma financial statements for the fiscal period ended December 31, 2020 and as of and for the fiscal period ended September 30, 2021.

Section 5.12. Regulatory Filings.

(a)               The Company shall use commercially reasonable efforts to make or cause to be made the filings, applications and submissions set forth on Section 3.03 of the Company Disclosure Schedule (the “Regulatory Filings”). The Company shall use commercially reasonable efforts to make such Regulatory Filings promptly after the date hereof and such other related or similar filings, applications or submissions required under Applicable Law in connection with the consummation of the transactions contemplated hereby. Parent shall be given a reasonable opportunity to review each Regulatory Filing prior to it being submitted to the applicable Governmental Authority, and the Company shall consider Parent’s reasonable comments to each Regulatory Filing and incorporate such comments that the Company deems appropriate in its good faith discretion. The substance of any disclosure regarding (i) the Parent, (ii) its direct or indirect owners, (iii) the Affiliates of the Persons described in the foregoing clauses, or (iv) any directors, officers, executives or partners of the Persons described in the foregoing clauses (such Persons collectively, the “Parent Regulatory Persons”), with respect to any Regulatory Filing shall be satisfactory to Parent, and the Company shall not include any disclosure regarding the persons listed in clauses (i) through (iv) of this sentence in any Regulatory Filing that deviates in any material respect from the disclosure provided by Parent to the Company without Parent’s prior written consent to such revised disclosure.

(b)               The Company shall use its commercially reasonable efforts to obtain any consent, waiver, authorization or approval of a Governmental Authority that is required to be obtained by any Acquired Company, including any such consent, waiver, authorization or approval that a Governmental Authority notifies any Acquired Company in writing it is required to obtain as a result of any Regulatory Filing, in each case in connection with the transactions contemplated hereby (the “Regulatory Approvals”); provided, such efforts shall not require agreeing to any obligation or accommodations (financial or otherwise) binding on an Acquired Company that is materially more onerous than the obligations of such Acquired Company to such Governmental Authority as of the date hereof, other than filing fees payable in connection with such Regulatory Approvals and no Acquired Company should agree to any such obligation or accommodation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, and subject to the Parent’s compliance with Section 8.10(a), in connection with the consummation of the transactions contemplated herein, the Company shall promptly comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by any Governmental Authorities.

(c)               The Company shall promptly inform Parent of communications between Governmental Authorities and the Acquired Companies and their Representatives in connection with the Regulatory Filings and Regulatory Approvals.

(d)               Neither any Acquired Company nor the Equityholders’ Representative shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Applicable Law (other than in the ordinary course of business unrelated to the Merger) without giving the Parent reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion.

(e)               The Company shall be responsible for fifty percent (50%) of all filing fees under any applicable Laws, which shall be deemed Transaction Expenses hereunder.

Article 6
Tax Matters

Section 6.01. Tax Matters.

(a)               Parent, Merger Sub and the Company intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto. This Agreement hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Each party hereto will not take any action or cause any action to be taken (excluding any action contemplated by this Agreement), which action could be reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” under the provisions of Section 368(a) of the Code.

(b)               All Transfer Taxes incurred in connection with transactions contemplated by this Agreement and the other Transaction Documents (including any real property transfer Tax and any similar Tax) shall be borne equally by Parent, on one hand, and the Equityholders (as a Transaction Expense), on the other. If required by Applicable Law, the Equityholders shall, and shall cause their Affiliates to, join in the execution of any applicable Tax Returns.

(c)               Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Acquired Companies required to be filed following the Closing Date. Any such Tax Return that relates to a Pre-Closing Tax Period (other than non-income Tax Returns relating to a Straddle Tax Period) shall be prepared in a manner consistent with past practice and the provisions of this Agreement, except as otherwise required by Applicable Law or this Agreement. To the extent that any such Tax Return includes a Pre-Closing Tax Period and could reasonably be expected to give rise to an indemnity claim by any Parent Indemnified Party under this Agreement, Parent shall provide the Equityholders’ Representative with a copy of a draft of such Tax Return at least thirty (30) calendar days prior to the due date for filing such Tax Return (taking into account any extensions thereof) or, in the case of non-income Tax Returns, such shorter period as is reasonably practicable under the circumstances, and Parent shall reasonably and in good faith consider any revisions to such Tax Returns as are requested by the Equityholders’ Representative, provided that such revisions are requested no more than twenty (20) days after such Tax Return is delivered to the Equityholders’ Representative; provided further, that, if Parent and the Equityholders’ Representative cannot resolve any disagreement regarding any such revisions in good faith, Parent shall be permitted to file such Tax Return as prepared by Parent incorporating revisions agreed to by the parties on the due date thereof and the matter shall be submitted to the Accounting Referee for resolution, using procedures analogous to those set forth in Section 2.10(c) and Section 2.10(d).

(d)               Parent shall have the right to control the conduct of any Tax audit or administrative or judicial proceeding or of any demand or claim on the Surviving Company or any Acquired Company relating to Taxes (collectively, a “Tax Contest”); provided, however, that if a Tax Contest could reasonably be expected to give rise to an indemnification claim under Section 10.02 of this Agreement (i) the Equityholders’ Representative shall be entitled to participate in such Tax Contest at its sole expense (including having the opportunity to consult with Parent regarding actions and the opportunity to review and comment on written materials furnished in connection with such actions), (ii) Parent shall keep the Equityholders’ Representative reasonably informed with respect to any such Tax Contest and (iii) Parent shall not settle, compromise or abandon any portion of such Tax Contest which could reasonably be expected to give rise to an indemnification claim under Section 10.02 without obtaining the prior written consent of the Equityholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned). To the extent that any obligation or responsibility pursuant to Article 10 may conflict with any obligation or responsibility pursuant to this Section 6.01, the provisions of this Section 6.01 shall control.

(e)               The parties agree that the amount of any refunds (or credits in lieu thereof) of Taxes of an Acquired Company for any Pre-Closing Tax Periods, in each case except for such refunds or credits (i) taken into account in the final determination of Closing Working Capital or Closing Indebtedness or (ii) arising from the carryback of any Tax loss, deduction or credit from a Post-Closing Tax Period, shall be for the benefit of the Equityholders, and Parent shall pay (or cause to be paid by an Acquired Company) to the Equityholders’ Representative (for the benefit of the Equityholders) any such amounts received (whether as a refund or as an offset against Taxes otherwise payable by Parent or an Acquired Company), net of any out-of-pocket costs (including Taxes) of Parent or any of its Affiliates (including, following the Closing Date, the Acquired Companies) associated with the receipt thereof within fifteen (15) days of receipt thereof. The parties further agree that (i) Parent may set off any amount due under this Section 6.01(e) against any amounts owed to Parent in respect of Taxes due that are the subject of indemnification under this Agreement and (ii) to the extent any amount previously paid to the Equityholders’ Representative under this Section 6.01(e) is subsequently disallowed, the Equityholders’ Representative shall promptly thereafter repay such amount to Parent together with any interest, penalties or other amounts imposed by the relevant Governmental Entity.

(f)                Parent, the Equityholders and their respective Affiliates and the Equityholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit or other proceeding and within such party’s possession or obtainable without material cost or expense, and making employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, the Equityholders’ Representative shall have no obligation to prepare or file any Tax Returns. No provision of this Agreement shall be construed to require Parent to provide to any Person any right to access or to review any consolidated, combined, affiliated or unitary Tax Return that includes Parent or any Affiliate of Parent, and any pro forma Tax Return used to create any such consolidated, combined, affiliated or unitary Tax Return, except, in each case, to the extent of any stand-alone Tax Returns of the Acquired Companies and supporting Tax data and records relating solely and exclusively thereto.

(i)                 For the purposes of determining the liability for Taxes of, or in respect of, or payable by, an Acquired Company or any of its assets or liabilities in respect of any Straddle Tax Period, the amount of any Taxes for such Straddle Tax Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any property or other ad valorem Taxes and any item (such as depreciation or amortization) determined on a periodic basis shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period by multiplying the amount of such Tax for the entire relevant Straddle Tax Period by a fraction the numerator of which is the number of days in the portion of such Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Tax Period.

(ii)              To the extent permitted or required by Treasury Regulations Section 1.1502-76(b) (or any similar provision of state, local or non-U.S. Law), all extraordinary items (as defined in Treasury Regulations Section 1.1502-76(b)(2)(ii)(C)) of any Acquired Company incurred on the Closing Date after the Effective Time will be treated as having occurred at the beginning of the day immediately following the Closing Date and will be reported in the Post-Closing Tax Period of the Acquired Companies.

(iii)            Without the prior written consent of the Equityholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not cause or permit any Acquired Company to, take any action (other than actions contemplated herein) on the Closing Date, outside the ordinary course of business, if such action reasonably would be expected to give rise to or increase an indemnification claim against Equityholders under Section 10.02 of this Agreement.

(g)               At the Closing, the Company, shall deliver to Parent (i) a certification, signed by the Company under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and (ii) a notice to the IRS, signed by the Company, that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations with written authorization for Parent to deliver such notice to the IRS on behalf of the Equityholders after the Closing Date provided, that if the Company fails to deliver such certification, the transactions shall nonetheless be able to close and Parent shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.

(h)               Notwithstanding any other provision in the Agreement to the contrary, all Tax Sharing Agreements between an Acquired Company and any other Person (other than another Acquired Company) shall be terminated prior to the Closing Date and, after the Closing, the Company will not be bound thereby or have any liability thereunder.

(i)                 Without the prior written consent of the Equityholders’ Representative (which shall not be unreasonably withheld, delayed or conditioned) or except as may be required by Applicable Law, none of Parent, any Acquired Company, the Surviving Corporation or any of their Affiliates shall cause or permit any Acquired Company to, (1) to the extent relating to a Pre-Closing Tax Period (other than a Straddle Period in the case of matters not relating to income, sales/use or other material Tax matters), (i) amend, re-file or otherwise modify (or waive, or grant an extension of, any statute of limitation with respect to) any income, sales/use or other material Tax Return, (ii) file an income, sales/use or other material Tax Return for a type of Tax in a jurisdiction where the Company has not previously filed a Tax Return for that type of Tax, (iii) self-assess a Tax, (iv) engage in voluntary disclosures or discussions with any taxing authority regarding any Tax or Tax Returns, (v) file any private letter ruling or similar request with respect to Taxes or Tax Returns, or (vi) make or change any Tax elections or (2) change any accounting method or adopt any convention that shifts taxable income to a Pre-Closing Tax Period, in each case, solely if and to the extent such action could reasonably be expected to give rise to an indemnification claim against Equityholders under Section 10.02 of this Agreement.

(j)                 No election under Section 336 or Section 338 of the Code (or any similar provision of state, local or non-U.S. Law) shall be made with respect to the transactions contemplated by this Agreement.

Article 7
Employee Matters

Section 7.01. Employee Matters. (a) For the period beginning on the Closing Date and ending on the 12-month anniversary thereof (or, if shorter, the period of employment), Parent shall provide, or shall cause to be provided, each Company Employee who is employed by the Company on the Closing Date (each, a “Covered Employee”), with base compensation levels, target annual cash incentive compensation and employee benefits (other than any equity or equity-based compensation, defined benefit pension benefits and retiree medical benefits) that are at least as favorable in the aggregate as the base compensation levels, target cash incentive compensation and employee benefits (other than any equity or equity-based compensation, defined benefit pension benefits and retiree medical benefits) provided to similarly situated employees of Parent and its Subsidiaries; provided, that maintaining base compensation levels, target annual cash incentive compensation and employee benefits at such Company Employee’s level at Closing shall be deemed to have satisfied this Section 7.01(a).

(b)               With respect to any employee benefit plan of Parent or any of its Subsidiaries in which any Covered Employee becomes a participant following the Closing, such employee shall receive full credit for such employee’s service with the Company to the same extent that such service was recognized under an analogous Employee Plan in which such Covered Employee participated as of immediately prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.

(c)               In the event that any Covered Employee first becomes eligible to participate in a welfare benefit plan of Parent or any of its Subsidiaries after the Effective Time (each, a “Parent Welfare Plan”), Parent shall, or shall cause its Subsidiaries to, use its commercially reasonable efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Covered Employee under any such Parent Welfare Plan to the same extent as such conditions and waiting periods have been waived under the applicable Employee Plans and (ii) credit each Covered Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any corresponding Employee Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs under such Parent Welfare Plan.

(d)               Nothing in this Section 7.01 shall (i) be treated as an amendment of, or undertaking to amend, any Employee Plan, (ii) prohibit Parent or any of its Subsidiaries from amending any Employee Plan, provided, however, that any such amendment shall not conflict with, or prevent the fulfillment of, Parent’s obligations under this Article 7, (iii) require Parent or any of its Subsidiaries to continue the employment of any Covered Employee for any period of time or, subject to any applicable arrangement covering such employee, to provide such employee with any payments or benefits upon any termination of such employee’s employment or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

Article 8
Additional Covenants

Section 8.01. Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Acquired Companies will use reasonable best efforts to take, or cause to be taken (including, in the case of the Company, by causing the other

Acquired Companies to take), all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to (i) determine whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (iii) prepare and file as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, or take any other required action and (iv) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that neither Parent, Merger Sub nor any of their Affiliates shall be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) (A) enter into any settlement, undertaking, consent decree, hold separate, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (B) divest, license, dispose of, transfer or otherwise hold separate (including by establishing a trust or otherwise), or take any other action or agree to any undertaking (or otherwise agree to do any of the foregoing) with respect to, any of its, any Acquired Company’s or any of their respective Affiliates’ businesses, assets or properties, (C) litigate, challenge, defend or take any action whatsoever with respect to any Action by any Person, including any Governmental Authority or (D) agree to do any of the foregoing. Notwithstanding the foregoing, at the written request of Parent, the Company shall, and shall cause the other Acquired Companies to, agree to take any of the actions described in the previous sentence to the extent such action is conditioned upon the occurrence of the Closing. With respect to the foregoing, each of Parent, Merger Sub and the Company agree to execute and deliver, or cause to be executed and delivered (including, in the case of the Company, by causing the other Acquired Companies to execute and deliver), such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Transaction Documents. Each of Parent, Merger Sub and the Company shall promptly notify the other parties hereto of any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or the other Transaction Documents and reasonably cooperate in responding to such notice.

(b)               To the extent permitted under Applicable Law, each of Parent and the Company shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in connection with such filing or submission. Notwithstanding the foregoing, Parent shall have the right to control and direct all interactions (including all correspondences, meetings, proposals and negotiations) with Governmental Authorities in connection with all notices, filings, approvals or clearances sought in connection with the transactions contemplated by the Transaction Documents, including under the HSR Act and any other applicable antitrust laws.

Section 8.02. Public Announcements; Confidentiality. (a) The parties agree to consult with each other before issuing or making (and the Company agrees to cause the other Acquired Companies to consult with Parent and Merger Sub), and shall mutually agree upon the content and timing of, any press release, announcement to employees, customers or suppliers of the Acquired Companies or other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which is or is reasonably believed to be required by Applicable Law or any rules of, or listing agreement with, any national securities exchange (in which case, the party proposing to issue such press release or make such public announcement shall to the extent reasonably permissible under such Applicable Law, rules or listing agreement and reasonably practicable under the circumstances consult in good faith with the other party before issuing any such press release or making any such public announcement), will not issue any such press release or make any such public statement prior to such consultation and agreement.

(b)               The terms of the Confidentiality Agreement shall continue in full force and effect up to the Effective Time in accordance with its terms (and any information shared under Section 5.02 shall be subject to the Confidentiality Agreement) and are incorporated by reference herein. Except as required by Applicable Law or any listing agreement with any national securities exchange, each party hereto shall maintain the confidentiality of the terms of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(c)               The Equityholders’ Representative acknowledges that the success of the Acquired Companies after the Effective Time depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Acquired Companies (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”) accessed or possessed by the Equityholders’ Representative and its Affiliates and that the preservation of the confidentiality of such information by the Acquired Companies (before the Effective Time), the Equityholders, the Equityholders’ Representative and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. The Equityholders’ Representative shall hold, and shall cause its Representatives to hold, in confidence and not disclose to any other Person (other than members of the Advisory Group) or use (other than for the purposes of performing the obligations of the Equityholders’ Representative under this Agreement or the Exchange Agent Agreement, or enforcing the rights of the Equityholders’ Representative or the Equityholders under this Agreement, the Exchange Agent Agreement and the agreements ancillary hereto), any

Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by Applicable Law, so long as the disclosing party (x) provides prior written notice thereof to the party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential.

Section 8.03. Third-Party Notices and Consents. Upon Parent’s request, the Company shall, and shall cause the other Acquired Companies to, use commercially reasonable efforts (including by cooperating with Parent and its Affiliates and Representatives) in connection with the giving of notices of the transactions contemplated by this Agreement to any third parties, including pursuant to the Contracts to which any of the Acquired Companies is a party listed on Schedule 8.03(a). Prior to the Effective Time, the Company shall use its commercially reasonable efforts (and the Company shall cause the other Acquired Companies to use their respective commercially reasonable efforts) to obtain the third-party consents, waivers or novations (including under any Contracts) listed on Schedule 8.03(b); provided that in connection with obtaining any such third-party consent, waiver or novation, no Acquired Company will be required to (and, without the written consent of Parent, no Acquired Company shall) make or agree to make more than a de minimis payment (which shall be treated as a Transaction Expense), grant any accommodations or accept any amendment, conditions or obligations.

Section 8.04. Notices of Certain Events. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly notify the other in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 9.01 not to be satisfied. The Company shall promptly notify Parent in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 9.02 not to be satisfied. Each of Parent and Merger Sub shall promptly notify the Company in writing of the occurrence of any matter or event that would or would reasonably be expected to cause any of the conditions set forth in Section 9.03 not to be satisfied. The Company shall promptly notify Parent of any written notice or other written communication from any Person asserting that such Person’s consent is required, or that such Person is entitled to compensation or consideration from any of Parent, Merger Sub, any Acquired Company or any of their respective Affiliates, in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any notice, letter or other communication received from a Governmental Authority. The delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.05. Books and Records. Upon reasonable advance notice, Parent shall, and shall cause its Affiliates to, give the Equityholders’ Representatives reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all books and records of the Acquired Companies in the possession of Parent or its Affiliates for periods prior to the Closing at reasonable times, and the Equityholders’ Representative shall have the right, at its own expense (on behalf of the Equityholders), to make copies of any such books and records, to the extent (x) reasonably required by an Equityholder in connection with an action by a Governmental Authority with respect to such Equityholder’s ownership of Company Common Stock, Company Preferred Stock or Company Stock Options prior to the Effective Time, (y) necessary to comply with Applicable Law or (z) related to the defense of a claim made by a third Person (other than Parent or its Affiliates). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Parent, the Surviving Company or any of their respective Affiliates, or (ii) if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement or any Applicable Law; provided that, in the case of this clause (ii), Parent, Merger Sub and the Equityholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege, breach of such agreement or violation of such Applicable Law.

Section 8.06. Indemnification; D&O Insurance. (a) At or prior to the Closing Date, the Company shall purchase a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (the “D&O Tail”), which policy or policies shall cover those persons who are currently covered by any Acquired Company’s directors’ and officers’ liability insurance policy or policies on terms with respect to coverage and amount that are no less favorable than those of such policy or policies (and other terms reasonably satisfactory to Parent) for an aggregate period of not less than six (6) years from the Closing Date with respect to claims arising from facts or events that occurred at or before the Closing, including with respect to the transactions contemplated by this Agreement. Parent acknowledges that any rights of indemnification, advancement, reimbursement or contribution under Applicable Law, Contract (to the extent disclosed on Section 3.09(a)(x) of the Company Disclosure Schedule) or the charter, bylaws or similar organizational documents of the Acquired Companies of or to any Person who is now, has been at any time prior to the date hereof or becomes prior to or after the Closing an officer, director or employee of the Acquired Companies (each, a “D&O Indemnified Party”), against any and all Damages or Liabilities based in whole or in part on, or arising in whole or in part out of, the fact that such Person is or was an officer, director or employee of an Acquired Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including matters, acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) shall survive the Merger and shall continue in full force and effect in accordance with their terms. The indemnification and liability limitation or exculpation provisions of any Contract or the charter, bylaws or similar organizational documents of the Acquired Companies shall not be amended, repealed or otherwise modified after the date hereof in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof or at any time prior to the date hereof, were D&O Indemnified Parties, unless such modification is required by Applicable Law. Parent shall cause and the Surviving Company and their respective Subsidiaries shall perform and discharge their obligations to provide such indemnification, advancement, reimbursement or contribution to each such D&O Indemnified Party after the Closing to the maximum extent permitted by Applicable Law.

(b)               In the event Parent or the Surviving Company or any of their respective subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company or any of their respective subsidiaries assume the obligations set forth in this Section 8.06.

(c)               The terms and provisions of this Section 8.06 are intended to be enforceable by any of the D&O Indemnified Parties and their respective heirs and Representatives, each of whom is an intended third-party beneficiary of this Section 8.06.

Section 8.07. Registration Statement. (a) (i) Parent shall use its best efforts to file a registration statement on Form S-1 (the “Registration Statement”) or Form S-3 (the “Shelf Registration Statement”), as applicable, registering the resale of the Underlying Parent Common Shares on or before the date that any Merger Consideration Shares cease to be subject to any Lockup (such applicable date, the “Registration Date”) and shall use commercially reasonable efforts to cause such Registration Statement or Shelf Registration Statement to be declared effective and to keep the Registration Statement or Shelf Registration Statement continuously effective under the Securities Act (in the case of the Shelf Registration Statement, for a period of three (3) years) in order to permit the Prospectus forming a part thereof to be usable by the Equityholders for the sale of Registrable Securities and (ii) to the extent applicable, Parent shall file promptly after the Registration Date relating to the Shelf Registration Statement a Prospectus supplement naming the Equityholders as selling shareholders (subject to receipt of information reasonably requested by Parent necessary to complete such Prospectus supplement).

(b)               If the continued use of the Registration Statement or Shelf Registration Statement at any time would require Parent to make an Adverse Disclosure, Parent may, upon giving prior written notice of such action to the Equityholders’ Representative, suspend use of the Registration Statement or Shelf Registration Statement (a “Shelf Suspension”), as applicable. In the case of a Shelf Suspension, the Equityholders shall, after receiving notice thereof from the Equityholders’ Representative (which shall have a reasonable opportunity after receipt from Parent to provide notice of a Shelf Suspension to the Equityholders), immediately suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, any Registrable Securities, upon receipt of the notice referred to above. As promptly as reasonably practicable following a Shelf Suspension, Parent shall supplement or amend such Registration Statement or Shelf Registration Statement to include the Adverse Disclosure which resulted in such Shelf Suspension. Parent shall notify the Equityholders’ Representative upon the termination of any Shelf Suspension. “Adverse Disclosure” means public disclosure of material non-public information that, in Parent’s good faith judgment, would be required to be made in any registration statement filed with the SEC by Parent because the absence of such disclosure would result in the existence of an untrue statement of material fact or the omission of any fact(s) necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(c)               Notwithstanding anything to the contrary, none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates shall have any obligation to participate in any due diligence, execute any agreements or certificates or deliver or obtain legal opinions or comfort letters except to the extent necessary to fulfill its obligations under (a) and Section 8.07(b).

(d)               Notwithstanding anything to the contrary, in no event shall Parent file a registration statement on Form S-1 or Form S-3 registering the resale of equity securities of other equityholders of Parent that has the effect of delaying or postponing the filing and/or effectiveness of, or suspending the use of, a Registration Statement or Shelf Registration Statement.

Section 8.08. Conflict and Privilege. The parties acknowledge and agree that the Equityholders’ Representative or the Equityholders may retain Goodwin Procter LLP (“Counsel”) to act as its counsel in connection with the transactions contemplated hereby (including from and after the Closing). Parent and Merger Sub hereby agree that, in the event that a dispute arises after the Closing between Parent and Merger Sub, on the one hand, and the Equityholders’ Representative or the Equityholders, on the other hand, Counsel may represent the Equityholders’ Representative and/or the Equityholders in such dispute even though the interests of the Equityholders’ Representative and/or the Equityholders may be directly adverse to Parent, Merger Sub or the Acquired Companies, and even though Counsel may have represented the Acquired Companies prior to the Closing or may be handling ongoing matters for Parent, Merger Sub or the Acquired Companies. Parent and Merger Sub further agree that, as to all pre-Closing communications among Counsel, the Acquired Companies, the Equityholders’ Representative and the Equityholders that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Equityholders’ Representative and/or the Equityholders (as applicable) and may be controlled by the Equityholders’ Representative and/or the Equityholders and shall not pass to or be claimed by Parent, Merger Sub or the Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Parent, Merger Sub or the Acquired Companies and a third party (other than a party to this Agreement) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of the Equityholders’ Representative.

Section 8.09. Parent API. Parent shall use its reasonable best efforts to cause Parent’s and each of its Affiliates’ application programming interfaces to be fully integrated into the Company’s “leads based” verticals as promptly as practicable following the Closing.

Section 8.10. Regulatory Filings. (a) Subject to Parent’s review and approval as set forth in Section 5.12, Parent shall reasonably assist and cooperate with the Company in preparing and filing any and all written communications that are to be submitted to any Governmental Authorities in connection with the Regulatory Filings and Regulatory Approvals, which assistance and cooperation shall include: (i) timely furnishing to the Company all information concerning the Parent Regulatory Persons that is required to be included in the Regulatory

Filings or required by a Governmental Authority; (ii) promptly providing the Company with copies of all written communications to or from any Governmental Authority that is received by Parent relating to any Regulatory Filing or Regulatory Approval; (iii) keeping the Company reasonably informed of any communication received or given by Parent or its Representatives in connection with any Regulatory Filing or Regulatory Approval; and (iv) permitting the Company to review and incorporate the Company’s reasonable comments in any communication given by Parent or its Representatives to any Governmental Authority or in connection with any Regulatory Filing or Regulatory Approval.(a)Neither Parent nor Merger Sub shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Applicable Law without giving the Company reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion.

(b)               Parent shall be responsible for fifty percent (50%) of all filing fees under any Applicable Laws (and, for the avoidance of doubt, such fees shall not be deemed Transaction Expenses hereunder).

(c)               Neither Parent nor Merger Sub shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Applicable Law without giving the Company reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion.

(d)               Parent shall be responsible for fifty percent (50%) of all filing fees under any Applicable Laws (and, for the avoidance of doubt, such fees shall not be deemed Transaction Expenses hereunder).

Article 9
Conditions to Closing

Section 9.01. Conditions to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate the Closing are subject to the satisfaction of the following conditions (or, to the extent permitted by Applicable Law, waiver by each of (i) Parent, on behalf of Parent and Merger Sub, and (ii) the Company):

(a)               Any applicable waiting period under the HSR Act (and any extensions thereof) relating to the transactions contemplated hereby shall have expired or been terminated.

(b)               No provision of any Applicable Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the other Transaction Documents.

(c)               The Required Equityholder Vote shall have been validly obtained under Delaware Law and the Company’s Governing Documents.

Section 9.02. Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent, on behalf of itself and Merger Sub) of the following further conditions:

(a)               The Company shall have performed in all material respects all of its covenants and obligations hereunder required to be performed by it prior to the Closing.

(b)               (i) The representations and warranties of the Company contained in Section 3.07(a)(ii) shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, (ii) the Company Fundamental Representations (in each case, disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct in all material respects only as of such time) and (iii) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (iii), with only such exceptions as would not have a Company Material Adverse Effect.

(c)               Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)               Parent and Merger Sub shall have received a certificate duly executed by an executive officer of the Company certifying as to the satisfaction of the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c).

(e)               All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any Governmental Authority set forth on Schedule 9.02(e) shall have been made or obtained.

(f)                The third-party consents and approvals listed on Schedule 9.02(f) shall have been obtained.

(g)               Parent shall have received from the Company (i) a certification, signed by the Company under penalties of perjury and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section

897 of the Code and (ii) a notice to the IRS, signed by the Company, that satisfies the requirements of Section 1.897-2(h)(2) of the Treasury Regulations with written authorization for Parent to deliver such notice to the IRS on behalf of the Equityholders after the Closing Date.

(h)               Holders of shares of Company Common Stock and Company Preferred Stock that are entitled to at least 95% of the Closing Consideration shall not have exercised, or shall have withdrawn, prior to the Effective Time dissenters’ or appraisal rights.

(i)                 Each Significant Employee shall (i) have entered into an employment agreement or employment letter, as applicable, that provides for employment following Closing on substantially the terms set forth in the applicable Employment Term Sheet and (ii) be employed with an Acquired Company and ready, willing and able to provide services as an employee of an Acquired Company from and after the Closing.

(j)                 The Company Charter Amendment shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall be in full force and effect under Delaware Law.

Section 9.03. Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a)               Each of Parent and Merger Sub shall have performed in all material respects all of its respective covenants and obligations hereunder required to be performed by it at or prior to the Closing Date.

(b)               (i) The Parent Fundamental Representations (in each case, disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct in all material respects only as of such time) and (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of such date (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), in the case of this clause (ii), with only such exceptions as would not have a Parent Material Adverse Effect.

(c)               Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d)               The Company shall have received a certificate signed by an officer of Parent certifying as to Parent’s and Merger Sub’s satisfaction of the conditions set forth in Sections 9.03(a), 9.03(b) and 9.03(c).

(e)               Parent shall have delivered to the Company a copy of the Certificate of Designation that has been filed with and accepted by the Secretary of State of the State of Delaware and shall be in full force and effect under Delaware Law.

Article 10
Survival; Indemnification

Section 10.01. Survival. From and after the Closing and subject to the limitations and other provisions of this Article 10, the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the date that is twelve (12) months after the Closing Date (the “Expiration Date”); provided that the representations and warranties of the Company contained in Sections 3.01, 3.02, 3.03, 3.04(a), 3.05 and 3.18 (collectively, the “Company Fundamental Representations”), the representations and warranties of Parent and Merger Sub contained in Sections 4.01, 4.02, 4.03, 4.04(i), 4.08 and 4.12 (collectively, the “Parent Fundamental Representations”) shall survive the Closing until the date that is three years after the Closing Date and the representations and warranties contained in Section 3.10 (the “Tax Representations”) shall survive for sixty days following expiration of the applicable statute of limitations. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith to be performed prior to the Effective Time shall survive until the Expiration Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith to be performed from or after the Effective Time shall survive until the date that is three years after the Closing Date. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences if requisite written notice pursuant to Article 10 of the breach thereof giving rise to such right of indemnity shall have been given to Parent (if the indemnity is sought against Parent and Merger Sub) or the Equityholders’ Representative (if the indemnity is sought against the Equityholders), as applicable, prior to such time. For the avoidance of doubt, all references to the Equityholders’ Representative as an Indemnifying Party hereunder or comparable designation (including as to incurring or being obligated for any expense or costs) means in its capacity on behalf of the Equityholders and not in its individual capacity and shall not obligate the Equityholders’ Representative to provide any indemnification or otherwise impose any liability on the Equityholders’ Representative.

Section 10.02. Indemnification. (a) Subject to the limitations set forth in this Article 10, effective at and after the Effective Time, each Equityholder (severally and not jointly, in accordance with such Equityholder’s Pro Rata Fully Diluted Share of each of the Damages covered by this Section 10.02) hereby indemnifies Parent, Merger Sub, each Acquired Company (including, for the avoidance of doubt, the Surviving Company) and each of their respective Subsidiaries, officers, directors, employees and each of their respective successors and permitted assigns (collectively, the “Parent Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss, Liability, fines, penalties, claims, forfeitures, Actions, fees, costs and expense (including reasonable expenses of investigation and reasonable documented attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the parties hereto, to enforce the provisions hereof, but excluding punitive damages of any kind, other than punitive damages payable to a third party) (“Damages”), incurred or suffered by the Surviving Company or any other Parent Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) arising out of or resulting from:

(i)                 any inaccuracy in or breach of any representation or warranty (other than a Company Fundamental Representation) made by the Company in this Agreement (determined without regarding to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard) (the “General Claims”); or

(ii)              (A) any inaccuracy in or breach of any Company Fundamental Representation (determined without regard to any qualification or exception contained therein relating to materiality, Company Material Adverse Effect or similar qualification or standard); (B) any breach of any covenant or agreement made or to be performed by the Acquired Companies (at or prior to the Effective Time) pursuant to this Agreement; (C) any inaccuracy in, or claims from any Equityholder related to or arising out of, the Allocation Schedule, including to the extent any Equityholder is entitled to receive any amounts, including any Earnout Payment, in excess of the amounts (as applicable) indicated on the Allocation Schedule and the determination of each Equityholder’s entitlement to any payments under the Transaction Documents; (D) any Tax of any Acquired Company related to a Pre-Closing Tax Period arising from the matters identified in Section 3.10(a) of the Company Disclosure Schedule; (E) any demand for appraisal or assertion of dissenter’s rights by any Equityholder or other owner of ownership interests of the Company in connection with the Merger; or (F) Fraud committed by any of the Acquired Companies (at or prior to the Effective Time) (collectively, the “Special Claims”).

(b)               Subject to the limitations set forth in this Article 10, effective at and after the Effective Time, Parent hereby indemnifies the Equityholders and each of their respective officers, directors, employees, Affiliates (other than the Acquired Companies) and each of their respective successors and permitted assigns (collectively, the “Equityholder Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages, incurred or suffered by such Equityholder Indemnified Party (regardless of whether such Damages arise as a result of the negligence, strict liability, or other liability under any theory of law or equity of any Person) arising out of or resulting from: (i) any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any breach of any covenant or agreement made or to be performed by any Acquired Company (after the Effective Time), Parent or Merger Sub pursuant to this Agreement or (iii) Fraud committed by Parent or Merger Sub.

Section 10.03. Limitations. (a) With respect to indemnification by the Equityholders under Section 10.02(a)(i) for General Claims, the Equityholders shall not be liable (i) for any claim (or series of related claims) for indemnification where the amount of Damages with respect to such claim (or related claims) does not exceed $20,000 and (ii) unless and until the aggregate amount of the Damages exceeds $3,600,000 (the “Deductible”) and then only to the extent of such excess.

(b)               With respect to indemnification by the Equityholders (i) under Section 10.02(a)(i) for General Claims (other than with respect to any inaccuracy or breach of any Tax Representation), the Equityholders’ maximum aggregate Liability shall be limited to the Indemnification Escrow Shares and (ii) with respect to any inaccuracy or breach of any Tax Representation, the Equityholders’ maximum aggregate Liability at any time shall be limited to an amount equal to (A) the Indemnification Escrow Amount minus (B) the amount of Payable Claims (other than Payable Claims in respect of any inaccuracy or breach of any Tax Representation) that have been satisfied at such time through the cancelation of Indemnification Escrow Shares. For the avoidance of doubt, the satisfaction of the Equityholders’ indemnification obligations with respect to any inaccuracy or breach of any Tax Representation shall be included for purposes of determining the Equityholders’maximum aggregate Liability under this Section 10.03(b)(ii)

(c)               With respect to any inaccuracy or breach of any representation or warranty made by Parent (except in respect of breaches of any Parent Fundamental Representation or claims of Fraud committed by Parent or Merger Sub), Parent’s maximum aggregate Liability shall be limited to $36,000,000.

(d)               In the case of any Damages other than Damages for General Claims, the maximum amount that the Parent Indemnified Parties may recover from each Equityholder shall be limited to an amount equal to the aggregate consideration received by such Equityholder pursuant to this Agreement (including any portion of the Earnout Shares) (valuing Merger Consideration Shares and Earnout Shares at the Conversion Price) (the “Equityholder Proceeds”). Notwithstanding anything contained herein to the contrary, nothing herein shall limit the recovery amount against an Equityholder, or remedies available to a Parent Indemnified Party, for such Equityholder’s Fraud.

(e)               The maximum amount that the Parent Indemnified Parties may recover from each Equityholder under Section 10.02(a)(i) shall be limited to such Equityholder’s Pro Rata Fully Diluted Share of the Indemnification Escrow Amount.

(f)               Notwithstanding anything herein to the contrary, no Equityholder shall have any indemnification obligations for Damages under this Article 10 (i) with respect to, or based on, Taxes relating to a breach of any Tax Representation to the extent that such Taxes are attributable to a Post-Closing Tax Period, except with respect to any breach of any representation or warranty contained in Section 3.10(g), Section 3.10(k), Section 3.10(l), or Section 3.10(m), or

(ii) to the extent such Damages would not have arisen but for a breach of Parent’s (or the Acquired Companies’ and their respective Affiliates) obligations under Section 6.01(i) or 6.01(j).

Section 10.04. Third-Party Claim Procedures. (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action (“Claim”) in respect of which indemnity may be sought under Section 10.02. Such notice shall set forth in reasonable detail such Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)               The Indemnifying Party (or the Equityholders’ Representative in the case of an indemnification claim pursuant to Section 10.02) shall be entitled to participate in the defense of any Claim asserted by any third party (“Third-Party Claim”) and, subject to the limitations set forth in this Section 10.04, shall be entitled to control and appoint lead counsel for such defense, in each case, at its own expense.

(c)               If the Indemnifying Party desires to assume the control of the defense of any Third-Party Claim in accordance with the provisions of this Section 10.04, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) days after the Indemnified Party has given written notice to the Indemnifying Party of the Third-Party Claim. If such notice is timely given, the Indemnifying Party shall be entitled to control and appoint lead counsel for such defense so long as (i) the Third-Party Claim involves only a claim for monetary damages and not any claim for an order, injunction or other equitable relief or relief for other than monetary damages against any Indemnified Party, (ii) the Indemnifying Party timely provides the Indemnified Party with (x) evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and (y) a statement that, based on the facts set forth in the notice required by Section 10.04, the Indemnifying Party would have an indemnity obligation for the Damages resulting from such Third-Party Claim, and (iii) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory Action. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim if, in the case of a Parent Indemnified Party, the amount of the Third-Party Claim, if determined in accordance with the claimant’s demands, would reasonably be expected to result in Damages, together with all other unresolved claims for indemnification by the Parent Indemnified Parties, that would not be available for recovery from the Indemnification Escrow Shares.

(d)               If the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement, compromise or discharge of such Third-Party Claim; provided that the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party

Claim that the Indemnifying Party may recommend and that by its terms (i) obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third-Party Claim, (ii) does not impose injunctive or equitable relief or require an admission of liability or wrongdoing on behalf of the Indemnified Party or any of its Affiliates and (iii) contains a full and unconditional release of the Indemnified Party and its Affiliates from all Damages and obligations with respect to such Third-Party Claim.

(e)               If the Indemnifying Party does not timely deliver the notice contemplated by Section 10.04(a), or if such notice is given on a timely basis but any of the other conditions in this Section 10.04 are unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim. Notwithstanding anything in this Section 10.04 to the contrary, whether or not the Indemnifying Party controls the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party may admit liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent so long as the Indemnified Party releases, to the reasonable satisfaction of the Indemnifying Party, any claims to indemnification with respect to such Third-Party Claim pursuant to this Article 10.

(f)               In circumstances where the Indemnifying Party is controlling the defense of a Third-Party Claim, the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel incurred by the Indemnified Party after such time as the Indemnifying Party assumed control pursuant to Section 10.04(b) shall be borne by the Indemnified Party; provided that, notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third-Party Claim or during any period in which the Indemnifying Party ceases to be eligible to maintain control of the defense of the Third-Party Claim, in either case as provided in this Section 10.04, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (including if any counsel chosen by the Indemnifying Party requests a conflict wavier or other waiver from the Indemnified Party with respect to such matter) or (iii) there may be one or more defenses or claims available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party and that could be adverse to the Indemnifying Party.

(g)                Each of the Indemnifying Party and the Indemnified Party shall cooperate, and cause its respective controlled Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall promptly furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 10.05. Direct Claims for Indemnification; Resolution of Conflicts. (a) In the event an Indemnified Party has a claim for indemnity pursuant to this Article 10 against an Indemnifying Party that does not involve a Third-Party Claim, such Indemnified Party may seek recovery of Damages pursuant to this Article 10 by delivering to the Indemnifying Party (or, in the case of any claim against the Equityholders, the Equityholders’ Representative) a Claim Certificate in respect of such claim. The date of such delivery of a Claim Certificate is referred to herein as the “Claim Date” of such Claim Certificate (and the claims for indemnification contained therein). For purposes hereof, “Claim Certificate” means a certificate signed by any officer of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual, or, in the case of an Indemnified Party who is an Equityholder, the Equityholders’ Representative): (i) stating that an Indemnified Party has paid, sustained, or accrued, or reasonably anticipates that will have to pay, sustain, incur or accrue Damages and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Damages and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated Damages, and the nature of the indemnifiable matter to which such item is related; provided that the Claim Certificate need only specify such information to the knowledge of such Person as of the Claim Date, shall not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Claim Certificate to the Indemnifying Party.

(b)               The Indemnifying Party (or, in the case of a claim against the Equityholders, the Equityholders’ Representative) may object to a claim for indemnification set forth in a Claim Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Claim Certificate (an “Objection Notice”); provided that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party prior to 5:00 p.m. Eastern time on the thirtieth (30th) day following the Claim Date of the Claim Certificate (such deadline, the “Objection Deadline” for such Claim Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

(c)               To the extent the Indemnifying Party does not object in writing (as provided in Section 10.05(b)) to the claims contained in a Claim Certificate prior to the Objection Deadline for such Claim Certificate, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Damages set forth in such Claim Certificate (and such entitlement shall be conclusively and irrefutably established) (any such claim, an “Unobjected Claim”).

Section 10.06. Resolution of Conflicts. (a) In case the Indemnifying Party timely delivers an Objection Notice in accordance with Section 10.05(b) hereof, the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”). If the Indemnifying Party and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Claim shall be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 13.07 (any claims resolved by such adjudication, “Resolved Claims”).

(b)               A “Payable Claim” means a claim for indemnification of Damages under this Article 10, to the extent that such claim has not yet been satisfied by payment to the Indemnified Party, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim. An “Unresolved Claim” means any claim for indemnification of Damages under this Article 10 specified in any Claim Certificate delivered pursuant to Section 10.05(a), to the extent that such claim is not a Payable Claim that has been satisfied by payment to the Indemnified Party.

Section 10.07. Calculation of Damages. (a) The amount of any Damages payable under Section 10.02 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and applicable premium adjustments). Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, including under the D&O Tail, for any Damages payable under this Article 10. If the Indemnified Party receives any amounts under applicable insurance policies subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for such indemnification payment made by such Indemnifying Party up to the lesser of (i) the amount received by the Indemnified Party under such insurance policies (net of any costs of recovery, including any resulting from increased insurance premium charges) and (ii) the indemnification payment made by the Indemnifying Party.

(b)               The amount of any Damages subject to indemnification hereunder shall be calculated taking into account any Loss Tax Consequences inuring to any Indemnified Party attributable to such Damages or the indemnification payment in respect thereof.

(c)               The Indemnifying Party shall not be liable under Section 10.02 for any Damages relating to any matter to the extent that the Indemnified Party has recovered such Damages pursuant to this Agreement, even if such Damages are subject to indemnification under more than one provision of this Agreement.

(d)               Each Equityholder hereby agrees that (i) the availability of indemnification of the Parent Indemnified Parties under this Article 10 shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Equityholder may have from any Acquired Company (whether such rights may arise from or pursuant to Applicable Law, Contract, the Governing Documents of any Acquired Company or otherwise), and (ii) such Equityholder shall not be entitled to any indemnification, advancement, contribution or reimbursement from Parent, any Acquired Company or any of their respective Affiliates for amounts for which Parent Indemnified Parties would be entitled to indemnification under this Article 10 (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).

Section 10.08. Characterization of Indemnification Payments. To the extent permitted by Applicable Law, any amount paid pursuant to this Article 10 shall be treated for Tax purposes as adjustments to the Merger Consideration, Warrant Consideration and Option Consideration.

Section 10.09. Mitigation. Parent, the Surviving Company, the Equityholders, and the Equityholders’ Representative shall cooperate with each other with respect to resolving any claim for Damages hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim for Damages as required by Applicable Law; provided, however, that no party shall be required to make such efforts if they would be detrimental in any material respect to such party.

Section 10.10. Indemnification Escrow Shares; Recovery of Losses.

(a)               On the date any indemnification claim against the Equityholders pursuant to Section 10.02(a) becomes a Payable Claim, payment of the amount of such Payable Claim shall be made to the Parent Indemnified Parties as follows:

(i)                 for so long as there remain any Indemnification Escrow Shares, the Parent Indemnified Parties shall first recover from the Equityholders for any Payable Claims by cancelling for no consideration a number of Indemnification Escrow Shares with a value equal to the amount of indemnifiable Damages (valuing the Indemnification Escrow Shares based on the Agreed Valuation Price and applying such cancellation pro rata to the Equityholders in accordance with their respective Indemnification Escrow Shares (rounding up to the nearest whole share), but disregarding, for such purposes, the exercise price of any Assumed Stock Option that is an Indemnification Escrow Share); and

(ii)              to the extent there do not remain any Indemnification Escrow Shares, the Parent Indemnified Parties shall be entitled to recover Damages that are indemnifiable pursuant to Section 10.02(a)(ii) for Special Claims, (1) first, as applicable (A) by permanently reducing and setting-off against any Earnout Shares due and payable to the Equityholders or (B) by cancelling for no consideration any Earnout Shares previously delivered to Equityholders (in each case, valuing any such Earnout Shares at the Agreed Valuation Price), (2) second, by cancelling for no consideration any Merger Consideration Shares or Assumed Stock Options (for the avoidance of doubt, not limited to Indemnification Escrow Shares or former Indemnification Escrow Shares) (valuing such any Merger Consideration Shares or Assumed Stock Options at the Agreed Valuation Price, but disregarding, for such purposes, the exercise price of such Assumed Stock Options) and (3) third, to the extent that any Equityholder does not have any Merger Consideration Shares, Assumed Stock Options or Earnout Shares with a value sufficient to satisfy such Damages (based on the Agreed Valuation Price), in cash directly from such Equityholder, in any case in accordance with its Pro Rata Fully Diluted Share.

(b)               At the Expiration Date, if and to the extent the value of the Indemnification Escrow Shares (for the avoidance of doubt, excluding any Indemnification Escrow Shares that have previously been cancelled to satisfy any Payable Claims and valuing the Indemnification Escrow Shares based on the Conversion Price, but disregarding, for such purposes, the exercise price of any Assumed Stock Option that is an Indemnification Escrow Share) exceeds the aggregate amount of Unresolved Claims of all Parent Indemnified Parties, then such excess Indemnification Escrow Shares shall cease to be “Indemnification Escrow Shares” for all purposes hereof (applied on a pro rata basis among the Equityholders in accordance with their respective numbers of Indemnification Escrow Shares).

(c)               From and after the Expiration Date, as each Unresolved Claim of any Parent Indemnified Party becomes resolved as either a Payable Claim or a claim that is not a Payable Claim (i) if and to the extent such Unresolved Claim has been resolved as a Payable Claim, then the Parent Indemnified Parties shall recover for such Payable Claim by cancelling a number of Indemnification Escrow Shares with a value equal to the amount of such Payable Claim (valuing the Indemnification Escrow Shares based on the Agreed Valuation Price, but disregarding, for such purposes, the exercise price of any Assumed Stock Option that is an Indemnification Escrow Share) (and, to the extent such cancelled Indemnification Escrow Shares are insufficient to cover the amount of such Payable Claim, the Parent Indemnified Parties may recover the excess in accordance with, and if permitted by, Section 10.10(a)) and (ii) if and to the extent such Unresolved Claim has been resolved as not a Payable Claim and, as a result the value of the remaining Indemnification Escrow Shares (valuing the Indemnification Escrow Shares based on the Conversion Price) exceeds the value of the remaining Unresolved Claims of all Parent Indemnified Parties, such excess Indemnification Escrow Shares shall cease to be “Indemnification Escrow Shares” for all purposes hereof (applied on a pro rata basis among the Equityholders in accordance with their respective numbers of Indemnification Escrow Shares) and (iii) if there are no Unresolved Claims remaining, then all remaining Indemnification Escrow Shares shall cease to be “Indemnification Escrow Shares” for all purposes hereof.

(d)               If any dividends or distributions are paid on any Indemnification Escrow Shares, such dividends or distributions will be retained by Parent and, if such Indemnification Escrow Shares cease to be Indemnification Escrow Shares, will be released to the Equityholders on the date of such cessation and otherwise will be retained by Parent if the Indemnification Escrow Shares are forfeited for no consideration.

(e)               On the date any indemnification claim against Parent pursuant to Section 10.02(b) becomes a Payable Claim, payment of the amount of such Payable Claim shall be made to the Equityholder Indemnified Parties by Parent issuing to the Equityholder Indemnified Parties an aggregate number of shares of Parent Preferred Stock with a value equal to the indemnifiable Damages (valuing such shares of Parent Preferred Stock at the Agreed Valuation Price).

Section 10.11. Exclusivity of Remedy. Without limiting any party’s rights (x) under any other Transaction Document or any other agreement entered into in connection with this Agreement or (y) with respect to claims for Fraud against the Person (other than the Company)

committing such Fraud, except for in connection with the matters covered under Section 2.10 (which matters will be resolved in accordance with the dispute resolution mechanism set forth in Section 2.10) or Section 6.01, the parties hereto acknowledge and agree that, from and after the Effective Time, the indemnification provisions in this Article 10 shall be the sole and exclusive monetary remedy of any party with respect to any and all claims arising out of breaches of representations, warranties, covenants or agreements contained in this Agreement.

Article 11
Equityholders’ Representative

Section 11.01. Equityholders’ Representative. (a) By virtue of the approval and adoption of this Agreement by the Required Equityholder Vote, the delivery of the Written Consent and each Letter of Transmittal and acceptance of the Per Share Closing Cash Consideration and Per Share Closing Equity Consideration payable at Closing hereunder, and without further action of any Equityholder or the Company, each Equityholder shall be deemed to have irrevocably constituted and appointed and hereby does irrevocably constitute and appoint Fortis Advisors LLC, a Delaware limited liability company (which, by execution of this Agreement, hereby accepts such appointment) to act as the Equityholders’ Representative and as the sole and exclusive agent and attorney-in-fact for and on behalf of the Equityholders (in their capacity as such), with full power of substitution, to execute and take all other actions on behalf of the Equityholders in connection with this Agreement or the other Transaction Documents and any agreement executed by the Equityholders’ Representative with the Exchange Agent, including (i) to execute and deliver on behalf of the Equityholders any amendment, consent or waiver under this Agreement, (ii) to assert, and to agree to resolution of, all claims and disputes hereunder or thereunder, including under Section 2.10 and Article 10 hereof, (iii) to retain legal counsel and other professional services in connection with the performance by the Equityholders’ Representative of this Agreement and the other Transaction Documents, (iv) to execute and deliver on the Equityholders’ behalf all documents and instruments which may be executed and delivered after the Closing pursuant to this Agreement and the other Transaction Documents, (v) to make and receive notices and other communications pursuant to this Agreement and the other Transaction Documents and service of process in any Action arising out of or related to this Agreement and the other Transaction Documents, (vi) to negotiate, settle or compromise any Action arising out of or related to this Agreement or the other Transaction Documents or any of the transactions hereunder or thereunder, including to take any action (or determine not to take action) in connection with the defense, prosecution, settlement, compromise or other resolution of any claim for indemnification pursuant to Article 10 (other than any claim for indemnification pursuant to Article 10 brought against any Equityholder if such Equityholder elects to defend against such claim), and (vii) to do or refrain from doing each and every act and exercise or refrain from exercising all rights that are either (x) necessary or appropriate in the judgment of the Equityholders’ Representative for the accomplishment of the foregoing or (y) mandated or permitted by the terms of this Agreement or the other Transaction Documents, in each case as determined by the Equityholders’ Representative in its sole discretion. Notwithstanding the foregoing, the Equityholders’ Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, the

Exchange Agent Agreement and in the Equityholders’ Representative Engagement Agreement, and, for purposes of clarity, there are no obligations of the Equityholders’ Representative in any other agreement, any Schedule or Exhibit hereto and thereto, or the Company Disclosure Schedule.

(b)               The power of attorney granted in this Article 11 and the powers, immunities and rights to indemnification granted to the Equityholders’ Representative Group hereunder (i) are coupled with an interest and shall be irrevocable, may be delegated by the Equityholders’ Representative, shall survive the bankruptcy, death or incapacity of each Equityholder and shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Expense Fund or any other consideration to be received by such Equityholder hereunder. The Equityholders’ Representative may resign at any time upon 30 days’ written notice to Parent and the Equityholders. Such agency may be changed, and, if the Equityholders’ Representative resigns or is otherwise incapable of fulfilling its duties hereunder or under the Exchange Agent Agreement, such agency shall be changed, by a majority of the Equityholders (as determined by their respective Pro Rata Fully Diluted Shares) as of such time (including in the event of the resignation, death, disability or other incapacity of an Equityholders’ Representative that is an individual), and, following the provision of notice to Parent, the newly appointed representative shall be the Equityholders’ Representative for all purposes hereunder, and any such successor shall succeed the Equityholders’ Representative as the Equityholders’ Representative hereunder. In case of termination of Equityholders’ Representative’s role at any time and for any reason, the Equityholders shall elect and appoint, no later than 30 days following the effective date of such termination, a successor Equityholders’ Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Exchange Agent Agreement. Neither the removal of, nor the appointment of a successor to, the Equityholders’ Representative shall affect in any manner the validity or enforceability of any actions taken or agreements, understandings or commitments entered into by the prior Equityholders’ Representative, which shall continue to be effective and binding on the Equityholders. For the avoidance of doubt, any compromise or settlement of any matter by the Equityholders’ Representative hereunder shall be binding on, and fully enforceable against, all Equityholders. No bond shall be required of the Equityholders’ Representative, and the Equityholders’ Representative shall not receive any compensation for its services except in accordance with the Equityholders’ Representative Engagement Agreement.

(c)               A decision, act, consent or instruction of the Equityholders’ Representative hereunder, under the Exchange Agent Agreement or under the Equityholders’ Representative Engagement Agreement shall constitute a decision, act, consent or instruction of all of the Equityholders and shall be final, binding and conclusive upon each of the Equityholders and their successors as if expressly confirmed and ratified in writing by each such Equityholder, and all defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholders’ Representative taken under this Agreement, the Equityholders’ Representative Engagement Agreement or the Exchange Agent Agreement are waived. The

Exchange Agent, Parent, Merger Sub and, after the Effective Time, the Surviving Company may rely upon any such decision, act, consent or instruction of the Equityholders’ Representative as being the decision, act, consent or instruction of each and every such Equityholder. The Parent Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with any such decision, act, consent or instruction of the Equityholders’ Representative. Each Equityholder hereby agrees that for any Action arising under this Agreement or any other Transaction Document after the Closing Date such Equityholder may be served legal process to the email address set forth in Section 13.01 for the Equityholders’ Representative (or any alternative address designated to the parties in writing by the Equityholders’ Representative), and that service in such manner shall be adequate and such Equityholder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Equityholder shall promptly provide written notice to the Equityholders’ Representative of any change of address or other contact information of such Equityholder.

(d)               Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of Article 10, if any Equityholder Indemnified Party is seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against any Equityholder as an Indemnifying Party hereunder, then, in either such case, the Equityholders’ Representative shall act on behalf of, and receive notice on behalf of, such Equityholder, provided that the foregoing shall not obligate the Equityholders’ Representative to provide any indemnification or otherwise impose any liability on the Equityholders’ Representative.

(e)               The Equityholders’ Representative, solely in its capacity as the representative of the Equityholders, represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

(i)                 the Equityholders’ Representative is duly organized, validly existing and (where applicable, based on the Equityholders’ Representative’s jurisdiction of organization) in good standing under the laws of its jurisdiction of organization, and has all requisite limited liability company power and authority and all permits required to carry on its business in all material respects as currently conducted;

(ii)              the execution and delivery of this Agreement by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Equityholders’ Representative;

(iii)            this Agreement has been duly executed and delivered by the Equityholders’ Representative and this Agreement constitutes a legally valid and binding obligation of the Equityholders’ Representative, enforceable against the Equityholders’ Representative in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity); and

(iv)             the execution and delivery of the Transaction Documents to which it is (or will be) a party by the Equityholders’ Representative, and the performance by the Equityholders’ Representative of its obligations thereunder do not and will not (A) conflict with or result in a violation of the Governing Documents of the Equityholders’ Representative, (B) violate any Applicable Law with respect to the Equityholders’ Representative or (C) require any consent or approval that has not been given or other action that has not been taken by any Person under any Contract binding upon the Equityholders’ Representative.

(f)               Each Equityholder, by its acceptance of the Per Share Closing Cash Consideration and Per Share Closing Equity Consideration payable at Closing hereunder, accepts and agrees to be bound by the provisions set forth in this Article 11.

(g)                Certain Equityholders have entered into an engagement agreement (the “Equityholders’ Representative Engagement Agreement”) with the Equityholders’ Representative to provide direction to the Equityholders’ Representative in connection with its services under this Agreement, the Exchange Agent Agreement and the Equityholders’ Representative Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholders’ Representative Group”), shall be liable to any Equityholder for any action or failure to act in connection with the acceptance or administration of the Equityholders’ Representative’s responsibilities hereunder, under the Exchange Agent Agreement or under the Equityholders’ Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence, fraud or willful misconduct. The Equityholders shall indemnify, defend and hold harmless the Equityholders’ Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable and documented fees, disbursements and costs of outside counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Equityholders’ Representative Expenses”) incurred without gross negligence, fraud or willful misconduct on the part of the Equityholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Exchange Agent Agreement or under the Equityholders’ Representative Engagement Agreement. Such Equityholders’ Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of amounts otherwise distributable to the Equityholders at the time of distribution, and third, directly from the Equityholders. The Equityholders acknowledge that the Equityholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Exchange Agent Agreement, the Equityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholders’ Representative shall not be required to take any action unless the Equityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Equityholders’ Representative in performing such actions. The Equityholders’ Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.

Article 12
Termination

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by mutual written agreement of the Company, Equityholders’ Representative and Parent;

(b)               by the Company or Parent if the Closing shall not have been consummated on or before April 30, 2022 (such date, the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to Parent if Parent’s or Merger Sub’s, or to the Company if the Company’s, breach of any provision of this Agreement results in the failure of the Closing to occur by such date;

(c)               by either the Company or Parent if there shall be any nonappealable final Order of any Governmental Authority having competent jurisdiction that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(d)               by the Company if there has been a breach of warranty or failure to perform any covenant or other agreement set forth in this Agreement by Parent or Merger Sub that would cause the conditions set forth in Section 9.03(a), Section 9.03(b) or Section 9.03(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Sub within 30 days following written notice to Parent; provided, that the Company may terminate this Agreement under this Section 12.01(d) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(c) not to be satisfied;

(e)               by Parent if there has been a breach of warranty or failure to perform any covenant or other agreement set forth in this Agreement by the Company that would cause any of the conditions set forth in Section 9.02(a), Section 9.02(b) or Section 9.02(c) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within 30 days following written notice to the Company; provided, that Parent may terminate this Agreement under this Section 12.01(e) only so long as neither Parent nor Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent or Merger Sub would cause any condition set forth in Section 9.03(a), Section 9.03(b) or Section 9.03(c) not to be satisfied; and

(f)                by Parent if the Company fails to deliver to Parent, by 12:00 p.m. on the date immediately following the date hereof, a copy of the duly executed and delivered Written Consent from Equityholders constituting the Required Equityholder Vote.

The party desiring to terminate this Agreement pursuant to Section 12.01(b), Section 12.01(c), Section 12.01(d), Section 12.01(e) or Section 12.01(f) shall give notice of such termination to the other party.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful and material breach by any party hereto, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach. The provisions of this Section 12.02 and Article 13 (other than Section 13.12) shall survive any termination hereof pursuant to Section 12.01.

Article 13
Miscellaneous

Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail transmission) and shall be given,

if to Parent, Merger Sub or the Surviving Company, to:

MoneyLion Inc.

30 W 21st Street, Floor 9

New York, NY 10010

Attention:      Diwakar Choubey

Adam VanWagner

Email:           [Omitted]

[Omitted]

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:     Lee Hochbaum

Darren Schweiger

E-mail:          lee.hochbaum@davispolk.com

darren.schweiger@davispolk.com

If, prior to the Closing, to the Company, to:

Even Financial Inc.

50 West 23rd Street, Suite 700, 11th Floor

New York, New York 10010

Attention: Phillip Rosen

 E-mail: phill@evenfinancial.com

with copies to:

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention: Jeffrey I. Klein, Andrew R. Pusar

E-mail: jklein@goodwinlaw.com; apusar@goodwinlaw.com

If to the Equityholders’ Representative, to:

Fortis Advisors LLC

Attention: Notices Department (Project Epsilon)

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with copies to:

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention: Jeffrey I. Klein, Andrew R. Pusar

E-mail: jklein@goodwinlaw.com; apusar@goodwinlaw.com

or, in each case, to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 4:00 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. With respect to notices delivered to the Equityholders’ Representative, such notices must be delivered solely via facsimile transmission, with confirmed receipt or via email by way of a PDF attachment thereto of an executed document.

Section 13.02. Amendments and Waivers. (a) No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Parent, the Company (or the Surviving Company following the Closing) and the Equityholders’ Representative; provided, however, that after the receipt of the Required Equityholder Vote, no amendment to this Agreement shall be made which by Applicable Law requires further approval by the equityholders of the Company without such further approval by such equityholders. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving parties.

(a)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent on the face of such disclosure.

Section 13.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided further that Parent, Merger Sub and the Surviving Company, as the case may be, may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of Parent’s Affiliates at any time and (ii) after the Effective Time, to any Person; provi M:\13043_00005\DP163895_8K\SOURCE ded that, in the event of any such assignment, Parent nonetheless shall remain responsible for the performance of its obligations hereunder.

Section 13.06. Governing Law. This Agreement and all Actions arising out of or relating to this Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.07. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the State or Federal courts located within the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action so long as one of such courts shall have subject matter jurisdiction over such Action, and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.09. Counterparts; Effectiveness; No Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts (including by electronic means), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns except for the D&O Indemnified Parties and their respective heirs and Representatives, which shall be express third-party beneficiaries of, and shall be entitled to enforce Section 8.06.

Section 13.10. Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts set forth in Section 13.07, in addition to any other remedy to which they are entitled at law or in equity, and each party hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

Section 13.13. No Other Representations; Non-Recourse. (a) Except as expressly set forth in Article 3, the certificate required to be delivered pursuant to Section 9.02(d) or a representation or warranty set forth in any other Transaction Document, none of the Acquired Companies nor any other Person makes any representation or warranty, express or implied, at law or in equity, by statute or otherwise. Any such other representations or warranties are hereby expressly disclaimed, including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose. Notwithstanding anything to the contrary, but without limiting Article 3, the certificate required to be delivered pursuant to Section 9.02(d) or any representations and warranties in any other Transaction Document, none of the Acquired Companies nor any other Person makes any representation or warranty to Parent or Merger Sub with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Parent, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of any Acquired Company, or (ii) any other information or documents (financial or otherwise) made available to Parent, Merger Sub or their respective counsel, accountants or advisors with respect to any Acquired Company. Except as expressly set forth in Article 4, the certificate required to be delivered pursuant to Section 9.03(d) or a representation or warranty in any other Transaction Document, none of the Parent, Merger Sub nor any other Person makes any representation or warranty, express or implied, at law or in equity, by statute or otherwise. Any such other representations or warranties are hereby expressly disclaimed including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.

(b)               Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Acquired Companies as contemplated hereunder. Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Parent and Merger Sub acknowledge and agree that they are relying exclusively on the representations set forth in Article 3, the certificate required to be delivered pursuant to Section 9.02(d) or the representations and warranties in any other Transaction Document, and their own examination and investigation of the Acquired Companies and that they are not relying on any other statements or documents whenever, wherever and however made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MONEYLION INC.

By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	President and CEO

EPSILON MERGER SUB INC.

By:	/s/ Diwakar Choubey
	Name:	Diwakar Choubey
	Title:	President and CEO

[Signature Page to Merger Agreement]

EVEN FINANCIAL INC.

By:	/s/ Phillip Rosen
	Name:	Phillip Rosen
	Title:	Chief Executive Officer

FORTIS ADVISORS LLC, in its capacity as the Equityholders’ Representative

By:	/s/ Ryan Simkin
	Name:	Ryan Simkin
	Title:	Managing Director

[Signature Page to Merger Agreement]

Exhibit A

Form of Written Consent

[Omitted]

Exhibit B

Form of Certificate of Designations

[See Attached]

CERTIFICATE OF DESIGNATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.0001,
OF
MONEYLION INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), MONEYLION INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Fourth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on September 22, 2021 (as amended, the “Certificate of Incorporation”), authorizes the issuance of 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”), and 200,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) may authorize the issuance of one or more series of Preferred Stock and fix the designations, powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of any series of Preferred Stock, and fix the number of shares constituting any such series.

That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on [●], adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article 4 of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby created and authorized, and the number of shares to be included in such series out of the authorized and unissued shares of Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

Section 1        Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of authorized shares constituting the Series A Preferred Stock shall be [●]. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series A Preferred Stock.

Section 2        Ranking. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a)               on a parity basis with each other class or series of Capital Stock (as defined below) of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b)               junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c)               senior to the Common Stock, each other currently existing class or series of Capital Stock of the Company and each class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

Section 3        Definitions. As used herein with respect to Series A Preferred Stock:

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Annual Dividends that have accrued on such share pursuant to Section 4(b), whether or not declared, but that have not, as of such date, been paid in accordance with Section 4(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Annual Dividends” has the meaning set forth in Section 4(b)(i).

“Automatic Conversion” has the meaning set forth in Section 8.

“Automatic Conversion Event” has the meaning set forth in Section 8.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Original Issue Price and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

2

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend Payment Date immediately preceding such date of determination (but, for the avoidance of doubt, taking into account the payment of Annual Dividends, if any, on or with respect to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” or the “beneficial owner” of any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“BHCA” means the Bank Holding Company Act of 1956, as amended, and as interpreted and implemented by the Board of Governors of the Federal Reserve System, whether pursuant to regulation, interpretation or otherwise.

“BHCA Transfer” means any direct or indirect sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereof, in each case whether voluntary or involuntary or by operation of law or otherwise.

“BHCA Transferee” means a person to whom a Regulated Holder BHCA Transfers any shares of Series A Preferred Stock and any person to whom such person BHCA Transfers shares of Series A Preferred Stock (and so on), in each case, other than a Permitted Regulatory Transferee.

“Board” has the meaning set forth in the recitals above.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Cash Change of Control” shall mean the occurrence of a Change of Control that involves consideration payable to the Company, or in respect of the Series A Preferred Stock, that is comprised solely of cash.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.

3

“Certificate of Incorporation” has the meaning set forth in the recitals above.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions, directly or indirectly:

(a)               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction, or a series of related transactions, in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(b)               the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, license or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) in the case of a merger or consolidation, a transaction, or a series of related transactions, following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction or (ii) in the case of a sale, transfer, license or lease of all or substantially all of the assets of the Company, to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c)       shares of Common Stock or shares of any other Capital Stock into which the Series A Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (b) above).

“close of business” means 5:00 p.m. (New York City time).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals above, subject to Section 11.

“Company” has the meaning set forth in the recitals above.

“Company Shareholder Approval” has the meaning set forth in Section 4(c)(v).

4

“Conversion Agent” means the Transfer Agent, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” means (i) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to Section 7(a), the date on which such Holder complies with the procedures in in Section 7(b) and (ii) with respect to an Automatic Conversion pursuant to Section 8, the date of the Automatic Conversion Event.

“Conversion Factor” means 1, subject to adjustment in accordance with Section 10.

“Conversion Rate” means the product of (i) the Conversion Factor and (ii) the quotient of (A) the sum of the Original Issue Price and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Original Issue Price.

“DGCL” has the meaning set forth in the recitals above.

“Dividend Payment Date” means December 31 of each year; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Annual Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means, in respect of any share of Series A Preferred Stock, the period from (and including) the Issuance Date of such share to (but excluding) the next Dividend Payment Date and, subsequently, in each case the period from (and including) any Dividend Payment Date to (but excluding) the next Dividend Payment Date.

“Dividend Rate” means 3% per annum.

“Dividend Record Date” has the meaning set forth in Section 4(c)(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 11(a).

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority (including self-regulatory authorities), department, court, agency or official, including any political subdivision thereof.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes (other than U.S. federal income tax purposes if the Holder is a disregarded entity for U.S. federal income tax purposes, in which case the regarded owner of the Holder shall be treated as the owner of such shares); provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Transaction Documents shall be a Holder, and the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless

5

directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liquidation Preference” means, with respect to each share of Series A Preferred Stock, the sum of (i) the Original Issue Price, plus (ii) the Accrued Dividends on such share of Series A Preferred Stock, plus (iii) any declared or accrued and unpaid dividends with respect to such share of Series A Preferred Stock, in the case of clauses (ii) and (iii), as of the date of payment of the Liquidation Preference.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of December [●], 2021, by and among the Company, Epsilon Merger Sub Inc., a Delaware corporation and Even Financial, Inc., a Delaware corporation.

“Non-Cash Change of Control” shall mean the occurrence of a Change of Control that involves consideration payable to the Company, or in respect of the Series A Preferred Stock, that is comprised solely of non-cash consideration (other than any cash consideration solely in lieu of fractional shares).

“NYSE” means the New York Stock Exchange.

“Officer’s Certificate” means a certificate signed by an executive officer of the Company.

“Original Issue Price” means, for each share of Series A Preferred Stock, $10.00, as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Parent Conversion Stock Price” means, on any Trading Day, the per share volume-weighted average price of the shares of Common Stock on the NYSE reported by Bloomberg L.P. or, if not so reported therein, in another authoritative source selected by Parent, in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day.

“Parent Dividend Stock Price” means, with respect to any Annual Dividend, the per-share volume-weighted average price of the shares of Common Stock on the NYSE reported by Bloomberg L.P. or, if not so reported therein, in another authoritative source selected by Parent,

6

for the twenty (20) Trading Days ending on the Trading Day immediately prior to the applicable Dividend Payment Date.

“Participating Dividend” has the meaning set forth in Section 4(f).

“Participating Dividend Record Date” has the meaning set forth in Section 4(f).

“Permitted Regulatory Transferee” means a person unaffiliated with a Regulated Holder or its BHCA Transferees who acquires shares of Series A Preferred Stock from a Regulated Holder or its BHCA Transferees in any of the following transfers:

(i)	a widespread public distribution;

(ii)	a transfer to the Company;

(iii)	a transfer in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any class of voting securities (as those terms are defined and as such percentage is calculated under the BHCA) of the Company; or

(iv)	a transfer to a transferee who would control more than 50% of every class of voting securities (as those terms are defined and as such percentage is calculated under the BHCA) of the Company without giving effect to the shares of Series A Preferred Stock transferred by a Regulated Holder and its BHCA Transferees.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the recitals above.

“Prospectus” has the meaning set forth in the Merger Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).

“Registrar” means the Transfer Agent, acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Regulated Holder” means a bank holding company or other company that is subject to the BHCA pursuant to Section 8 of the International Banking Act of 1978, together with its affiliates (as defined in the BHCA), for so long as any of them holds shares of Series A Preferred Stock.

“Reorganization Event” has the meaning set forth in Section 11(a).

7

“Restricted Period” means (i) with respect to shares of Series A Preferred Stock issued to any Company Employee (as defined in the Merger Agreement) pursuant to the terms of the Merger Agreement (including any shares of Common Stock issued as Annual Dividends on such shares of Series A Preferred Stock pursuant to Section 4(c)), the period commencing on the Closing Date (as defined in the Merger Agreement) and ending 12 months thereafter, (ii) with respect to any other shares of Series A Preferred Stock issued pursuant to the Merger Agreement (including any shares of Common Stock issued as Annual Dividends on such shares of Series A Preferred Stock pursuant to Section 4(c)), the period commencing on the Closing Date and ending on March 22, 2022; provided, however, that in the case of this clause (ii), the Restricted Period shall automatically terminate if the Parent Closing Stock Price (as defined in the Merger Agreement) equals or exceeds $12.00 per share on any twenty (20) Trading Days (which may be consecutive or nonconsecutive) within any consecutive thirty (30) Trading Day period that occurs after November 22, 2021. Notwithstanding anything herein to the contrary, in the event that the transfer restriction period applicable to holders of Equity Securities (as defined in the Merger Agreement) of the Company pursuant to Section 5.06 of the Bylaws is terminated, waived or otherwise modified or amended by the Board or the requisite stockholders of the Company, as applicable, in a manner that is generally applicable to such holders, then such termination, waiver, modification or amendment shall apply pro rata to the shares of Series A Preferred Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, association or other business entity.

“Trading Day” has the meaning set forth in the Merger Agreement.

“Transaction Documents” has the meaning set forth in the Merger Agreement.

“Transfer” has the meaning set forth in the Merger Agreement.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock and its successors and assigns. The initial Transfer Agent shall be [Continental Stock Transfer and Trust Company].

“Voting Limitation” has the meaning set forth in Section 12(c).

“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock

8

of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

Section 4        Dividends.

(a)           Holders shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4.

(b)           Accrual of Annual Dividends.

(i)                 Dividends on each share of Series A Preferred Stock (A) shall be cumulative and accrue and accumulate on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has funds legally available to make payment thereof, at a rate equal to the Dividend Rate, and compound annually on each Dividend Payment Date (to the extent not paid in accordance with Section 4(c) on such Dividend Payment Date), and (B) shall be payable annually in arrears, subject to the next sentence, on the Dividend Payment Date (such dividends, “Annual Dividends”). The Company shall, with respect to each Dividend Payment Date, declare and pay, unless prohibited by Section 170 of the DGCL, the Annual Dividends on such Dividend Payment Date.

(ii)              The amount of Annual Dividends accruing with respect to each share of Series A Preferred Stock for any day shall be determined by multiplying (x) the Base Amount as of such day by (y) a fraction, the numerator of which is the Dividend Rate and the denominator of which is 360. The amount of Annual Dividends accrued with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Annual Dividend amounts accrued in accordance with the prior sentence of this Section 4(b)(ii) with respect to such share during such Dividend Payment Period.

(c)           Payment of Dividend.

(i)                 With respect to any Dividend Payment Date, the Company will pay all Accrued Dividends on each share of Series A Preferred Stock, determined in its sole discretion, (A) in cash, (B) by delivery of shares of Common Stock or (C) by payment and delivery, as the case may be, of any combination of cash and shares of Common Stock; provided, however, that if such shares of Common Stock are not “freely tradeable” other than as a result of any restrictions on such shares of Common Stock that have become “control securities” when beneficially owned by the Holder who receives such shares, then such shares of Common Stock shall be registered for resale pursuant to a registration statement on Form S-1 or Form S-3 on or before the Dividend Payment Date and the Company shall use best efforts to keep such registration statement continuously effective under the Securities Act of 1933, as amended, until such time as all such shares of Common Stock are either sold by the Holders or have become “freely tradeable,” whichever is earlier, in order to permit the Prospectus forming a part thereof to be usable by the Holders for the sale of such shares of Common Stock and, to the extent applicable, the Company shall file promptly after the applicable Dividend Payment Date if such shares are registered for resale pursuant to a registration statement on Form S-3 a Prospectus supplement naming the holders as selling shareholders (subject to receipt of information reasonably requested by the Company necessary to complete such Prospectus supplement). For the purposes of this section,

9

(ii)              “freely tradeable” shall mean shares of Common Stock that are eligible for resale pursuant to Rule 144, assuming, as applicable, that the Company is compliant with its current public information requirements.

(iii)            If the Company elects to satisfy a payment of any Annual Dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose at the Parent Dividend Stock Price.

(iv)             The Company shall make each dividend payment on the Series A Preferred Stock in cash, except to the extent the Company elects to make all or any portion of such payment pursuant to Section 4(c)(i) and in accordance with Section 4(c)(iv), and is permitted to elect and make such payment pursuant to the terms hereof, in shares of Common Stock. For the avoidance of doubt, if the payment of any dividend on the Series A Preferred Stock in shares of Common Stock, in whole in part, would require the Company to obtain approval of its shareholders under applicable law (the “Company Shareholder Approval”), then, to the extent the Company Shareholder Approval has not been obtained, the Company shall pay such dividend (or portion thereof) in cash, unless prohibited by Section 170 of the DGCL.

(v)               At least four Trading Days before each Dividend Payment Date, the Company shall have notified the Holders of any election to pay all or any portion of the applicable Annual Dividend in shares of Common Stock, and the portion of such Annual Dividend that will be paid in Common Stock.

(vi)             Dividends shall be paid pro rata (based on the number of shares of Series A Preferred Stock held by the Holder) to the Holders of shares of Series A Preferred Stock entitled thereto (for the avoidance of doubt, taking into account any differences in Issuance Date). The record date for payment of Annual Dividends that are declared and paid on each Dividend Payment Date will be the close of business on December 15 of each year (the “Dividend Record Date”).

(d)          Priority of Dividends. So long as any shares of Series A Preferred Stock remain outstanding, with respect to any Annual Dividend, unless such Annual Dividend on all outstanding shares of Series A Preferred Stock has been declared and paid in cash, from the Dividend Payment Date for such Annual Dividend until the Dividend Payment Date for the next Annual Dividend, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) any Junior Stock, other than:

(i)                 purchases, redemptions or other acquisitions of shares of Junior Stock in accordance with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants in transactions that, to the knowledge of the Company, are not treated as distributions under Section 301 of the Code;

(ii)              purchases of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

10

(iii)            payment of any dividends or distributions in respect of Junior Stock where the dividend or distribution is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid; or

(iv)             any dividend in kind in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

(e)           Conversion Following a Record Date. If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date, the Holder of such shares will not be entitled to any Annual Dividend in respect of such Dividend Record Date, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under Section 7(a) or Section 8, as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or a Participating Dividend Record Date, as applicable, but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Participating Dividend Record Date, as applicable, shall be entitled to receive such Annual Dividend or Participating Dividend, respectively, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date or Participating Dividend Record Date, as applicable; provided that the amount of such Annual Dividend or Participating Dividend shall not be included for the purpose of determining the amount of Accrued Dividends under Section 7(a) or Section 8, as applicable, with respect to such Conversion Date.

(f)            Dividends on Senior Stock and Parity Stock. Subject to the provisions of this Certificate of Designations, dividends may be declared by the Board or any duly authorized committee thereof on any Senior Stock and/or Parity Stock from time to time. When Accrued Dividends on shares of the Series A Preferred Stock have not been paid in full, no dividends may be declared or paid on any shares of Parity Stock unless all Accrued Dividends are paid in full on the shares of Series A Preferred Stock. Thereafter, if declared by the Board of Directors, dividends shall be declared on the shares of Series A Preferred Stock such that the respective amounts of such dividends declared on the shares of Series A Preferred Stock (including Accrued Dividends) and such shares of Parity Stock shall be allocated pro rata among the Holders of the shares of the Series A Preferred Stock and the holders of any shares of Parity Stock then outstanding.

(g)           Dividends on Common Stock. In the case of any dividends on the Common Stock for any Dividend Payment Period, if Holders of the Series A Preferred Stock would receive an amount, assuming such Holders participated in such dividends as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders, that exceeds the Annual Dividends on such Series A Preferred Stock during such Dividend Payment Period, then, in addition to Annual Dividends pursuant to this Section 4, an amount equal to such excess dividend or distribution shall be declared and paid on the Series A Preferred Stock (such dividend or distribution on the Series A Preferred Stock, a “Participating Dividend”), as and when such dividend is paid with respect to the Common Stock and using the same Record Date as is used for the Common Stock (the record date for any such dividend, a “Participating Dividend Record Date”).

Section 5        Liquidation Rights.

11

(a)          Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, other than a Change of Control, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash in the amount per share of Series A Preferred Stock equal to greater of (i) the Liquidation Preference and (ii) the amount per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such liquidation, dissolution or winding up, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7. After the payment in full of the amounts provided for in this Section 5, the Holders shall not be entitled to any further payments and will have no right or claim to any of the Company’s remaining assets in respect of their ownership of Series A Preferred Stock.

(b)          Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

Section 6        Change of Control.

(a)          Promptly upon entry into a definitive agreement that provides for a Change of Control (but in no event less than five (5) Business Days prior to consummating a Change of Control), the Company shall provide written notice thereof to the Holders.

(b)          If a Cash Change of Control occurs, then, notwithstanding anything to the contrary herein, and except upon (x) the consent of the Company and (y) the vote or consent of Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Company shall redeem all (but not less than all) of the Holders’ Series A Preferred Stock at a price per share equal to the greater of (A) the Liquidation Preference and (B) the amount per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Cash Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7, which redemption shall be made on the same day as (and contemporaneously with) the consummation of such Cash Change of Control and shall be paid in cash. After the payment in full of the amounts provided for in this Section 6(b), the Holders shall not be entitled to any further payments and will have no right or claim to any of the Company’s remaining assets in respect of their ownership of Series A Preferred Stock.

(c)          If a Non-Cash Change of Control occurs and the Company will not be the surviving Person upon the consummation of such Non-Cash Change of Control or the Company will be the surviving Person but the Common Stock will no longer be listed or admitted to trading on a national securities exchange, then, notwithstanding anything to the contrary herein, and except

12

upon (x) the consent of the Company and (y) the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Company will deliver or cause to be delivered to the Holders, in exchange for each Holder’s shares of Series A Preferred Stock, a security in the surviving Person or the parent of the surviving Person that has rights, preferences and privileges substantially similar to the Series A Preferred Stock, including, for the avoidance of doubt, the right to dividends equal in amount and timing to those provided in Section 4, a liquidation preference equal to the Liquidation Preference as of such time and a conversion rate proportionately adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Non-Cash Change of Control would entitle the Holder to the number of securities of such Person (together with a number of securities of equivalent value to any other assets received by holders of Common Stock in such Non-Cash Change of Control) which, if a share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Non-Cash Change of Control, such Holder would have been entitled to receive immediately following such Non-Cash Change of Control (such security in the surviving Person, a “Substantially Equivalent Security”); provided, however, that if the Company is unable to deliver or cause to be delivered Substantially Equivalent Securities to any Holder in connection with such Non-Cash Change of Control, the Company shall redeem all (but not less than all) of such Holder’s Series A Preferred Stock at a price per share equal to the greater of (A) the Liquidation Preference and (B) the fair market value as determined in good faith by the Board of the consideration per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Non-Cash Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7, which redemption shall be made on the same day as (and contemporaneously with) the consummation of such Non-Cash Change of Control and shall be paid in cash.

(d)          If a Change of Control occurs that is not a Cash Change of Control or a Non-Cash Change of Control then, notwithstanding anything to the contrary herein, and except upon (x) the consent of the Company and (y) the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, the Company will deliver or cause to be delivered to the Holders, in exchange for each Holder’s shares of Series A Preferred Stock:

(i)             the amount in cash per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7; and

(ii)            a Substantially Equivalent Security; provided, that (A) the original issue price of such Substantially Equivalent Security in the surviving Person or parent of the surviving Person shall take into account (and be reduced by) the amount in cash per share of Series A Preferred Stock paid to such Holder pursuant to Section 6(d)(i), and (B) the conversion rate of such Substantially Equivalent Security shall be adjusted such that the conversion of such security in the surviving Person or parent of the surviving Person immediately following the consummation of such Change of Control would entitle the Holder to the number of securities of such Person (together with a number of securities of equivalent value to any other assets received by holders

13

of Common Stock in such Change of Control) which, if a share of Series A Preferred Stock had been converted into Common Stock immediately prior to such Change of Control, such Holder would have been entitled to receive immediately following such Change of Control; provided, further, that if the Company is unable to deliver or cause to be delivered Substantially Equivalent Securities to any Holder in connection with a Change of Control that is not a Cash Change of Control or a Non-Cash Change of Control, the Company shall redeem all (but not less than all) of such Holder’s Series A Preferred Stock at a price per share equal to the greater of (A) the Liquidation Preference and (B) the fair market value as determined in good faith by the Board of the consideration per share of Series A Preferred Stock that such Holders would have received had such Holders, immediately prior to such Change of Control, converted such shares of Series A Preferred Stock into Common Stock pursuant to Section 7, which redemption shall be made on the same day as (and contemporaneously with) the consummation of such Change of Control and shall be paid in cash.

(e)           If a Change of Control occurs that is not a Cash Change of Control or a Non-Cash Change of Control and the kind or amount of securities, cash and other property receivable upon such Change of Control is not the same for each share of Common Stock held immediately prior to such Change of Control by a Person, then, for purposes of Section 6(d), the kind and amount of securities, cash and other property receivable upon conversion of shares of Series A Preferred Stock following such Change of Control will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock in connection with such Change of Control.

Section 7        Right of the Holders to Convert.

(a)           Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 7(b), to convert each share of such Holder’s Series A Preferred Stock at any time into a number of shares of Common Stock equal to the Conversion Rate; provided that each Holder shall receive cash in lieu of fractional shares as set out in Section 10(h). The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(b)           A Holder must do each of the following in order to convert shares of Series A Preferred Stock pursuant to this Section 7:

(i)            complete and manually sign the conversion notice provided by the Conversion Agent, a form of which is attached hereto as Exhibit A (the “Conversion Notice”), and deliver such notice to the Conversion Agent;

(ii)            deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series A Preferred Stock to be converted;

(iii)            if required, furnish appropriate endorsements and transfer documents; and

14

(iv)             if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.

Section 8        Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted (an “Automatic Conversion”), without any further action by the Holder of such share of Series A Preferred Stock, into a number of shares of Common Stock equal to the Conversion Rate if the Parent Conversion Stock Price equals or exceeds $10.00 on any twenty (20) Trading Days (which may be consecutive or nonconsecutive) within any consecutive thirty (30) Trading Day period that ends no earlier than the last day of the Restricted Period for such share of Series A Preferred Stock (an “Automatic Conversion Event”).

Section 9        Conversion Procedures and Effect of Conversion.

(a)           Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Annual Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall cease to be outstanding and the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding.

(b)          Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 7(b) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 7(b)(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 10(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or, subject to Section 17, in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 7(a)) or in the records of the Company (in the case of an Automatic Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

15

(c)          Status of Converted or Reacquired Shares. Shares of Series A Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall not be reissued as shares of Series A Preferred Stock and shall be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(d)          Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Company shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

(e)          Reservation of Authorized Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. The Company shall use its reasonable best efforts to maintain the listing on the NYSE of such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

Section 10    Anti-Dilution Adjustments.

(a)          Common Stock Dividends and Distributions. If the Company shall declare and pay a dividend or make a distribution on Common Stock payable in Common Stock, except where Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders, the Conversion Factor shall be adjusted by multiplying such Conversion Factor by a fraction:

(i)            the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and the total number of shares of Common Stock constituting such dividend or distribution; and

(ii)           the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution.

Any adjustment made pursuant to this Section 10(a) shall become effective immediately after the applicable record date.

16

(b)           Subdivisions, Splits and Combinations of Common Stock. If the Company shall subdivide or split the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Conversion Factor shall be adjusted by multiplying such Conversion Factor by a fraction:

(iii)            the numerator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision, split, combination or reclassification; and

(iv)            the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision, split, combination or reclassification.

Any adjustment made pursuant to this Section 10(b) shall become effective immediately after the applicable effective date.

(c)          Calculation of Adjustments. All adjustments to the Conversion Factor shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

(d)          When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Factor will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(i)                 Except as otherwise provided in this Section 10, the Conversion Factor will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(e)          Successive Adjustments. After an adjustment to the Conversion Factor under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Factor as so adjusted.

(f)          Notice of Adjustments. Whenever any event of the type described in this Section 10 has occurred, the Company shall as soon as reasonably practicable following the occurrence of an event (but no later than ten (10) Business Days thereafter) that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(i)              compute the adjusted applicable Conversion Factor in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Factor, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)              provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Factor was determined and setting forth the adjusted applicable Conversion Factor.

17

(g)          Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Factor or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series A Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series A Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.

(h)          Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Parent Conversion Stock Price on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

Section 11    Reorganization Events.

(a)           Reorganization Events. Subject to Section 8, in the event of:

(i)                 any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person; or

(ii)              any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities, in each case, other than a Change of Control or the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 11(d) and Section 12(b), remain outstanding but shall become convertible into, in accordance with Section 7 and Section 8, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock

18

into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock. The rights, preferences, privileges and voting power of the Series A Preferred Stock immediately prior to the effective date of a Reorganization Event shall not be affected by such Reorganization Event.

(b)           Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Stock) received by the holders of the Common Stock in any such Reorganization Event.

(c)           Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.

(d)           Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Section 12    Voting Rights.

(a)           General. Holders of shares of Series A Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company. Each Holder shall be entitled to the number of votes equal to the product, rounded down to the nearest integer, of (i) the number of whole shares of Common Stock into which all shares of Series A Preferred Stock could be converted pursuant to Section 7 multiplied by (ii) a fraction the numerator of which is the number of shares of Series A Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series A Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established,

19

at and as of the date such vote or consent is taken or any written consent of stockholders is first executed.

(b)          Adverse Changes. In addition to, and not in limitation of, Section 12(a), the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for, directly or indirectly, effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i)               any amendment, waiver, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock (for the avoidance of doubt, neither (i) an adverse effect on the rights, preferences, privileges or voting power of the Common Stock or (ii) the authorization or issuance of any Junior Stock of the Company, shall, in either case, be deemed to be an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock);

(ii)              any increase or decrease in the authorized number of shares of Series A Preferred Stock, any Parity Stock or any Senior Stock or issuance of shares of Series A Preferred Stock, any Parity Stock or any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing after the Issuance Date;

(iii)            declare any dividend on, or make any distributions relating to, any Senior Stock and/or Parity Stock other than dividends or distributions on Senior Stock and/or Parity Stock expressly authorized herein; or

(iv)             any agreement or commitment to do or take any action described in this Section 12(b);

For purposes of this Section 12(b), the filing in accordance with applicable law of a certificate of designations or any similar document setting forth or changing the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of stock of the Company shall be deemed an amendment to the Certificate of Incorporation.

(c)          Regulated Holders.

(i)                 Notwithstanding anything to the contrary herein, any Regulated Holder shall not be entitled to participate in any vote or consent under Subsection 12(b) of this Certificate of Designations and shares of Series A Preferred Stock held by any Regulated Holder shall not be counted for purposes of determining whether any such vote or consent has been approved by the requisite percentage of voting securities or be counted towards any quorum or outstanding share threshold with respect to any such vote or consent (the “Voting Limitation”), provided, that the Voting Limitation shall not apply with respect to any vote or consent required pursuant to:

20

(A)             Subsection 12(b)(i) (solely to the extent such amendment, waiver, alteration or repeal would significantly and adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock (for the avoidance of doubt, the authorization or issuance of any Junior Stock or Parity Stock of the Company shall not be deemed to significantly and adversely affect the rights, preferences, privileges or powers of the Series A Preferred Stock));

(B)              Subsection 12(b)(ii) (solely with respect to any increase or decrease in the authorized number of shares of any Senior Stock or any issuance of shares of any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for shares of any Senior Stock); and

(C)              Subsection 12(b)(iv) (but only with respect to matters for which the Voting Limitation would not apply pursuant to (A) and (B) above).

(ii)              Shares of Series A Preferred Stock held by any Regulated Holder shall remain subject to the Voting Limitation upon BHCA Transfer to any BHCA Transferee, unless and until they are BHCA Transferred to a Permitted Regulatory Transferee.

(iii)            Notwithstanding anything to the contrary herein, in order to be effective against it, no provision of this Section 12(c) may be amended, modified, waived or repealed without the prior written consent of the applicable Regulated Holder.

(d)          Subject to Section 12(c), each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

(e)          For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company (other than Section 12(c) hereof), the Holders of Series A Preferred Stock shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.

Section 13    Transfer Restrictions. The shares of Series A Preferred Stock that are issued to the Holders in connection with the transactions contemplated by the Merger Agreement shall be subject to the lock-up provisions set forth in Section [2.16] of the Merger Agreement.

Section 14    Term. Except as expressly provided in this Certificate of Designations, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Section 15    No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 16    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Preferred Stock shall be [Continental Stock Transfer and Trust Company]. The Company may, in

21

its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.

Section 17    Certificates.

(a)          The Series A Preferred Stock shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of Series A Preferred Stock shall be represented by certificates. Certificates for the shares of Series A Preferred Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Series A Preferred Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Company by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Company shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

(b)          The Company may issue a new certificate of Series A Preferred Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 18    Taxes.

(a)          Withholding. The Company and its paying agent shall be entitled to deduct or withhold on all applicable payments made to the relevant Holder such amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts will be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such withholding was made); provided, that if the Company determines that an amount is required to be deducted or withheld on any payment with respect to any Holder, the Company shall provide reasonable prior notice to such Holder in writing of its intent to deduct or withhold taxes on such payment and will reasonably cooperate with such Holder in obtaining any available exemption or reduction of such withholding. The Company shall have the right to take measures necessary to obtain cash to satisfy the Company’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Company in its custody or over which it has control. Each Holder shall indemnify the Company and its affiliates for, and hold harmless the Company

22

and its affiliates from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Company or any of its affiliates in respect of the Capital Stock held by such Holder.

(b)           Tax Treatment.

(i)               The parties intend to treat any conversion by a Holder of Series A Preferred Stock into Common Stock pursuant to Section 7 or Section 8 hereof as a recapitalization described in Section 368(a)(1)(E) of the Code, and neither the Company nor a Holder shall take any position contrary to such treatment in any audit or other proceeding or otherwise unless required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

(ii)              It is intended that the Series A Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305 or Section 351(g)(3) of the Code and the Treasury Regulations promulgated thereunder, and neither the Company nor a Holder shall take any position contrary to such treatment in any audit or other proceeding or otherwise unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 19    Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service addressed: (i) if to the Company, to its office at MoneyLion Inc., 30 W 21st Street, Floor 9, New York, New York, 10010 Attention: Corporate Secretary (legal@moneylion.com)), (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 20    Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

Section 21    Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of shares of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 22    Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or

23

unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

[Signature Page Follows]

24

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this [___] day of [___], [___].

MONEYLION INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations]

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Stock, par value $0.0001, of MoneyLion Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), of MoneyLion Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion (if applicable):
Number of shares of Series A Preferred Stock to be converted:
Share certificate no(s). of Series A Preferred Stock to be converted:
Tax ID Number (if applicable):

Please confirm the following information:

Conversion Rate:
Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:
Address:
Telephone Number:
Email:
Authorization:

By:
Title:
Dated:
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):

[Payment Instructions for cash payment in lieu of fractional shares:]

[Exhibit A to Certificate of Designations]

Exhibit C

Form of Certificate of Merger

[Omitted]

Exhibit D

Form of Company Charter Amendment

[Omitted]

Exhibit E

Form of Letter of Transmittal

[Omitted]

Exhibit F

Form of Resignation Letter

[Omitted]